     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998

                                                      REGISTRATION NO. 333-37981
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                COMBICHEM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             8731                            33-0617379
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

               9050 CAMINO SANTA FE, SAN DIEGO, CALIFORNIA 92121
                                 (619) 530-0484
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             DR. VICENTE ANIDO, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              9050 CAMINO SANTA FE
                          SAN DIEGO, CALIFORNIA 92121
                                 (619) 530-0484
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

               FAYE H. RUSSELL, ESQ.                              FREDERICK T. MUTO, ESQ.
              THOMAS E. HORNISH, ESQ.                              ERIC J. LOUMEAU, ESQ.
               LANCE S. KURATA, ESQ.                           CHRISTOPHER W. KRUEGER, ESQ.
          BROBECK, PHLEGER & HARRISON LLP                           COOLEY GODWARD LLP
          550 WEST "C" STREET, SUITE 1300                    4365 EXECUTIVE DRIVE, SUITE 1100
            SAN DIEGO, CALIFORNIA 92101                             SAN DIEGO, CA 92121
                  (619) 234-1966                                      (619) 550-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 7, 1998


                                      LOGO
                                2,250,000 SHARES

                                  COMMON STOCK


     All of the 2,250,000 shares of Common Stock offered hereby are being sold by CombiChem, Inc. ("CombiChem" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "CCHM."



     Elan International Services Ltd., a stockholder of CombiChem, and a wholly owned subsidiary of Elan Corporation, plc (whose wholly owned subsidiary, Athena Neurosciences, Inc. is a collaborative partner of CombiChem), has expressed an interest in acquiring approximately $2 million of the shares of Common Stock offered hereby at the initial public offering price.



        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================================
                                                                      UNDERWRITING
                                                  PRICE TO           DISCOUNTS AND          PROCEEDS TO
                                                   PUBLIC            COMMISSIONS(1)          COMPANY(2)
------------------------------------------------------------------------------------------------------------
Per Share.................................           $                     $                     $
Total(3)..................................           $                     $                     $
============================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting expenses payable by the Company estimated at $1,000,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 337,500 shares of Common Stock, solely to cover over-allotments if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.

                            ------------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of BancAmerica Robertson Stephens, San Francisco, California
on or about             , 1998.


BANCAMERICA ROBERTSON STEPHENS

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION


                                                            SALOMON SMITH BARNEY


               THE DATE OF THIS PROSPECTUS IS             , 1998.

                 [DEPICTIONS OF COMBICHEM'S DISCOVERY PROCESS]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


     UNTIL          , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................     4
Risk Factors................................................     6
Use of Proceeds.............................................    15
Dividend Policy.............................................    15
Capitalization..............................................    16
Dilution....................................................    17
Selected Financial Data.....................................    18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    19
Business....................................................    24
Management..................................................    41
Certain Transactions........................................    54
Principal Stockholders......................................    57
Description of Capital Stock................................    59
Shares Eligible for Future Sale.............................    62
Underwriting................................................    64
Legal Matters...............................................    66
Experts.....................................................    66
Additional Information......................................    66
Index to Financial Statements...............................   F-1


                            ------------------------

     CombiChem was incorporated in California in May 1994 and subsequently reincorporated in Delaware in October 1997. The Company's executive offices are located at 9050 Camino Santa Fe, San Diego, California 92121, and its telephone number is (619) 530-0484.

     The Company intends to furnish to its stockholders annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year of the Company.


     The Company has filed, or plans to file, for trademark protection for the following: Discovery Engine(TM), Universal Informer Library(TM) and Cascader(TM). All other trademarks or service marks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

    The following summary is qualified in its entirety by the more detailed information, including "Risk Factors," and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY


    CombiChem, Inc. is a computational drug discovery company that is applying its proprietary design technology and rapid synthesis capabilities to accelerate the discovery process for new drugs. The Company believes its approach offers pharmaceutical and biotechnology companies the opportunity to conduct their drug discovery efforts in a more productive and cost-effective manner. Using its proprietary Discovery Engine(TM) process, the Company focuses on the generation, evolution and optimization of potential new lead candidates for its collaborative partners, who will then develop, manufacture, market and sell any resulting drugs. CombiChem believes that its process is widely applicable to a variety of disease targets and therapeutic indications. To date, the Company has established collaborative agreements with Teijin Limited ("Teijin"), Roche Bioscience, a division of Syntex (U.S.A.) Inc. ("Roche Bioscience"), Sumitomo Pharmaceuticals Co., Ltd. ("Sumitomo"), ImClone Systems Incorporated ("ImClone"), Athena Neurosciences, Inc., a wholly owned subsidiary of Elan Corporation, plc ("Elan/Athena") and ICOS Corporation ("ICOS"). In addition, the Company intends to use its approach on internal programs to discover new lead candidates and then to outlicense them to third parties, retaining a larger economic interest.



    In the recent months there have been several developments which further validate the Company's technology and business strategy:



     (i) The achievement of a research milestone in CombiChem's collaboration with Roche Bioscience triggering a cash milestone payment. This stems from the identification, in less than one year, of novel drug development candidates for a potential new treatment for respiratory disease.



     (ii) The expansion of its existing collaboration with Elan/Athena whereby Elan/Athena authorized an additional project and purchased an option for an additional target not previously covered by the agreement. In addition, Elan International Services Ltd., a stockholder of CombiChem, and a wholly owned subsidiary of Elan Corporation, plc (whose wholly owned subsidiary, Athena Neurosciences, Inc. is a collaborative partner of CombiChem), has expressed an interest in acquiring approximately $2 million of the shares of Common Stock offered hereby at the initial public offering price.



     (iii) The establishment of a new agreement on an undisclosed target with ICOS, bringing the number of its collaborative partners to a total of six.



    The Company's proprietary Discovery Engine is a convergent, iterative process for drug discovery based on libraries (collections of compounds) designed for information rather than merely diversity. The design of such libraries requires the use of various computational and combinatorial chemistry technologies to select molecules that collectively probe the biological target in a systematic way to determine the chemical characteristics required for binding to such target. By identifying features that discriminate between active and inactive compounds, the computer constructs predictive models, called hypotheses, and then uses those models to select a more focused library of compounds. The computer selects compounds from the Company's proprietary Virtual Library, a computational representation of more than 1 trillion drug-like molecules chosen for ease of laboratory synthesis. CombiChem believes that, by repeating this process of selecting, synthesizing and screening informative compounds and analyzing the resulting data, the Discovery Engine quickly converges on the most predictive hypothesis. This hypothesis describes the characteristics a compound must possess to be active against the target and, thus, is used to select a variety of potent lead candidates.



    CombiChem is applying its drug discovery approach to three important types of programs: (i) lead generation, where the goal is to find lead candidates against new biological targets; (ii) lead evolution, where the goal is to develop alternative structural series with the same biological activity profile; and (iii) lead optimization, where the goal is to modify a specific drug template to improve its biological activity. For novel targets where little or no information is available as well as those targets for which no suitable leads have been identified, the Company initiates the Discovery Engine process by making available for screening its Universal Informer Library(TM), which consists of a computer-designed, proprietary collection of approximately 10,000 physical compounds.


    CombiChem believes that its Discovery Engine has the following advantages:
(i) generating lead candidates from multiple structural series that exhibit the same biological activity; (ii) generating lead structures against a wide range of targets including those for which little or no information is available;
(iii) achieving rapid generation, evolution and optimization of lead candidates; and (iv) reducing synthesis and screening costs. The Company's design technology facilitates the use of small, informative libraries. The efficiency provided by the use of such informative libraries is expected to shorten the time required for the identification of lead candidates to less than two years.


    The Company's objective is to be the industry leader in the generation, evolution and optimization of novel lead candidates. The Company intends to utilize its scientific and technology assets in the discovery process through a mix of collaborative and internal programs by applying the following business strategies: (i) to establish multiple collaborations with large pharmaceutical and biotechnology companies focused on biological targets chosen by the collaborators; (ii) to partner with companies to apply discovery technologies to jointly agreed-upon biological targets; (iii) to conduct internal discovery efforts aimed at selected biological targets, retaining a larger economic interest in the subsequently outlicensed lead candidates; (iv) to expand collaborative opportunities in alternative industries such as the agrochemical field; and (v) to maintain technology leadership in both software development and rapid synthesis capabilities.

                                  THE OFFERING


Common Stock Offered by the Company.......  2,250,000 shares
Common Stock Outstanding after the
  Offering................................  13,231,938 shares(1)
Use of Proceeds...........................  To fund research and development, expansion of laboratory and office facilities, potential technology
                                            acquisitions and general corporate purposes. See "Use
                                            of Proceeds."
Proposed Nasdaq National Market Symbol....  CCHM


                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)


                             PERIOD FROM
                            MAY 23, 1994                                        THREE MONTHS ENDED
                           (INCEPTION) TO        YEAR ENDED DECEMBER 31,            MARCH 31,
                            DECEMBER 31,      ------------------------------    ------------------
                                1994           1995       1996        1997       1997       1998
                           ---------------    -------    -------    --------    -------    -------
                                                                                   (unaudited)
STATEMENT OF OPERATIONS
  DATA:
  Total revenue..........       $  --         $    50    $ 2,967    $  7,471    $   491    $ 3,372
  Total operating
     expenses............         711           6,763      8,085      12,004      2,247      4,130
                                -----         -------    -------    --------    -------    -------
  Loss from operations...        (711)         (6,713)    (5,118)     (4,533)    (1,756)      (758)
  Net loss...............       $(706)        $(6,675)   $(5,118)   $ (4,322)   $(1,627)   $  (674)
                                =====         =======    =======    ========    =======    =======
  Pro forma basic net
     loss per share(2)...                                           $  (0.49)              $ (0.07)
                                                                    ========               =======
  Shares used in
     computing pro forma
     basic net loss per
     share(2)............                                              8,804                10,202
                                                                    ========               =======



                                                                     MARCH 31, 1998
                                                       ------------------------------------------
                                                                                    PRO FORMA AS
                                                        ACTUAL     PRO FORMA(3)    ADJUSTED(3)(4)
                                                       --------    ------------    --------------
                                                                      (unaudited)
BALANCE SHEET DATA:
  Cash and cash equivalents..........................  $  3,914      $  3,914         $ 21,747
  Short-term investments.............................    10,575        10,575           10,575
  Working capital....................................    11,569        11,569           29,402
  Total assets.......................................    25,926        25,926           43,759
  Long-term obligations, less current portion........     3,566         3,566            3,566
  Redeemable convertible preferred stock.............    23,130            --               --
  Accumulated deficit................................   (17,494)      (17,494)         (17,494)
  Total stockholders' equity (deficit)...............    (6,862)       16,268           34,101


---------------


(1) Based on the number of shares outstanding as of March 31, 1998. Includes:
    (i) 7,754,933 shares of Common Stock to be issued upon conversion of redeemable convertible preferred stock, par value $0.001 per share (the "Preferred Stock"), of the Company; and (ii) 779,625 shares of Common Stock which are currently subject to repurchase by the Company. Excludes: (i) 505,096 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1998, with a weighted average exercise price of $3.70 per share, all of which are exercisable and 49,415 of which are vested; (ii) 139,478 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.27 per share; and (iii) 58,125 shares of Common Stock issuable upon the exercise and conversion of Series J convertible preferred stock options, all of which are exercisable and vested with an exercise price of $0.40 per share. See "Capitalization."



(2) Computed on the basis described for pro forma basic net loss per share in
    Note 1 of Notes to Financial Statements.



(3) Gives effect to the conversion of the Preferred Stock into Common Stock effective upon the closing of this offering.



(4) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered hereby, assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) less estimated underwriting discounts and commissions and other expenses of this offering, resulting in net proceeds to the Company of $17.8 million. See "Use of Proceeds."


     Except as otherwise indicated herein, all information contained in this Prospectus (i) gives effect to a one-for-four reverse split of the Common Stock,
(ii) reflects the conversion of all outstanding shares of Preferred Stock into an aggregate of 7,754,933 shares of Common Stock, effective upon the closing of this offering, and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby. The Prospectus may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

NEW AND UNCERTAIN TECHNOLOGY AND BUSINESS

     The Company's Discovery Engine process is novel and has not yet been shown to be successful in the discovery of lead candidates that have been subsequently developed into commercialized drugs. Furthermore, the Company's drug discovery efforts are focused on some targets the functions of which are not yet known. Development of new pharmaceutical products is highly uncertain, and no assurance can be given that the Company's drug discovery process will result in lead candidates that will be safe or efficacious or commercially successful as products. Failure to validate the Company's technology through the successful discovery of lead candidates would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's strategy, which is unproven, is to use its proprietary design technology for the purpose of rapidly identifying, optimizing and obtaining proprietary rights to as many lead candidates and development candidates as possible. The Company's ability to achieve profitability in the near term depends entirely on its ability to enter into additional collaborative agreements with third parties and to maintain the agreements it currently has in place. The pricing and nature of the Company's collaborative relationships is such that there may only be a limited number of pharmaceutical, biotechnology and agrochemical companies that will be its potential customers. The Company's ability to succeed is also dependent upon the acceptance by potential customers of its Discovery Engine process as an effective tool in new drug discovery. Historically, pharmaceutical, biotechnology and agrochemical companies have conducted lead candidate identification and optimization within their own research departments, due to the highly proprietary nature of the activities being conducted, the central importance of these activities to their drug discovery and development efforts and the desire to obtain maximum patent and other proprietary protection on the results of their internal programs. In order to achieve its business objectives, the Company must convince these companies that its technology and capabilities justify the outsourcing of their programs to the Company. There can be no assurance that the Company will be able to attract any future customers on acceptable terms for its products and services or develop a sustainable, profitable business. Failure to do so will have a material adverse effect on the Company's business, financial condition and results of operations. See "Business."

LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY


     The Company has had a limited operating history. For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, the Company had net losses of approximately $6.7 million, $5.1 million, $4.3 million and $0.7 million, respectively. As of March 31, 1998, the Company had an accumulated deficit of approximately $17.5 million. The Company's expansion of its operations and enhancements to its Discovery Engine and related drug discovery technology will result in significant expenses over the next several years that may not be offset by significant revenue. The Company's ability to achieve profitability in the near term depends entirely on its ability to enter into additional collaborative agreements with third parties and to maintain the agreements it currently has in place. To date, substantially all revenue received by the Company has been from project initiation fees and research and development funding paid pursuant to existing collaborative agreements with third parties. The Company has not yet received any revenue from royalties for the sale of a commercial drug by a customer, and there can be no assurance when the Company will receive such revenue, if at all. An element of the Company's commercialization strategy is the potential development and licensing to others of lead compounds or drug development candidates identified by the Company through its internal programs, at its own expense, for potential pharmaceutical development.

To date, no such license has been entered into, and there can be no assurance that any such license will be entered into on acceptable terms in the future, if at all. The Company is unable to predict when, or if, it will become profitable. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE OF COMPANY'S STRATEGY ON THIRD PARTIES


     The Company's strategy depends upon the formation of multiple collaborative arrangements with third parties on a regular basis. To date, the Company has entered into six such arrangements, and substantially all of its revenue has been from its collaborative arrangements. There can be no assurance that the Company will be able to continue to establish additional collaborative arrangements, that any such arrangements will be on terms favorable to the Company, or that current or any future collaborative arrangements will ultimately be successful. Failure to enter into additional collaborative agreements on favorable terms would have a material adverse effect on the Company's business, financial condition and results of operations. Further, CombiChem's receipt of revenue from collaborative arrangements is affected by the timing of efforts expended by the Company and its collaborators and the timing of lead compound identification by the Company. The Company's products and services will only result in commercialized pharmaceutical products generating milestone payments and royalties upon the successful outcome of significant preclinical and clinical development, the procurement of requisite regulatory approvals, the establishment of manufacturing, sales and marketing capabilities and the achievement of successful marketing. The Company does not currently intend to perform any of these activities. Therefore, the Company will be dependent upon the expertise and dedication of sufficient resources by third parties to develop and commercialize products based on library compounds produced and lead compounds discovered or optimized by the Company. In addition, there can be no assurance that any such development or commercialization efforts by third parties would be successful. Should a collaborative partner fail to develop or commercialize a compound or product to which it has rights from the Company, the Company may not receive any future milestone payments and will not receive any royalties associated with such compound or product. In addition, the Company's collaborative arrangements with its partners do not obligate the partners to develop or commercialize lead compounds discovered or optimized by the Company. Each collaborative partner may independently move forward with a competing lead candidate developed either by such partner internally or in collaboration with others, including the Company's competitors. The potential drugs developed by a collaborative partner may be derivatives of the lead compounds provided to the customer by the Company. While the Company's existing collaborative agreements provide that the Company retain milestone and royalty payment rights with respect to drugs developed from certain derivative compounds, there can be no assurance that disputes will not arise over the application of payment provisions to such drugs. There can be no assurance that current or future collaborative partners, if any, will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases targeted by collaborative arrangements with the Company. Furthermore, there can be no assurance that conflicts will not arise between collaborative partners as to proprietary rights to particular compounds. The amount and timing of resources that current and future collaborators, if any, devote to collaborations with the Company are not within the control of the Company. There can be no assurance that such collaborators will perform their obligations as expected. Further, the Company's collaborations generally may be terminated by its collaborators upon short notice and following an uncured material breach, which terminations would result in a loss of anticipated revenue. Termination of the Company's existing or future collaborative agreements, if any, could have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company's strategy also involves conducting its own internally funded discovery programs by choosing biological targets of current scientific interest and working in collaboration with screening companies. There can be no assurance that the Company will continue to have access to such targets, novel or otherwise, on an ongoing basis. Furthermore, despite the Company's installation of indepen-dent teams to conduct each collaborative project, there can be no assurance that conflicts will not arise among collaborators as to the rights to overlapping lead candidate compounds developed independently as a result of being identified through the use of the Company's technologies. Failure to manage multiple existing and future collaborator relationships successfully, maintain confidentiality among such relationships or prevent the occurrence of such conflicts could lead to disputes that result in, among other things, a significant strain on management resources, legal claims involving significant time and expense and loss of reputation, a loss of capital or a loss of current or future collaborators, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy" and "Business -- CombiChem's Collaborative Arrangements."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY RESULTS


     To date, all revenue received by the Company has been from the receipt of project initiation fees and research and development funding paid pursuant to collaborative agreements. The Company expects that a significant portion of its revenue for the foreseeable future will be comprised of such payments. The timing of certain revenue in the future will depend upon the completion of certain milestones as provided for in the Company's collaborative agreements. In any one fiscal quarter the Company may receive multiple or no payments from its several collaborators. Operating results may therefore vary substantially from quarter to quarter and will not necessarily be indicative of results in subsequent periods. There can be no assurance that such quarterly fluctuations in revenue or financial results will not have a material impact on the Company's stock price.


COMPANY'S SUCCESS DEPENDENT ON INTELLECTUAL PROPERTY RIGHTS


     The Company's success will depend in large part on its own, its licensees' and its licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of such technologies, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent positions of pharmaceutical and biotechnology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The Company has pending United States and foreign patent applications relating to various aspects of its technology, certain systems, materials and methods used in screening compounds and the libraries or compounds contained therein. These patent applications are either owned by the Company or rights under them are licensed to the Company. To date, one foreign patent owned by the Company has issued and notices of allowance for two United States patent applications owned by the Company have been received. To the extent that any foreign patent application filed in the European Patent Office or the Japanese Patent Office issues as a patent, a challenge to the validity of such patent may be presented in an opposition proceeding. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technologies. The Company is aware of three United States patents issued to a third party that claim proprietary rights; two of the three patents are entitled "System and method for automatically generating chemical compounds with desired properties" and the third is entitled "System, method, and computer program for at least partially automatically generating chemical compounds having desired properties." Although the Company believes that its current activities do not infringe these patents, there can be no assurance that the Company's belief would be affirmed in any litigation over the patents or that the Company's future technological developments would be outside the scope of these patents. Further, there can be no assurance that the third party will not seek to assert such patent rights against the Company, which would result in significant legal costs and require substantial management resources, and there can be no assurance that the Company would be able to obtain a license from the third party, if required, on commercially reasonable terms, if at all. The inability of the Company either to demonstrate non-infringement of these and other current and future patents, whether issued in the United States or overseas, or to obtain the appropriate licenses, would have a material adverse effect on the Company's business, financial condition and operations. Moreover, there can be no assurance that the Company or its customers will be able to obtain patent protection for lead compounds or pharmaceutical products based upon the Company's or such customers' technologies. There can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. To the extent that the Company or its consultants or collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. Litigation may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Any such litigation whether or not the outcome thereof is favorable to the Company, could result in substantial cost to and diversion of effort by the Company. Further, United States patents do not provide any remedies for infringement that occurred before the patent is issued. The commercial success of the Company will also depend upon successfully avoiding the infringement of current and future patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. If competitors of the Company prepare and file patent applications in the United States that claim inventions also claimed by the Company or its collaborators, the Company or its collaborators may have to participate in interference proceedings declared by the United States Patent and Trademark Office ("PTO") to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology.


     A United States patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain, or result in the denial of the Company's patent applications. In addition, there can be no assurance that the Company would be able to obtain licenses to patents held by third parties that may cover the Company's activities at a reasonable cost, if at all, or that the Company would be able to develop or obtain any alternative technologies. The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties in order to refine its Discovery Engine further and to allow its collaborators to develop, manufacture and market commercially viable products effectively. There can be no assurance that (i) such licenses will be obtainable on commercially reasonable terms, if at all, (ii) any patents underlying such licenses will be valid and enforceable or (iii) the proprietary nature of any patented technology underlying such licenses will remain proprietary. The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that (i) these agreements will not be breached, (ii) the Company would have adequate remedies for any breach or (iii) the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. Failure by the Company to protect all or part of its patents, trade secrets and know-how could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Patents and Proprietary Information."

COMPETITIVE NATURE OF COMPANY'S INDUSTRY AND RISKS OF OBSOLESCENCE OF TECHNOLOGY

     Many organizations are actively attempting to identify, optimize and generate lead compounds for potential pharmaceutical development. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies and research and academic institutions as well as other computationally based drug discovery companies. Many of these competitors have greater financial and human resources and more experience in research and development than the Company. Historically, large pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent one of the largest potential markets for CombiChem's products and services, are internally developing combinatorial and computational approaches and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or through collaborative efforts. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technology developed by the Company's competitors may be more effective than those developed by the Company. See "Business -- Competition."

SUCCESS OF COMPANY DEPENDENT ON SCALE-UP AND MANAGEMENT OF GROWTH

     The Company's success will depend on the expansion of its operations to service additional collaborative arrangements and the management of these expanded operations. To be cost-effective in its delivery of services and products, the Company must enhance productivity through further automation of its processes and improvements to its technology generally. In addition, the Company must successfully structure and manage multiple additional collaborative relationships, including maintaining the confidentiality of the research being provided to multiple customers. There can be no assurance that the Company will be successful in adding technical personnel as needed to meet the staffing requirements of any additional collaborative relationship. In addition, there can be no assurance that the Company will be successful in its engineering efforts to automate its processes further or in its initiatives to improve its technology. Failure to achieve any of these goals could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- CombiChem's Collaborative Arrangements" and
"Business -- Employees."

DEPENDENCE OF COMPANY ON KEY EMPLOYEES

     The Company is highly dependent on the principal members of its scientific and management staff. The loss of one or more key members of the Company's scientific or management staff could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's future success will also depend in part on the continued service of its key design engineering, scientific, software and management personnel and on its ability to identify, hire and retain any additional personnel. There is intense competition for such qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain such personnel necessary for the development of the Company's business. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Employees" and "Management."

GOVERNMENT REGULATION

     Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a customer or collaborator of the Company or, in the event the Company decides to develop a drug beyond the preclinical phase, by the Company. The nature and the extent to which such regulation may apply to the Company's customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by the Company's customers will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures established by the United States Food and Drug Administration (the "FDA") and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of such products. Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds or delays, total or partial suspension of production, refusal of the government to grant approvals, and civil and criminal penalties. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. Preclinical studies must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of these studies are submitted as a part of an Investigational New Drug application (an "IND") that the FDA must review before human clinical trials of an investigational drug can begin. In order to commercialize any products, the Company or its customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA and foreign regulatory authority approval of any such products. Clinical trials are normally done in three phases and generally take two to five years but may take longer to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, the Company or its customer will be required to file a New Drug Application (an "NDA") and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort, and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take, on average, two to five years to obtain approval. If questions arise during the FDA review process, approval can take more than five years. Even if FDA regulatory clearances are obtained, a marketed product is still subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Domestic manufacturing facilities of the Company or its customers are subject to biannual inspections by the FDA and must comply with the FDA's current Good Manufacturing Practices regulations. To comply with such regulations, a manufacturer must spend funds, time and effort in the areas of production and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. For marketing outside the United States, the Company or its customer will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING


     Although the Company anticipates that its existing capital resources, including the net proceeds from this offering, will be adequate to fund the Company's operations at least through the next 12 months, there can be no assurance that changes will not occur that would consume available capital resources before such time. The Company may be required to raise additional capital over a period of several years in order to continue to conduct its operations. Such capital may be raised through additional public or private financings, as well as collaborative arrangements, borrowings and other available sources. There can be no assurance that the Company's collaborative arrangements will produce revenue adequate to fund the Company's operating expenses. The Company's capital requirements depend on numerous factors, including the ability of the Company to enter into additional collaborative arrangements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the progress of the Company's drug discovery programs and the progress of the commercialization of milestone- and royalty-bearing compounds by the Company's customers. The Company does not currently plan independently to develop, manufacture or market any drugs it discovers. To the extent that additional capital is needed, it may be raised through the sale of equity or convertible debt securities, and the issuance of such securities could result in dilution to the Company's existing stockholders. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets that the Company would not otherwise relinquish. The failure to receive additional funding would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND HEALTH CARE REFORM

     The Company expects that substantially all of its revenue in the foreseeable future will be derived from products and services provided to the pharmaceutical and biotechnology industries. Accordingly, the Company's success in the foreseeable future is directly dependent upon the success of the companies within those industries and their continued demand for the Company's products and services. The level of revenue and profitability of pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means and the initiatives of third-party payors with respect to the availability of reimbursement. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. It is uncertain what legislative proposals may be adopted or what actions federal, state or private payors for health care goods and services may take in response to any health care reform proposals or legislation. To the extent that such proposals or reforms have a material adverse effect on the business, financial condition and profitability of pharmaceutical and biotechnology companies that are actual or prospective collaborators for certain of the Company's products and services, the Company's business, financial condition and results of operations may be adversely affected.

COMPANY'S USE OF HAZARDOUS MATERIALS

     The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future. The occurrence of any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE


     Future sales of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Based on the number of shares outstanding as of March 31, 1998, upon completion of this offering, the Company will have 13,231,938 shares of Common Stock outstanding, assuming no exercise of currently outstanding options. Of these shares, the 2,250,000 shares sold in this offering (plus any additional shares sold if the Underwriters exercise their over-allotment option) will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company as that term is used under the Securities Act and the regulations promulgated thereunder. Each holder who signed a lock-up agreement has agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. At the end of such 180-day period, approximately 8,980,000 shares of Common Stock (including approximately 121,000 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 4,252,000 shares of Common Stock outstanding or issuable upon exercise of options held by existing stockholders or option holders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights or upon vesting pursuant to the Company's standard four year vesting schedule. The holders of 7,754,933 shares of Common Stock have the right in certain circumstances to require the Company to register their shares under the Securities Act for resale to the public. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. In addition, the Company expects to file immediately upon the effective date of this registration statement, a registration statement on Form S-8 registering a total of approximately 1,222,170 shares of Common Stock including those outstanding shares which may be repurchased by the Company and shares issuable upon exercise of outstanding stock options or reserved for issuance under the Company's stock incentive plan and employee stock purchase plan. See "Management -- Benefit Plans," "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."


CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS


     Upon completion of this offering, the Company's executive officers, directors and affiliated entities together will beneficially own approximately 30.8% of the outstanding shares of Common Stock (approximately 30.0% if the Underwriters' overallotment option is exercised in full). As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors and mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for Common Stock unless the terms are approved by such stockholders. See "Principal Stockholders."


NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial offering price will be determined by negotiations between the Company and the Underwriters and is not necessarily indicative of the market price at which the Common Stock of the Company will trade after this offering. The market prices for securities of life sciences companies have been highly volatile, and the market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Announcements of technological innovations or new commercial products by the Company or its competitors, developments concern-ing proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products or compounds under development by the Company or its strategic partners, regulatory developments in both the United States and foreign countries, public concern as to the efficacy of new technologies, general market conditions, as well as quarterly fluctuations in the Company's revenue and financial results among other factors, may have a significant impact on the market price of the Common Stock. In particular, the realization of any of the risks described in these "Risk Factors" could have a dramatic and adverse impact on such market price. See "Underwriting."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS AND DELAWARE LAW

     The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") authorizes the Board of Directors to issue, without stockholder approval, 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of Common Stock. Although the Company has no current plans to issue any shares of Preferred Stock, the issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. In addition, the possible issuance of Preferred Stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of the Company's Common Stock or limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's by-laws and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. Further, the Company's stock option plans generally provide for the acceleration of vesting of options granted under such plans in the event of certain transactions which result in a change of control of the Company. In addition, the Company is subject to Section 203 of the General Corporate Law of Delaware which, subject to certain exceptions, restricts certain transactions and business combinations between a corporation and a stockholder owning 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date the stockholder becomes an interested stockholder. These provisions may have the effect of delaying or preventing a change of control of the Company without action by the stockholders and, therefore, could adversely affect the price of the Company's Common Stock. See "Management," "Description of Capital Stock -- Preferred Stock" and "Description of Capital
Stock -- Possible Anti-Takeover Effect of Certain Charter Provisions -- Delaware Anti-Takeover Statute."

BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

     The Company's management will have broad discretion to allocate proceeds of this offering to uses that it believes are appropriate. There can be no assurance that the proceeds of this offering can or will be invested to yield a positive return. See "Use of Proceeds."

RISK OF IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution estimated at $6.42 per share in the net tangible book value of their investment from the initial offering price. Additional dilution will occur upon exercise of outstanding options and warrants. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,250,000 shares of Common Stock offered hereby are estimated to be approximately $17.8 million ($20.7 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses.



     The principal purposes of this offering are to increase the Company's equity capital and to create a public market for the Company's Common Stock in order to facilitate future access by the Company to public equity markets as well as to create liquidity for its existing stockholders. The Company intends to use the net proceeds of this offering, together with its existing cash and cash equivalents and short-term investments, to fund research and development (approximately $10.0 million), expansion of laboratory and office facilities (approximately $5.0 million) and the remainder for general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of businesses, technologies or products complementary to those of the Company. There are no present arrangements or agreements for any such acquisitions.



     The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of additional collaborative agreements, the progress of the Company's development, technological advances, the commercial potential of the Company's services and the status of the Company's competitors. The Company believes that its existing cash, cash equivalents and short-term investments, combined with the net proceeds of this offering, projected funding from equipment leases and interest income will be adequate to satisfy its capital requirements and fund operations at least through the next 12 months. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this offering in short-term investment-grade securities.


                                DIVIDEND POLICY

     The Company has never declared or paid dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth as of March 31, 1998 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock effective upon the closing of this offering, and (iii) pro forma as adjusted to give effect to the sale by the Company of 2,250,000 shares of Common Stock offered hereby, assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) less estimated underwriting discounts and commissions and other expenses of this offering.



                                                                     MARCH 31, 1998
                                                       ------------------------------------------
                                                                                    PRO FORMA AS
                                                        ACTUAL     PRO FORMA(2)    ADJUSTED(2)(3)
                                                       --------    ------------    --------------
                                                                     (in thousands)
Long-term obligations, less current portion..........  $  3,566      $  3,566         $  3,566
Redeemable convertible preferred stock:
  Preferred Stock, $0.001 par value; 63,196,296
     shares authorized and 7,754,933 shares issued
     and outstanding actual; 5,000,000 shares
     authorized and no shares issued and outstanding
     pro forma and pro forma as adjusted.............    23,130            --               --
Stockholders' equity (deficit):
  Common Stock, $0.001 par value; 80,000,000 shares
     authorized actual; 3,227,005 shares issued and
     outstanding actual; 40,000,000 shares authorized
     pro forma and pro forma as adjusted; 10,981,938
     shares issued and outstanding pro forma; and
     13,231,938 shares issued and outstanding pro
     forma as adjusted(1)............................         3            11               13
  Additional paid-in capital.........................    12,520        35,642           53,473
  Notes receivable from stockholders.................      (419)         (419)            (419)
  Deferred compensation..............................    (1,472)       (1,472)          (1,472)
  Accumulated deficit................................   (17,494)      (17,494)         (17,494)
                                                       --------      --------         --------
     Total stockholders' equity (deficit)............    (6,862)       16,268           34,101
                                                       --------      --------         --------
          Total capitalization.......................  $ 19,834      $ 19,834         $ 37,667
                                                       ========      ========         ========


---------------

(1) Includes 779,625 shares of Common Stock which are currently subject to repurchase by the Company. Excludes: (i) 505,096 shares of Common Stock issuable upon the exercise of stock options outstanding as of March 31, 1998, with a weighted average exercise price of $3.70 per share, all of which are exercisable and 49,415 of which are vested; (ii) 139,478 shares of Common Stock issuable upon the exercise of outstanding warrants, with a weighted average exercise price of $2.27 per share and (iii) 58,125 shares of Common Stock issuable upon the exercise and conversion of Series J convertible preferred stock options, all of which are exercisable and vested with an exercise price of $0.40 per share.



(2) Gives effect to the conversion of the Preferred Stock into Common Stock effective upon the closing of this offering.



(3) Adjusted to reflect the sale of 2,250,000 shares of Common Stock offered hereby, assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) less estimated underwriting discounts and commissions and other expenses of this offering, resulting in net proceeds to the Company of $17.8 million. See "Use of Proceeds."

                                    DILUTION


     The pro forma net tangible book value of the Company at March 31, 1998 was $16,268,000 or $1.48 per share of Common Stock. Pro forma net tangible book value per share of Common Stock represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of the Common Stock outstanding after giving effect to the conversion of all outstanding shares of Preferred Stock into 7,754,933 shares of Common Stock upon the completion of this offering. After giving effect to the sale of the 2,250,000 shares of Common Stock offered hereby assuming a public offering price of $9.00 per share, the mid-point of the range set forth on the front cover, less estimated underwriting discounts and commissions and other expenses of this offering, the Company's net tangible book value as of March 31, 1998 would have been $34,101,000 or $2.58 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value per share of Common Stock of $1.10 to existing stockholders and immediate dilution in pro forma net tangible book value of $6.42 per share to new investors purchasing Common Stock in this offering. The following table illustrates the per share dilution:



Assumed initial public offering price.......................           $ 9.00
     Pro forma net tangible book value of Common Stock as of
       March 31, 1998.......................................  $1.48
     Increase attributable to new investors.................   1.10
Pro forma net tangible book value of Common Stock after this
  offering..................................................             2.58
                                                                       ------
Dilution to new investors(1)................................           $ 6.42
                                                                       ======


---------------


(1) If the Underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $6.28.



     The following table summarizes, on a pro forma basis as of March 31, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid (based on value received by the Company at the time of issuance) and the average price per share paid by the existing stockholders and by new investors purchasing shares in this offering (before deduction of estimated underwriting discounts and commissions and other expenses of this offering):



                                SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                              ---------------------    ----------------------    PRICE PER
                                NUMBER      PERCENT      AMOUNT       PERCENT      SHARE
                              ----------    -------    -----------    -------    ---------
Existing stockholders.......  10,981,938      83.0%    $34,005,799      62.7%     $ 3.10
New investors...............   2,250,000      17.0      20,250,000      37.3        9.00
                              ----------    ------     -----------     -----
  Total.....................  13,231,938     100.0%    $54,255,799     100.0%
                              ==========    ======     ===========     =====



     All of the above computations assume no exercise of outstanding options or warrants to purchase Common Stock. The shares purchased and total consideration paid by existing shareholders does not include costs incurred by the Company to issue Common and Preferred Stock. As of March 31, 1998, options to purchase 505,096 shares of Common Stock were outstanding at a weighted average exercise price of approximately $3.70 per share under the Company's stock option plan, warrants to purchase 139,478 shares of Common Stock were outstanding at a weighted average exercise price of approximately $2.27 per share and options to purchase 58,125 shares of Common Stock issuable upon the exercise and conversion of Series J convertible Preferred Stock, all of which are exercisable and vested with an exercise price of $0.40 per share. To the extent these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     The selected financial data set forth below with respect to the Company's statements of operations for the years ended December 31, 1995, 1996 and 1997, and with respect to the Company's balance sheets at December 31, 1996 and 1997, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, which are included elsewhere herein and are qualified by reference to such financial statements. The Company's statement of operations data for the period from May 23, 1994 (inception) to December 31, 1994 and the balance sheet data at December 31, 1994 and 1995 have been derived from the financial statements audited by Ernst & Young LLP, which are not included herein. The statement of operations data for the three months ended March 31, 1997 and 1998 and the balance sheet data at March 31, 1998 have been derived from unaudited financial statements also appearing herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited interim periods. The operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 1998 or for any subsequent period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.



                                               PERIOD FROM
                                               MAY 23, 1994            YEAR ENDED               THREE MONTHS
                                              (INCEPTION) TO          DECEMBER 31,             ENDED MARCH 31,
                                               DECEMBER 31,    ---------------------------    -----------------
                                                   1994         1995      1996      1997       1997      1998
                                              --------------   -------   -------   -------    -------   -------
                                                 (in thousands, except per share data)           (unaudited)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Project initiation fees and milestone
      payments..............................      $  --        $    --   $ 2,500   $ 3,333    $    --   $ 1,500
    Research and development funding........         --             --       420     4,138        491     1,872
    Grant revenue...........................         --             50        47        --         --        --
                                                  -----        -------   -------   -------    -------   -------
                                                     --             50     2,967     7,471        491     3,372
  Expenses:
    Research and development:
      Collaborative.........................         --             --       420     4,317        138     1,923
      Proprietary...........................        413          4,763     4,820     4,400      1,237     1,315
                                                  -----        -------   -------   -------    -------   -------
                                                    413          4,763     5,240     8,717      1,375     3,238
    General and administrative..............        298          2,000     2,845     3,287        872       892
                                                  -----        -------   -------   -------    -------   -------
  Total operating expenses..................        711          6,763     8,085    12,004      2,247     4,130
  Loss from operations......................       (711)        (6,713)   (5,118)   (4,533)    (1,756)     (758)
  Interest income, net......................          5             38        --       411        129       114
  Foreign tax expense.......................         --             --        --      (200)        --       (30)
                                                  -----        -------   -------   -------    -------   -------
  Net loss..................................      $(706)       $(6,675)  $(5,118)  $(4,322)   $(1,627)  $  (674)
                                                  =====        =======   =======   =======    =======   =======
  Pro forma basic net loss per share(1).....                                       $ (0.49)             $ (0.07)
                                                                                   =======              =======
  Shares used in computing pro forma basic
    net loss per share(1)...................                                         8,804               10,202
                                                                                   =======              =======



                                                            DECEMBER 31,                       MARCH 31,
                                            --------------------------------------------      -----------
                                              1994        1995        1996        1997           1998
                                            --------    --------    --------    --------      -----------
                                                           (in thousands)                     (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $  1,622    $  3,136    $    367    $  5,867        $ 3,914
Short-term investments....................        --          --      12,166      11,055         10,575
Working capital...........................     1,420       1,990       9,271      13,158         11,569
Total assets..............................     1,796       4,150      16,658      25,526         25,926
Long-term obligations, less current
  portion.................................        --         424       1,753       3,283          3,566
Redeemable convertible preferred stock....     2,250       9,650      23,107      23,130         23,130
Accumulated deficit.......................      (706)     (7,381)    (12,499)    (16,821)       (17,494)
Total stockholders' equity (deficit)......      (682)     (7,261)    (12,363)     (6,299)        (6,862)


---------------

(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma basic net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW


     CombiChem is a computational drug discovery company that is applying its proprietary design technology and rapid synthesis capabilities to accelerate the discovery process for new drugs. The Company believes its approach offers pharmaceutical and biotechnology companies the opportunity to conduct their drug discovery efforts in a more productive and cost-effective manner. Using its proprietary Discovery Engine process, the Company focuses on the generation, evolution and optimization of potential new lead candidates for its collaborative partners, who will then develop, manufacture, market and sell any resulting drugs. CombiChem believes that its process is widely applicable to a variety of disease targets and therapeutic indications. Through March 31, 1998, the Company has established collaborative agreements with Teijin, Roche Bioscience, Sumitomo, ImClone, Elan/Athena and ICOS. In addition, the Company intends to use its approach on internal programs to discover new lead candidates and then to outlicense them to third parties, while retaining a larger economic interest. Since inception in May 1994, the Company has raised $34.0 million through private sales of equity securities.



     The Company's revenue to date is primarily attributable to the receipt of project initiation fees and research and development funding. Project initiation fees are received from the Company's collaborators upon, or shortly following, execution of the collaborative agreement. Research and development funding is received by the Company in connection with the performance of research and development services under the collaborative agreement. Such funding typically will be received only during the life of the research program under the particular collaboration. The collaborative activities under these agreements for which the Company receives revenue typically occur over a one- to three-year period, although the agreements provide for earlier termination in certain circumstances. See "Business -- CombiChem's Collaborative Arrangements." The Company expects that a significant portion of its revenue for the foreseeable future will be comprised of such payments, although the receipt of project initiation fees will be dependent on the Company's ability to enter into additional collaborative agreements which provide for such fees and the timing of such payments will be difficult to predict. In addition, the timing of certain revenue in the future will depend upon the completion of certain milestones as provided for in the Company's collaborative agreements, which are contingent and uncertain. In any one fiscal quarter the Company may earn multiple or no payments from its several collaborators. Operating results may therefore vary substantially from period to period and will not necessarily be indicative of results in subsequent periods. While the termination or conclusion of any individual collaboration would not have a material adverse effect on the Company's financial condition and results of operations, the failure of the Company to enter into additional collaborative agreements on favorable terms would have a material adverse effect on the Company's financial condition and results of operations.



     The Company's revenue to date is primarily attributable to its corporate collaborations: Teijin, entered into in March 1996, Roche Bioscience, entered into in October 1996, Sumitomo, entered into in August 1997, ImClone, entered into in October 1997, Elan/Athena, also entered into in October 1997, and ICOS, entered into in March 1998. Under its collaborations, the Company has received aggregate payments, excluding equity purchases, of $14.2 million through March 31, 1998 and has recognized an aggregate of $13.8 million as revenue. Substantially all of the $2.9 million revenue recognized under collaborative agreements in 1996 was due to project initiation fees, and a significant portion of the $7.5 million revenue recognized in 1997 was due to project initiation fees. Revenue in the first quarter of 1998 includes $1.5 million in project initiation fees and milestone revenue. The remaining portion of the Company's revenue during such periods was from ongoing research funding from collaborators. Cost of services under the Company's collaborative agreements generally approximate the research funding received under the agreement. Project initiation fees and milestone payments have no associated cost of services. The Company is also entitled to receive royalty payments if any product is commercialized under the collaborations. To date, the Company has not earned any revenue related to product sales, and such revenue is not expected for the next few years, if at all.



     The Company has not been profitable since inception and has incurred a cumulative net loss of $17.5 million through March 31, 1998. Losses have resulted principally from costs incurred in research and development activities related to the Company's efforts to develop its technologies and from the associated administrative costs required to support these efforts. The Company's ability to achieve profitability is dependent on its ability to market its technology to pharmaceutical and biotechnology companies.



RESULTS OF OPERATIONS



  Three Months Ended March 31, 1998 and 1997



     Revenue



     The Company's revenue for the three months ended March 31, 1998 was $3.4 million compared to $0.5 million for the three months ended March 31, 1997. The first quarter 1998 revenue resulted from $1.9 million in research funding under the Company's collaborative agreements as well as project initiation fees and milestone revenue totalling $1.5 million. Revenues from collaborators exceeding 10% of total revenues for the three months ended March 31, 1998 was 44% from Roche, 19% from Sumitomo, 10% from Elan/Athena, and 10% from ICOS. For the three months ended March 31, 1997, Roche was 68% of revenues, and Teijin was 32% of revenues.



     Operating Expenses



     Research and development expenses for the quarter ended March 31, 1998 totalled $3.2 million compared to $1.4 million for the same period in 1997. The $1.8 million increase was attributable to the costs incurred on behalf of collaborators ("collaborative research and development").



     Net Loss



     The Company's net loss for the three months ended March 31, 1998 decreased $1.0 million to $0.7 million from $1.6 million for the same period in 1997. The decrease is primarily attributable to increased revenue offset by increased collaborative research and development expenses.



  Years Ended December 31, 1997 and 1996


     Revenue


     The Company's revenue for the year ended December 31, 1997 increased $4.5 million to $7.5 million from $3.0 million for the same period in 1996. The revenue for the year ended December 31, 1997 included $4.1 million in research support and $3.3 million in project initiation fees compared to $0.4 million in research support and $2.5 million in project initiation fees for 1996. Revenues from collaborators exceeding 10% of total revenues for the year ended December 31, 1997 was 39% from Sumitomo, 30% from Roche, and 18% from Elan/Athena.


     Operating Expenses


     The Company's research and development expenses for the year ended December 31, 1997 increased $3.5 million to $8.7 million from $5.2 million for the same period in 1996. This increase reflects increased research and development expenses incurred both on behalf of collaborators through the addition of chemists and software application staff for each project team and in support of the development of the Company's technology including the addition of software development and analytical staff, the depreciation of laboratory equipment and the establishment of an advanced technology group. The Company has the ability to direct its scientific personnel to work either on its collaborative agreements or on its internal research projects as needs arise. The Company expects research and development spending to increase over the next several years due to increased activities related to collaborations, internal programs and technology development.


     The Company's general and administrative expenses for the year ended December 31, 1997 increased $0.5 million to $3.3 million from $2.8 million for the same period in 1996. This increase reflects increased business development activities, including outside consulting fees and increased travel costs, and administrative support for the Company's expansion in 1997. These expenses will likely continue to increase in future periods to support the projected growth of the Company.


     Net Loss


     The Company's net loss for the year ended December 31, 1997 decreased $0.8 million to $4.3 million from $5.1 million for the same period in 1996. The decrease is primarily attributable to additional revenue generated from corporate collaborations during 1997.


  Years Ended December 31, 1996 and 1995

     Revenue


     The Company's revenue for the year ended December 31, 1996 increased to $3.0 million from $50,000 for the same period in 1995. This increase was attributable to revenue related to the Company's collaborative agreements with Teijin and Roche Bioscience which were entered into during 1996. The revenue for the year ended December 31, 1996 included $0.4 million in research support and $2.5 million in project initiation fees. No revenue was received from the Company's collaborators for the year ended December 31, 1995. Revenues from collaborators exceeding 10% of revenues for the year ended December 31, 1996 was 67% from Roche and 31% from Teijin.


     Operating Expenses

     The Company's research and development expenses for the year ended December 31, 1996 increased $0.4 million to $5.2 million from $4.8 million for the same period in 1995. This increase reflects increased research and development expenses on behalf of collaborators and for the development of the Company's technology, including investment in the Company's discontinued automated synthesis instruments. The Company discontinued development of its automated synthesis instruments in the second quarter of 1996, after incurring expenses of approximately $4.0 million from inception of the Company through discontinuance.

     The Company's general and administrative expenses for the year ended December 31, 1996 increased $0.8 million to $2.8 million from $2.0 million for the same period in 1995. This increase was primarily due to costs associated with increased business development activities and administrative support, which accompanied the Company's expansion during 1996.

     Net Loss

     The Company's net loss for the year ended December 31, 1996 decreased $1.6 million to $5.1 million from $6.7 million for the same period in 1995. The decrease was primarily attributable to the increase in revenue generated from the Teijin and Roche Bioscience collaborations.


LIQUIDITY AND CAPITAL RESOURCES



     At March 31, 1998, the Company held cash and cash equivalents and marketable securities with a value of $14.5 million. The Company's working capital at March 31, 1998 was $11.6 million. The Company has funded operations to date with sales of preferred stock and common stock totaling $34.0 million, payments from corporate collaborators totaling $14.2 million, and the utilization of capital equipment lease financing totaling $7.2 million. The Company has maintained capital lease arrangements since 1994. Under these arrangements, the Company has funded certain capital expenditures with lease terms ranging from 36 to 48 months in duration. As of March 31, 1998, the Company had utilized $7.2 million of the available $7.9 million financing facility.



     Net cash provided by financing activities for the three months ended March 31, 1998 and 1997 was $0.5 million and $0.1 million, respectively, due to advances under the Company's capital lease line. Net cash provided by financing activities for the year ended December 31, 1997 was $12.6 million, primarily reflecting the issuance of Common Stock to ImClone and Elan/Athena. Net cash provided by financing activities for the year ended December 31, 1996 was $14.5 million, largely due to the issuance of $13.0 million in Preferred Stock sold to various investors. Net cash provided by financing activities for the year ended December 31, 1995 was $8.0 million, resulting mainly from capital contributions and proceeds from bridge financing.



     Net cash used in operating activities for the three months ended March 31, 1998 and 1997 was $1.1 million and $2.4 million, respectively, reflecting the decreased net loss in the first quarter of 1998. Net cash used in operating activities for the years ended December 31, 1997, 1996 and 1995 was $3.5 million, $2.4 million, and $5.7 million, respectively, primarily due to the Company's scale-up of research and development activities.



     Net cash used in investing activities during the year ended December 31, 1997 and the three months ended March 31, 1998 was $3.6 million and $1.3 million, respectively, resulting primarily from purchases of short-term investments and property and equipment. Net cash used in investing activities for the year ended December 31, 1996 was $14.9 million as compared to $0.8 million for the year ended December 31, 1995. This increase primarily reflects purchases of short-term investments and property and equipment. Net cash provided by investing activities for the three months ended March 31, 1997 was $4.0 million, due to maturities of short-term investments.



     Although the Company anticipates that its existing capital resources, including the net proceeds from this offering, will be adequate to fund the Company's operations at least through the next 12 months, there can be no assurance that changes will not occur that would consume available capital resources before such time. The Company may be required to raise additional capital over a period of several years in order to continue to conduct its operations. Such capital may be raised through additional public or private financings, as well as collaborative arrangements, borrowings and other available sources. The Company expects that a significant portion of its revenue for the foreseeable future will be comprised of upfront fees and research and development funding paid pursuant to its collaborative agreements, although the receipt of upfront fees will be dependent on the Company's ability to enter into additional collaborative agreements for which upfront fees are due. There can be no assurance that the Company's collaborative arrangements will produce revenue adequate to fund the Company's operating expenses. The Company's capital requirements depend on numerous factors, including the ability of the Company to enter into additional collaborative arrangements, competing technological and market developments, changes in the Company's existing collaborative relationships, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, the purchase of additional capital equipment, the progress of the Company's drug discovery programs and the progress of the commercialization of milestone- and royalty-bearing compounds by the Company's customers. The Company does not currently plan independently to develop, manufacture or market any drugs it discovers. To the extent that additional capital is needed, it may be raised through the sale of equity or convertible debt securities, and the issuance of such securities could result in dilution to the Company's existing stockholders. There can be no assurance that additional funding, if necessary, will be available on favorable terms, if at all. If adequate funds are not available, the Company may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates, products or potential markets that the Company would not otherwise relinquish. The failure to receive additional funding would have a material adverse effect on the Company's business, financial condition and results of operations.


NET OPERATING LOSSES


     At December 31, 1997, the Company had available net operating loss ("NOL") carryforwards of approximately $15.4 million for federal income tax purposes and $15.5 million for California income tax purposes, which will begin to expire in 2009 and 2002, respectively. In addition, the Company had federal and California research and development credit carryforwards of approximately $379,000 and $275,000, respectively, which will begin to expire in 2010. The Company's ability to utilize such NOL carryforwards may be limited under Section 382 of the Internal Revenue Code in the event of certain cumulative changes of ownership of the Company. However, the Company does not believe such limitation will have a material effect upon the utilization of these carryforwards.


YEAR 2000



     The Company has determined that its proprietary drug discovery software is not affected by Year 2000 issues. However, the Company has determined that it will need to review, modify or replace portions of its or its vendors' standard operating systems, such as payroll, cash management and other financial systems, so they will function properly with respect to dates in the year 2000 and beyond. The Company has initiated discussions with its financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with the Company's systems or otherwise impact its operations. The Company is assessing the extent to which its operations are vulnerable should those organizations fail to remediate properly their computer systems. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The cost of the Year 2000 initiatives is not expected to be material to the Company's results of operations or financial position.

                                    BUSINESS

OVERVIEW


     CombiChem is a computational drug discovery company that is applying its proprietary design technology and rapid synthesis capabilities to accelerate the discovery process for new drugs. The Company believes its approach offers pharmaceutical and biotechnology companies the opportunity to conduct their drug discovery efforts in a more productive and cost-effective manner. Using its proprietary Discovery Engine process, the Company focuses on the generation, evolution and optimization of potential new lead candidates for its collaborative partners who will then develop, manufacture, market and sell any resulting drugs. CombiChem believes that its process is widely applicable to a variety of disease targets and therapeutic indications. To date, the Company has established collaborative agreements with Teijin, Roche Bioscience, Sumitomo, ImClone and Elan/Athena and ICOS. In addition, the Company intends to use its approach on internal programs to discover new lead candidates and then to outlicense them to third parties, retaining a larger economic interest in such candidates.



     In the recent months there have been several developments which further validate the Company's technology and business strategy:



          (i) The achievement of a research milestone in CombiChem's collaboration with Roche Bioscience triggering a cash milestone payment. This stems from the identification, in less than one year, of novel drug development candidates for a potential new treatment for respiratory disease.



          (ii) The expansion of its existing collaboration with Elan/Athena whereby Elan/Athena authorized an additional project and purchased an option for an additional target not previously covered by the agreement. In addition, Elan International Services Ltd., a stockholder of CombiChem, and a wholly owned subsidiary of Elan Corporation, plc (whose wholly owned subsidiary, Athena Neurosciences, Inc. is a collaborative partner of CombiChem), has expressed an interest in acquiring approximately $2 million of the shares of Common Stock offered hereby at the initial public offering price.



          (iii) The establishment of a new agreement on an undisclosed target with ICOS, bringing the number of its collaborative partners to a total of six.



INDUSTRY BACKGROUND


     During the past decade, significant advances in life sciences research and the increasing appreciation of the complexity of biological processes have highlighted the productivity limitations of traditional approaches to drug discovery. These limitations, together with increased competition in the pharmaceutical and biotechnology industries, have created intense pressure on companies involved with drug development to reconsider the allocation of their research budgets and to improve the cost-effectiveness of their drug discovery process.

     Between 1976 and 1996, the number of new chemical entities approved by the FDA remained relatively constant, ranging between 12 to 30 per year, despite a more than 10-fold increase in research and development spending by pharmaceutical and biotechnology companies. Furthermore, it typically takes 12 to 15 years from the original concept of modulating the activity of a particular biological target to the market introduction of a drug that performs such a function. The average cost of bringing a new drug to market has been estimated to be in excess of $300 million.

     Frustrated with the inefficiencies of traditional drug discovery approaches, pharmaceutical and biotechnology companies are beginning to embrace new enabling technologies, such as combinatorial chemistry, genomics, structure-based drug design, high-throughput screening and information tech-nologies, in order to gain a competitive advantage by accelerating the time to develop and commercialize new compounds. These technologies also have the potential to reduce significantly the cost associated with drug discovery.

  The Traditional Drug Discovery Process and its Limitations

     The traditional path to discovering a therapeutic drug compound typically begins with the identification of one or more biological targets that are believed to mediate a disease state. A biological test or assay based on a target is then developed, predicated on the scientific belief that a compound binding with this target may have a therapeutic benefit with respect to the disease under study. Such an assay facilitates the screening (testing to determine which of the compounds have the desired activity against the target) of a collection of hundreds to thousands of candidate compounds (a library) that have been synthesized in the laboratory. Compounds that bind to the target protein and modulate its activity are referred to as hits. Medicinal chemists optimize these hits until they have sufficient potency to become lead candidates and then improve their preclinical characteristics (such as potency, specificity and in vivo profile) further with the goal of producing drug development candidates.

     In summary, the traditional drug discovery process consists of the following steps:

                                    [CHART]

     The traditional drug discovery process shown above is extremely expensive, inefficient and unreliable. Failure at any point during this discovery process would typically force the scientist either to abandon the project or to return to the initial starting point and repeat the process. As a result, the discovery of a novel therapeutic agent for a specified target can take years or can fail entirely.

     In recent years, the advent of robotic high-throughput screening and automated synthesis technologies, such as combinatorial chemistry and parallel synthesis, has begun to relieve one apparent bottleneck involving screening, synthesis and purification of compounds in the library. While these technologies facilitate the mechanics of drug discovery, they address neither the unreliability of the process nor its principal inefficiency: the number of iterations required to find a lead candidate. To address these problems, a novel approach is needed that can provide information to improve the selection of each subsequent library of compounds to synthesize, potentially reducing the number of iterations. Only by improving the processes of data analysis and compound selection can a laborious, iterative procedure be forced to converge on the lead candidates with the most desirable pharmacological profiles.

  Current Combinatorial Chemistry and Computational Approaches and Their Limitations

     Combinatorial chemistry involves the rapid creation of large collections of chemical compounds for the purpose of identifying hits through random screening. Combinatorial chemistry has made possible the synthesis of thousands or even millions of molecules in a short period of time instead of the traditional approach of synthesizing only one molecule at a time. Over the last decade, the field of combinatorial chemistry has evolved from only companies that design and synthesize molecules to include those that develop software and automation to facilitate design and synthesis. These companies tend to use highly varied approaches, including: focusing on single, pure compounds versus making mixtures; building large versus small, focused libraries; automating part versus all of the process; and using or not using medicinal chemistry as a principal guiding force.

     Computational methods are also employed in drug discovery. These methods involve the use of computer-based and information technologies to manage large chemical databases, to examine X-ray crystal structures of the target when available (structure-based drug design), to operate the assorted automated devices available for the synthesis of libraries, to determine how changes in the structure affect the activity of a molecule (SAR activity) and to generate "virtual libraries" using chemical building blocks from readily available sources.

     Currently, the dominant method of pursuing drug discovery focuses on screening large libraries to search for a lead candidate directly in the library, or at least a hit, which can then be optimized by the more traditional techniques of medicinal chemistry to generate a development candidate. The Company believes this brute-force, trial-and-error approach is flawed because limited or no information has been factored into the library design to force the iterative drug discovery process to converge. This limitation in current combinatorial chemistry approaches is underscored by the fact that most compound libraries used for screening have been constructed with the sole objective of isolating a development candidate with the highest binding affinity to a target. In order to achieve this objective against all possible targets, it is believed such libraries would have to contain in excess of 100 million compounds, which size is well beyond current synthesis capabilities. In addition, the challenge of drug discovery is not only to find a lead candidate that exhibits activity against a biological target. It is also important to ensure that the lead candidate will have characteristics that will enable it to overcome the more difficult in vivo hurdles of toxicity, metabolism or problems with oral administration, none of which will become evident until early preclinical testing. Unless information can be extracted about which characteristics are most necessary for binding, it is difficult to know how to modify a compound to maintain tight binding affinity while overcoming in vivo hurdles. Furthermore, if no hits are found after the screening of a traditional combinatorial library, a scientist has no starting point for the drug discovery process.

     While both combinatorial chemistry and computational approaches are useful in drug discovery to some degree, they are severely taxed by the complexity of properly using the information available for library design, as evidenced by the following drawbacks: (i) the inability to derive and integrate information both from compounds that are active and those that are inactive against the target;
(ii) the inability to probe the target in order to compute ways of improving the predictive models or hypotheses; and (iii) the inability to handle the dual requirements of speed and quality when large data sets must be analyzed. The Company believes that these inabilities to use information efficiently constitute fundamental reasons that current discovery approaches have been only moderately successful in generating lead candidates and development candidates, despite the large number of initial hits.

COMBICHEM'S SOLUTION AND ADVANTAGES

     The Company believes that it offers a solution to drug discovery by combining its proprietary design technology and rapid synthesis capabilities in a unique way. The Company's convergent, iterative process for drug discovery -- its Discovery Engine (see the following diagram) -- is based on libraries designed for information.


     The design of libraries for information involves the selection of compounds that collectively probe the biological target in a systematic way to determine the chemical characteristics required for binding to such target. By identifying features that discriminate between active and inactive compounds, the computer constructs predictive models, called hypotheses, and then uses those models to select a more focused library of compounds. The computer selects compounds from the Company's proprietary Virtual Library, a computational representation of more than 1 trillion drug-like molecules chosen for the ease of laboratory synthesis. CombiChem believes that by repeating this process of selecting, synthesizing and screening informative compounds and analyzing the resulting data, the Discovery Engine quickly converges on the most predictive hypothesis. This hypothesis describes the character-istics a compound must possess to be active against the target and, thus, is used to select a variety of potent lead candidates.

     Each cycle of the Discovery Engine refines the computer's definition of the best hypothesis for the target in question. After several cycles, the resulting hypothesis can be used to design highly potent compounds from a broad range of chemical classes including those not readily amenable to combinatorial synthesis techniques. By facilitating the design of a variety of potent compounds for preclinical testing, the Discovery Engine has the potential to increase greatly the likelihood that at least one of these compounds passes the in vivo and other downstream hurdles and eventually becomes a commercial drug.

                                   [DIAGRAM]

     CombiChem believes that the advantages of its Discovery Engine include the following:


     Generating lead candidates from multiple structural series that exhibit the same biological activity. By using predictive hypotheses to search the more than 1 trillion-molecule Virtual Library, multiple structural series of compounds that have the same effect on the target can be identified. The availability of multiple structural series increases the likelihood that at least one of these molecules will overcome the in vivo hurdles in preclinical development. In addition, this provides an opportunity for the Company and its collaborators to enhance the intellectual property position that potentially can be developed around these compounds by having more than one patentable structural series.


     Generating lead structures against a wide range of targets including those for which little or no information is available. The Universal Informer Library consists of a computer-designed, proprietary collection of approximately 10,000 physical compounds that can be screened against targets where little or no information is available about the molecular structures that may be active against those targets. Once the Universal Informer Library has been screened, the information obtained can be used to start the Discovery Engine process. In addition, because the technology is not dependent on having prior knowledge about the target (e.g., an X-ray crystal structure representative of the target), it can potentially be used to discover drugs against any target the activity of which could be modified through binding a small molecule.

     Achieving rapid generation, evolution and optimization of lead candidates. By combining flexible design technology and rapid synthesis, the Company's Discovery Engine can produce lead candidates for any of the three types of drug discovery programs -- lead generation, lead evolution or lead optimization -- with less than two years of effort. See "CombiChem's Discovery Programs."

     Reducing synthesis and screening costs. The Company's design technology facilitates the use of small, informative libraries. Use of these small libraries decreases the costs associated with synthesis and screening. In addition, the Virtual Library of drug-like molecules has been explicitly constructed for the ease of laboratory synthesis.

STRATEGY

     The Company's objective is to be the industry leader in the generation, evolution and optimization of novel lead candidates. The Company intends to utilize its scientific and technology assets in the discovery process through a mix of collaborative and internal programs by applying the following business strategies:

     To establish multiple collaborations with large pharmaceutical and biotechnology companies focused on biological targets chosen by the collaborators. The Company intends to collaborate with large pharmaceutical and biotechnology companies on fully funded programs aimed at biological targets chosen by these collaborators. The Company's collaborative efforts are exclusively focused on the discovery process, with a particular emphasis on the discovery of novel compounds against biological targets. The Company believes its technology platform provides it with opportunities to establish multiple collaborations, which may be for the same disease state, thereby building a portfolio of opportunities that may include upfront fees, research support, milestone payments and royalties.

     To partner with companies to apply discovery technologies to jointly agreed-upon biological targets. In addition to collaborations on designated biological targets, the Company intends to establish arrangements for jointly funded discovery programs aimed at jointly agreed-upon biological targets, typically with biotechnology companies. In these arrangements, the Company and its partner will choose an appropriate biological target, the Company will apply its discovery technologies to develop novel compounds against the specific target, and the partner will fully fund and complete the drug development process. The Company and its partner will share in the economic interest resulting from their efforts.


     To conduct internal discovery efforts aimed at selected biological targets, retaining a larger economic interest in the subsequently outlicensed lead candidates. The Company also intends to conduct its own internally funded discovery programs by choosing biological targets of current scientific interest and working in collaboration with genomics, biotechnology or screening companies. After identifying lead candidates that are ready for development, the Company intends to outlicense them, retaining a larger economic interest in such candidates as they are developed and commercialized by a third party.


     To expand collaborative opportunities in alternative industries such as the agrochemical field. The Company has initially targeted large pharmaceutical and biotechnology companies in its marketing efforts. The Company is considering additional opportunities in alternative industries, including the agrochemical field.

     To maintain technology leadership in both software development and rapid synthesis capabilities. The Company intends to continue to extend its technology leadership through enhancements of existing software, design of future generations of software and continued advancements of its synthesis capabilities. The Company believes that these developments will allow it to decrease the time required to discover lead candidates and to maintain its technology leadership and competitive advantage.

COMBICHEM'S PROCESS: THE DISCOVERY ENGINE

     The successful implementation of the Company's Discovery Engine process requires the direct involvement of and interaction between its chemists and its software applications team. This process consists of the following steps:

     Data analysis -- the compilation and analysis of screening data, literature information and available data about the target. The starting point for a drug discovery program varies depending on the amount of prior information that is available. The collaborator may have tested its corporate collection of compounds or some other chemical library and have information regarding structures of compounds that are initial hits (moderately active compounds), information regarding structures that are inactive against the particular target or prior information about the target structure itself. On the other hand, if little or no prior information or screening data is available on the initial hits or target, the Company will make available for screening its proprietary Universal Informer Library as a way of generating a relevant set of information with which to initiate the Discovery Engine. See "CombiChem's Proprietary Technologies -- Universal Informer Library."

     The analysis of the available information is a critical step in the process because it will determine what type of program will be undertaken -- lead generation, lead evolution or lead optimization -- and the resources that will be required. See "CombiChem's Discovery Programs."

     Hypothesis generation -- the software-based generation of models that predict the biological activity of molecular structures. Once the analysis of the available data is completed by the Company's chemists and software applications team, the information is used as input for hypothesis generation, the first step of which involves conformational analysis.

     - Conformational analysis. Conformational analysis is performed on each active and inactive molecule to determine which shapes or conformations such molecules can take. Because it is typically unknown which of these shapes a particular molecule will assume when it shows its greatest activity against a biological target, all reasonable conformations are computationally described and analyzed. The Company's proprietary technology allows for the analysis of large data sets and complex molecular structures to be completed with both quality and speed.

     - Hypothesis generator. Using the screening data and the results of conformational analysis, the hypothesis generation software produces computational models (called hypotheses) that attempt to explain the observed differences in biological activity between active and inactive molecules. In the early phases of a discovery program, the hypothesis generator will often generate many hypotheses that are consistent with the data, but the repeated application of the Discovery Engine systematically tests the hypotheses, eliminating some while strengthening others by providing supporting data. Repeating this procedure quickly results in predictive hypotheses. The Company believes that its proprietary design technology differs from others currently in use in that it (i) includes all of the screening data (including inactives) in generating hypotheses, (ii) takes into account a much broader characterization of molecule-target interaction and (iii) forces convergence to a predictive model of the important binding features by probing the target systematically using rapid synthesis and screening.

     Virtual Library search -- the computational search of the Virtual Library to find molecular structures that fit the hypotheses. Once the hypotheses have been generated, they are used to search the Company's proprietary Virtual Library to identify molecular structures that have the features represented in the hypotheses. The Virtual Library is a computational representation of more than 500 billion drug-like molecules chosen for the ease of laboratory synthesis. For each hypothesis that is generated, a more focused library of tens to hundreds of molecules from the Virtual Library will be chosen by the computer for synthesis in the laboratory. The Virtual Library is generated and searched by proprietary design technology, which can exploit much larger libraries than is possible with commercially available tools. See "CombiChem's Proprietary Technologies -- Virtual Library."

     Library synthesis -- the laboratory synthesis of molecular structures that are selected from the Virtual Library using a wide range of chemistries. Once the more focused library of compounds is designed, using molecules chosen from the Virtual Library, the Company's chemists are responsible for synthesizing the compounds in the laboratory. Unlike many combinatorial chemistry groups, the chemists are not restricted to particular chemical reactions or a limited list of structural templates, thus providing maximum flexibility to synthesize the libraries quickly. See "CombiChem's Proprietary Technologies -- Synthesis and Analytical Chemistry Technology."

     The above four steps in the Discovery Engine process are completed by project teams within the Company. Once the molecules are synthesized, those libraries are then sent to the partner (or a contract group) for screening. Data from these assays will be available to the Company for the next iteration of the cycle. With each such iteration, the Discovery Engine provides more information, improving the hypotheses and increasing the likelihood of discovering active molecules with desirable pharmacological characteristics. Eventually, the hypotheses will converge to provide lead compounds that warrant further testing as development candidates. It currently takes the Company's scientists approximately three months to advance through the steps in one Discovery Engine cycle. Depending upon the information available to start a project, it may take two to four iterations of the cycle to generate strongly predictive hypotheses that may eventually yield novel and highly active lead candidates.

     The Company's Discovery Engine process is being validated by both its active collaborative programs and retrospective analysis of drug discovery examples taken from the recent scientific literature. In one such example, the Company applied its design technology to a project where the data provided was a compilation of third-party research into the design of HIV protease inhibitors. The objective was to determine whether CombiChem's process could be used to discover novel inhibitors for the enzyme given a collection of only weakly active hits from screening. The Company generated hypotheses with distinct features by collecting information on eight weakly active HIV protease inhibitors and 500 randomly selected inactive molecules with the same drug-like characteristics as the weakly active compounds. Each of these weakly active compounds was found by either an academic or commercial team in the early phases of trying to discover an HIV protease drug. To assess whether the generated hypotheses are, in fact, able to predict the activities of new molecules, several highly potent HIV protease inhibitors, including currently marketed drugs, were added to a virtual library of several hundred inactive compounds. Using the hypotheses, the computer searched the Virtual Library, and the search produced a list of highly ranked protease inhibitors with a variety of chemical structures, including some of the highly potent HIV protease inhibitors currently under development or marketed by major pharmaceutical companies. The structures selected from the Virtual Library differ significantly from those used to develop the hypotheses, validating the Company's capabilities in lead evolution. The Company has similarly validated its technology on over a dozen other literature data sets and on several programs with collaborators. In one lead evolution program with a collaborator, for example, the Company has already been successful in evolving from one structural series to multiple, novel structural series while improving the biological activity. These results and a variety of equally successful applications of the Discovery Engine demonstrate the viability of the Company's computational drug discovery methods and the strength of its proprietary technology.

COMBICHEM'S PROPRIETARY TECHNOLOGIES

     To implement its Discovery Engine process, CombiChem has developed and assembled an integrated set of proprietary technologies. These include the following:

  Universal Informer Library

     The use of many traditional drug discovery approaches presupposes the existence of prior information to start the process. However, recent efforts such as the Human Genome Project and others are producing a number of novel targets about which there is limited prior information. In addition, there are many known targets for which no suitable leads have been identified. To address these situations, CombiChem completed development of a Universal Informer Library ("UIL") in mid-1997. The UIL consists of a computer-designed, proprietary collection of approximately 10,000 physical compounds. Unlike other libraries that are used to identify lead structures directly after screening, the UIL is used to gather information concerning the relevant binding features that are important to the target. The compounds in the UIL are highly promiscuous molecules, which are molecules with the potential to bind to many different targets. Screening against the UIL is therefore intended to provide a few, weakly active compounds against the background of many, varied inactive compounds. Using this data, hypotheses may be extracted, which allow the Discovery Engine to be initiated.

     The UIL was designed to provide hits for virtually all possible targets, but if there is some reason to expect certain structural features to be relevant to a particular target, the UIL can be augmented with compounds that contain those features. In this way, information gained from prior experience can be incorporated into the UIL; this may improve the hypotheses and therefore reduce the number of cycles required to converge.

     The Company completed validation of its UIL approach by screening a subset of the UIL against a wide range of targets and achieving an outcome comparable to that typically seen in the pharmaceutical industry with libraries containing hundreds of thousands of compounds.

  Virtual Library


     CombiChem's Virtual Library is a computational representation of more than 1 trillion drug-like molecules chosen for the ease with which they can be synthesized in the laboratory. To maximize the likelihood that the Virtual Library will contain potent, patentable compounds active against most targets, the Company has populated it with hundreds of novel structural templates, each of which has two to four sites at which a wide variety of structural changes can be made synthetically using available chemicals. This chemistry can also be scaled up to give ready access to quantities of each lead candidate sufficient to perform early preclinical testing. The Virtual Library is generated and searched by two components of the Company's proprietary software: Virtual Library Cascader(TM) software and Virtual Library Search software. See
"-- Design Technology."


  Synthesis and Analytical Chemistry Technology

     Once the Virtual Library is searched for collections of molecules that match the hypotheses, the Company's chemists initiate synthesis of these molecules in the laboratory. The challenge for CombiChem's chemists is to select the technique that will most quickly achieve the synthesis of the library. While there is considerable debate throughout the industry about the relative merits of various methods of chemical synthesis (solid versus solution phase, for example), CombiChem's chemists have the flexibility to use the appropriate approach for each specific synthesis task. The Company believes it has expertise in most or all of the readily used techniques and, in addition, has access to a number of new proprietary methods.

     As long as relatively straightforward chemistry is applied to library production, synthesis is generally not the rate-limiting step. The challenge lies in the isolation and purification of the library compounds. The Company applies several approaches, including a number of proprietary semi-automated techniques, to facilitate these procedures in order to achieve its purity standards of greater than 85%.

  Design Technology

     The Company relies on its proprietary design technology in order to complete several of the key steps in its Discovery Engine. The proprietary design technology includes:

     Conformational analysis software -- a computer program for identifying the distinct three-dimensional shapes of a molecule. Conformational analysis is performed on each active and inactive molecule to determine which shapes or conformations such molecules can take. Because it is typically unknown which of these shapes a particular molecule will assume when it shows its greatest activity against a biological target, all reasonable conformations are computationally described and analyzed. The Company has developed proprietary conformational analysis software, which rapidly determines all the distinct, reasonable shapes each molecule can assume. Both the speed and the thoroughness of the conformational analysis software distinguish it from commercial chemistry software and permit the Discovery Engine to handle large data sets.

     Hypothesis generation software -- a computer program for analyzing screening data to identify the requirements a potential drug must satisfy to bind to this target. Once conformational analysis has been applied to each of the screened molecules, the Company's proprietary hypothesis generation software produces computational models that can estimate the biological activity of chemical structures. These models, called hypotheses, are generated by applying methods from statistics, information theory, physical chemistry and computer science to the screening data in order to identify the differences between active compounds and inactive compounds. The predictive capabilities of the computational models and the novel algorithms used to produce them distinguish the Company's hypothesis generator from commercial chemistry software.

     Virtual Library Cascader software -- a computer program for conveniently describing virtual libraries. The Cascader software facilitates the rapid specification of virtual libraries to the computer. By providing databases of reagents and descriptions of reactions to the Cascader, a chemist can quickly describe large libraries of compounds to the computer. The Cascader can use the resulting description to construct explicit subsets of the large virtual library and to present the structures to the chemist and to the Virtual Library Search software.

     Virtual Library Search software -- a computer program for selecting molecules from the Virtual Library that, when synthesized and screened, will provide the most information about additional binding requirements. The Virtual Library search software uses hypotheses to estimate computationally the potency of prospective compounds in order to increase the likelihood that the chemists devote their synthesis efforts to compounds that fit the hypotheses and are thus most likely to bind to the target. By using the computer to test the compounds in the Virtual Library against the hypotheses, the Discovery Engine can rapidly identify both putatively active compounds (which satisfy several different hypotheses) and informative ones (which discriminate among hypotheses). Searching virtual libraries with billions of compounds has generally not been possible with commercial chemistry software.

     Each cycle of the Discovery Engine refines the computer's assessment of the best hypothesis for the target in question. After several cycles, the resulting hypothesis can be used to design highly potent compounds from a broad range of chemical classes including those not readily amenable to combinatorial synthesis techniques. By facilitating the design of a variety of potent compounds for preclinical testing, the Discovery Engine has the potential to increase greatly the likelihood that at least one of these compounds passes the in vivo and other downstream hurdles and eventually becomes a commercial drug.

COMBICHEM'S DISCOVERY PROGRAMS

     The Company has applied, and intends to continue to apply, its technology to discover lead compounds for biological targets chosen by its collaborators. In addition, the Company will select, either jointly with a partner (most likely a biotechnology company) or on its own, a biological target of interest.

     In the first instance, where the Company is working on a target chosen by a collaborator, the commercial terms are negotiated based on a number of factors, including the number of targets to be included in the collaboration and the type of program -- lead generation, lead evolution or lead optimization. Depending upon the type of program, CombiChem will work on the program for a period of one to two years. A dedicated project team, funded by the collaborator, consisting of applications scientists and synthetic, medicinal and analytical chemists will be assigned. The team composition and size is dependent upon the type of program and its objectives. To ensure confidential-ity, the Company provides target exclusivity to each of its collaborators, and each team works in a dedicated laboratory. At the conclusion of the program, assuming its objectives have been met, the program team will transfer the lead structure(s) to the collaborator. At this point, the work at CombiChem will be completed, but the partner will continue to develop the lead candidate. As the collaborator develops the lead candidate and reaches certain agreed-to objectives, the Company will receive milestone payments. Eventually, when the lead candidate becomes a marketed drug, the Company will receive royalties on the sales of the drug.

     In the jointly funded programs or the internal programs, the Company will pay for all or part of the work to be completed and, either jointly or on its own, will outlicense the lead structures to a partner for the development and commercialization phases.

     Depending upon the data available, the Discovery Engine can be applied to three types of discovery programs undertaken by the Company: lead generation, lead evolution and lead optimization. Lead generation uses the UIL to generate information for the Discovery Engine in situations where little or no prior information is known about the target. Lead evolution begins with existing information (either from the collaborator or from the scientific literature) regarding a lead candidate with the objective of identifying different structural series that can provide either other development options or an enhanced patent position. The evolution path may be chosen either as an outgrowth of a lead optimization program or directly from a collaborator's established lead candidate series. Lead optimization involves a lead candidate provided by a collaborator that requires improvement prior to being identified as a drug development candidate. Using CombiChem's computational drug discovery approach, initial libraries are constructed around a given template. Using a convergent, iterative process, subsequent libraries are increasingly focused as increased activity (e.g., affinity, selectivity) is achieved.

  Current Collaborative Discovery Programs

     The Company's current collaborative discovery programs are as follows:


----------------------------------------------------------------------------------------------
   COMPANY NAME     TARGET OR THERAPEUTIC AREA OF FOCUS       TYPE OF PROGRAM
----------------------------------------------------------------------------------------------
  Teijin            G-protein coupled receptor                Lead evolution(1)

  Roche Bioscience  Protein-Protein interaction               Lead optimization
                    Enzyme                                    Lead evolution
                    Receptor                                  Lead optimization

  Sumitomo          Target implicated in osteoarthritis       Lead evolution
                      and rheumatoid arthritis

  ImClone           Multiple targets in oncology              Lead generation, lead evolution

  Elan/Athena       Multiple targets in central nervous       Lead generation, lead evolution,
                      system conditions                         lead optimization

  ICOS              Undisclosed target                        Lead evolution
----------------------------------------------------------------------------------------------


(1) Started as a lead optimization program.

  Internal Discovery Programs


     The Company intends to conduct its own internally funded discovery programs by choosing biological targets of current scientific interest and working in collaboration with genomics, biotechnology or screening companies. After identifying lead candidates that are ready for development, the Company intends to outlicense them, retaining a larger economic interest in such candidates as they are developed and commercialized by a third party.

COMBICHEM'S COLLABORATIVE ARRANGEMENTS


     The Company's business model is to enter into collaborative arrangements focused on drug discovery efforts to improve the Company's chances of achieving profitability and to minimize its financing requirements. Commercial terms of a collaborative arrangement are driven by the number and nature of the targets. The key components of the commercial terms typically contained in the Company's collaborations include project initiation fees, research funding, milestone payments and royalties.



     The Company has the following completed or active collaborative arrangements:



  Teijin Limited



     In March 1996, the Company entered into a collaborative agreement with Teijin providing for a one-year program on a G-protein coupled receptor target. In March 1997, the Company and Teijin amended their agreement to extend the collaboration for an additional year. While the initial focus of the collaboration was lead optimization, the effort was redirected to lead evolution during the course of the research. Under the agreement, Teijin paid an up-front project initiation fee to CombiChem and agreed to provide research funding and milestone payments upon the achievement of certain preclinical and clinical milestones. Teijin also committed internal resources to the discovery effort. Teijin will make royalty payments on products resulting from the collaboration. CombiChem retains the rights to the compounds arising under this collaboration in North and South America; Teijin has rights to these compounds in Asia and Europe with a right of first negotiation to acquire CombiChem's rights. Under the original agreement, either party may terminate the agreement in the event of a material breach remaining uncured for 60 days. As of March 31, 1998, the Company has successfully concluded its research phase and delivered lead candidates to Teijin for further development. As this development process continues, CombiChem expects to receive additional payments from Teijin if certain milestones are met.



  Roche Bioscience, a division of Syntex (U.S.A.) Inc.



     In October 1996, the Company entered into a collaborative agreement with Roche Bioscience providing for a broad two-year program to perform research against three initial targets, including a protein-protein interaction, an enzyme and a receptor, with an option to add additional targets. Roche Bioscience can elect one of the approaches -- lead generation, lead evolution or lead optimization -- for each research program against each collaboration target. A program may be initiated at any time during the term of the collaboration, thereby extending the term to allow for completion of each program. Under the agreement, Roche Bioscience paid an up-front project initiation fee to CombiChem and agreed to provide research funding and to make milestone payments upon the achievement of certain preclinical and clinical milestones. Roche Bioscience will make royalty payments on worldwide sales of products resulting from the collaboration. Upon completion of the first year of the agreement, Roche Bioscience may terminate the collaboration at any time upon six months' prior written notice. Certain special conditions could also allow Roche Bioscience to terminate with 45 days' prior written notice.



     In March 1998, the Company achieved a research milestone in its collaboration with Roche Bioscience triggering a cash milestone payment. This stems from the identification, in less than one year, of novel drug development candidates for a potential new treatment for respiratory disease.



  Sumitomo Pharmaceuticals Co., Ltd.



     In August 1997, the Company entered into a collaborative agreement with Sumitomo providing for a two-year lead evolution program on a target that is believed to play a fundamental role in osteoarthritis and rheumatoid arthritis. Under the agreement, Sumitomo paid an up-front project initiation fee and agreed to provide research funding and milestone payments upon the achievement of certain preclinical and clinical milestones. Sumitomo will make royalty payments on worldwide sales of products resulting from the collaboration. Sumitomo may extend the research period for up to four successive six-month periods upon mutual agreement. The agreement may be terminated by either party 90 days following an uncured material breach.



  ImClone Systems Incorporated



     In October 1997, the Company entered into a collaborative agreement with ImClone providing for a two-year program to identify and characterize novel small molecule inhibitors to multiple targets for development in oncology. The agreement provides for ImClone's access to the Company's Universal Informer Library and Virtual Library under the supervision of the research management committee composed of representatives of the Company and ImClone. Under the terms of the agreement, ImClone will provide the Company with research support payments, milestone payments upon the achievement of certain program objectives and royalties on worldwide product sales of therapeutic products that may arise out of the collaboration. The agreement may be terminated by either party 90 days following an uncured material breach or by ImClone within 30 days prior to the one-year anniversary by providing 90 days' prior written notice. In connection with the collaborative agreement, ImClone purchased 250,000 shares of Common Stock for $2.0 million.


  Athena Neurosciences, Inc., a wholly owned subsidiary of Elan Corporation, plc


     In October 1997, the Company entered into a collaborative agreement with Athena Neurosciences, Inc., a wholly owned subsidiary of Elan Corporation, plc providing for a three-year program to discover novel therapeutic compounds for treatment of central nervous system conditions. The first project was initiated upon signing of this collaboration agreement, with a second project authorized in March 1998. Additionally, in March 1998, Elan/Athena purchased an option for an additional target not previously covered by the agreement. The agreement provides for Elan/Athena's access to the Universal Informer Library as deemed necessary by the research management committee composed of Elan/Athena and CombiChem representatives. Under the agreement, Elan/Athena paid an up-front project initiation fee and agreed to provide research funding and milestone payments upon the achievement of pre-determined objectives. Elan/Athena will also make royalty payments on worldwide sales of products resulting from the collaboration. The agreement may be terminated by either party 90 days following an uncured material breach or by Elan/Athena after the one-year anniversary upon 90 days prior written notice. In connection with the collaborative agreement, Elan International Services Ltd., an affiliate of Elan/Athena, purchased 1,000,000 shares of Common Stock for $8.0 million. In addition, Elan International Services Ltd., a stockholder of CombiChem, and a wholly owned subsidiary of Elan Corporation, plc (whose wholly owned subsidiary, Athena Neurosciences, Inc. is a collaborative partner of CombiChem), has expressed an interest in acquiring approximately $2 million of the shares of Common Stock offered hereby at the initial public offering price.



  ICOS Corporation



     In March 1998, the Company entered into a collaborative agreement with ICOS providing for a lead evolution project on an undisclosed target. Under the agreement, ICOS receives exclusive global rights to develop and market any products resulting from the collaboration. CombiChem is to receive an up-front project initiation fee, research funding, payments upon achievement of certain milestones and royalty payments on any product sales. The lead evolution project terminates on August 31, 2000. The agreement may be terminated by either party 90 days following an uncured material breach.


RESEARCH AND DEVELOPMENT


     The Company's expenses for Company-sponsored research and development activities for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 and 1997 were $4.8 million, $4.8 million, $4.4 million, $1.3 million and $1.2 million, respectively. The Company's expenses for collaborator-sponsored research and development activities for the years ended December 31, 1995,

1996 and 1997 and the three months ended March 31, 1998 and 1997 were $0, $0.4 million, $4.3 million, $1.9 million and $0.1 million, respectively.


COMPETITION

     Many organizations are actively attempting to identify, optimize and generate lead compounds for potential pharmaceutical development. The Company competes with the research departments of pharmaceutical companies, biotechnology companies, combinatorial chemistry companies and research and academic institutions as well as other computationally based drug discovery companies. Many of these competitors have greater financial and human resources and more experience in research and development than the Company. Historically, large pharmaceutical companies have maintained close control over their research activities, including the synthesis, screening and optimization of chemical compounds. Many of these companies, which represent one of the largest potential markets for CombiChem's products and services, are internally developing combinatorial and computational approaches and other methodologies to improve productivity, including major investments in robotics technology to permit the automated parallel synthesis of compounds. In addition, these companies may already have large collections of compounds previously synthesized or ordered from chemical supply catalogs or other sources against which they may screen new targets. Other sources of compounds include compounds extracted from natural products, such as plants and microorganisms, and compounds created using rational drug design. Academic institutions, governmental agencies and other research organizations are also conducting research in areas in which the Company is working, either on their own or through collaborative efforts. The Company anticipates that it will face increased competition in the future as new companies enter the market and advanced technologies become available. The Company's processes may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of the Company's competitors. The existing approaches of the Company's competitors or new approaches or technology developed by the Company's competitors may be more effective than those developed by the Company.

PATENTS AND PROPRIETARY INFORMATION


     The Company's success will depend in large part on its own, its licensees' and its licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of such technologies, maintain trade secrets and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent positions of pharmaceutical and biotechnology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. The Company has pending United States and foreign patent applications relating to various aspects of its technology, certain systems, materials and methods used in screening compounds and the libraries or compounds contained therein. These patent applications are either owned by the Company or rights under them are licensed to the Company. To date, one foreign patent owned by the Company has issued and notices of allowance for two United States patent applications owned by the Company have been received. To the extent that any foreign patent application filed in the European Patent Office or the Japanese Patent Office issues as a patent, a challenge to the validity of such patent may be presented in an opposition proceeding. There can be no assurance that patents will issue as a result of any such pending applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technologies. The Company is aware of three United States patents issued to a third party that claim proprietary rights; two of the three patents are entitled "System and method for automatically generating chemical compounds with desired properties" and the third is entitled "System, method, and computer program for at least partially automatically generating chemical compounds having desired properties." Although the Company believes that its current activities do not infringe these patents, there can be no assurance that the Company's belief would be affirmed in any litigation over the patents or that the Company's future technological developments would be outside the scope of these patents. Further, there can be no assurance that the third party will not seek to assert such patent rights against the Company, which would result in significant legal costs and require substantial management resources, and there can be no assurance that the Company would be able to obtain a license from the third party, if required, on commercially reasonable terms, if at all. The inability of the Company either to demonstrate non-infringement of these and other current and future patents, whether issued in the United States or overseas, or to obtain the appropriate licenses, would have a material adverse effect on the Company's business, financial condition and operations. Moreover, there can be no assurance that the Company or its customers will be able to obtain patent protection for lead compounds or pharmaceutical products based upon the Company's or such customers' technologies. There can be no assurance that any patents issued to the Company or its collaborative partners, or for which the Company has license rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. To the extent that the Company or its consultants or collaborators use intellectual property owned by others in their work for the Company, disputes may also arise as to the rights in related or resulting know-how and inventions. Litigation may be necessary to enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Any such litigation, whether or not the outcome thereof is favorable to the Company, could result in substantial cost to and diversion of effort by the Company. Further, United States patents do not provide any remedies for infringement that occurred before the patent is issued. The commercial success of the Company will also depend upon successfully avoiding the infringement of current and future patents issued to competitors and upon maintaining the technology licenses upon which certain of the Company's current products are, or any future products under development might be, based. If competitors of the Company prepare and file patent applications in the United States that claim inventions also claimed by the Company or its collaborators, the Company or its collaborators may have to participate in interference proceedings declared by the PTO to determine the priority of invention, which could result in substantial cost to the Company, even if the outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties or cease using the technology.


     A United States patent application is maintained under conditions of confidentiality while the application is pending in the PTO, so that the Company cannot determine the inventions being claimed in pending patent applications filed by its competitors in the PTO. A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. Such conflict could limit the scope of the patents, if any, that the Company may be able to obtain, or result in the denial of the Company's patent applications. In addition, there can be no assurance that the Company would be able to obtain licenses to patents held by third parties that may cover the Company's activities at a reasonable cost, if at all, or that the Company would be able to develop or obtain any alternative technologies. The Company currently has certain licenses from third parties and in the future may require additional licenses from other parties in order to refine its Discovery Engine further and to allow its collaborators to develop, manufacture and market commercially viable products effectively. There can be no assurance that (i) such licenses will be obtainable on commercially reasonable terms, if at all, (ii) any patents underlying such licenses will be valid and enforceable or (iii) the proprietary nature of any patented technology underlying such licenses will remain proprietary. The Company relies substantially on certain technologies that are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how that are not patentable. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that (i) these agreements will not be breached, (ii) the Company would have adequate remedies for any breach or (iii) the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. Failure by the Company to protect all or part of its patents, trade secrets and know-how could have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

     Regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that may be developed by a customer or collaborator of the Company or, in the event the Company decides to develop a drug beyond the preclinical phase, by the Company. The nature and the extent to which such regulation may apply to the Company's customers will vary depending on the nature of any such pharmaceutical products. Virtually all pharmaceutical products developed by the Company's customers will require regulatory approval by governmental agencies prior to commercialization. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures established by the FDA and by foreign regulatory authorities. Various federal and, in some cases, state statutes and regulations also govern or influence, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of such products. Non-compliance with applicable requirements can result in fines, warning letters, recall or seizure of products, clinical study holds or delays, total or partial suspension of production, refusal of the government to grant approvals, and civil and criminal penalties. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources. Generally, in order to gain FDA approval, a company first must conduct preclinical studies in the laboratory and in animal models to gain preliminary information on a compound's efficacy and to identify any safety problems. Preclinical studies must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices. The results of these studies are submitted as a part of an IND that the FDA must review before human clinical trials of an investigational drug can begin. In order to commercialize any products, the Company or its customer will be required to sponsor and file an IND and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA and foreign regulatory authority approval of any such products. Clinical trials are normally done in three phases and generally take two to five years but may take longer to complete. After completion of clinical trials of a new product, FDA and foreign regulatory authority marketing approval must be obtained. If the product is classified as a new drug, the Company or its customer will be required to file an NDA and receive approval before commercial marketing of the drug. The testing and approval processes require substantial time and effort, and there can be no assurance that any approval will be granted on a timely basis, if at all. NDAs submitted to the FDA can take, on average, two to five years to obtain approval. If questions arise during the FDA review process, approval can take more than five years. Even if FDA regulatory clearances are obtained, a marketed product is still subject to continual review, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. Domestic manufacturing facilities of the Company or its customers are subject to bannial inspections by the FDA and must comply with the FDA's current Good Manufacturing Practices regulations. To comply with such regulations, a manufacturer must spend funds, time and effort in the areas of production and quality control to ensure full technical compliance. The FDA stringently applies regulatory standards for manufacturing. For marketing outside the United States, the Company or its customer will also be subject to foreign regulatory requirements governing human clinical trials and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

     The research and development processes of the Company involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the

Company believes that its activities currently comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result, and any such liability could exceed the resources of the Company. In addition, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future. The occurrence of any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

MARKETING

     The Company markets its products directly to customers through participation in trade conferences and seminars and publications in scientific and trade journals.

     To date, the Company has sold its product offering to its collaborative partners primarily through the efforts of its senior management and dedicated business development professionals. In addition, the Company utilizes outside consultants to supplement its business development activities in targeted geographies or industries.

FACILITIES


     The Company currently leases and occupies approximately 34,000 square feet of laboratory and office space in San Diego, California. The Company also leases and occupies approximately 6,000 square feet of office space in Palo Alto, California. The San Diego lease expires in May 2006; the Palo Alto lease expires in October 2002.


EMPLOYEES


     As of March 31, 1998, the Company had 73 full-time employees, 44 of whom have Ph.D. degrees. Of these employees, 59 were engaged in research and development and 14 were engaged in marketing and general administration. None of the Company's employees is covered by collective bargaining agreements. Management considers its relations with its employees to be good.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

SCIENTIFIC ADVISORY BOARD

     The Company has formed a Scientific Advisory Board ("SAB"), which consists of eight individuals with demonstrated expertise in the fields of molecular biology, medicinal and synthetic chemistry, computer science and biochemistry.

     Members of the SAB review the Company's research, development and operations activities and are available for consultation with the Company's management and staff relating to their respective areas of expertise. The SAB holds regular meetings. The Scientific Advisors are reimbursed for their expenses in connection with their service and are paid for attending meetings. In addition, the Scientific Advisors either hold options to purchase Common Stock or own varying amounts of Common Stock of the Company that were purchased pursuant to their individual consulting agreements with the Company. The Scientific Advisors are expected to devote only a small portion of their time to the business of the Company.

     The Scientific Advisors are all employed by or have consulting agreements with entities other than the Company. Each Scientific Advisor has entered into a consulting agreement with the Company that contains confidentiality and nondisclosure provisions that prohibit the disclosure of confidential information to anyone outside the Company. Also, the consulting agreements contain exclusivity provisions restricting the Scientific Advisors from providing services to or investing in any competitor of the Company without the Company's consent. All inventions, discoveries or other intellectual property that comes to the attention of each Scientific Advisor while performing services under a consulting agreement with the Company will be assigned to the Company. The current members of the SAB are as follows:


     Sydney Brenner, Ph.D. Dr. Brenner is the President and Director of Science at The Molecular Sciences Institute, Inc. This follows an academic career at the University of Cambridge, UK, where he pioneered many of the developments in modern biology and molecular biology.

     Dennis Curran, Ph.D. Dr. Curran is the Distinguished Service Professor of Chemistry and the Bayer Professor of Chemistry at The University of Pittsburgh. His research focus is fluorous chemistry.

     Samuel J. Danishefsky, Ph.D. Dr. Danishefsky holds a Chair in Chemistry at Columbia University and the Kettering Chair at The Sloan-Kettering Institute for Cancer Research. Following the award of his Ph.D. by Harvard University in 1962, he has had a distinguished career in synthetic and medicinal chemistry.

     Kim Janda, Ph.D. Dr. Janda is the Ely R. Callaway, Jr., Professor of Chemistry at The Scripps Research Institute ("TSRI"), Department of Chemistry and holds a joint appointment with The Skaggs Institute for Chemical Biology at TSRI. Dr. Janda is widely recognized for his work in combinatorial chemistry and biochemistry. Dr. Janda received a B.S. in Clinical Chemistry from the University of South Florida, a M.S. in Organic Chemistry from the University of Arizona and a Ph.D. in Organic Chemistry with a minor in Medicinal Chemistry from the University of Arizona.

     William Jorgensen, Ph.D. Dr. Jorgensen is the Whitehead Professor of Chemistry at Yale University, where he has been since 1990. Dr. Jorgensen is widely known for his work in organic and computational chemistry. He received a B.A. in Chemistry from Princeton and a Ph.D. in Chemical Physics from Harvard University.

     Richard Lathrop, Ph.D. Dr. Lathrop is an Assistant Professor at the University of California, Irvine in the Department of Information and Computer Science, where he has been since July 1995. Dr. Lathrop is widely recognized for his work in the area of advanced computational techniques with applications in the domain of molecular biology. Dr. Lathrop received a B.A. in Mathematics from Reed College in Portland, and an M.S. in Computer Science and a Ph.D. in Artificial Intelligence from the Massachusetts Institute of Technology. His research interests are focused on artificial intelligence and advanced computational techniques.

     William Scott, Ph.D. Dr. Scott received a Ph.D. in Biochemistry in 1967 from the California Institute of Technology. His subsequent career has spanned both academia at Rockefeller University, and industry with Bristol-Myers Squibb. Dr. Scott is also a Director of the Company. See "Management -- Executive Officers, Key Employees and Directors."

     Chi-Huey Wong, Ph.D. Dr. Wong is a Professor and Ernest W. Hahn Chair in Chemistry at TSRI, where he has been since 1989, and holds a joint appointment with The Skaggs Institute for Chemical Biology at TSRI. Dr. Wong has published numerous papers in the area of Bioorganic and Synthetic Chemistry. Dr. Wong received a B.S. in Chemistry and Biochemistry and an M.S. in Biochemistry from National Taiwan University, received a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology and was a Postdoctoral Fellow in Chemistry at Harvard University.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


     The executive officers, key employees and directors of the Company as of February 28, 1998, are as follows:



                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Pierre R. Lamond(2).......................  67     Chairman of the Board and Director
Vicente Anido, Jr., Ph.D..................  45     President, Chief Executive Officer and
                                                   Director
Peter L. Myers, Ph.D......................  54     Vice President, Chief Scientific Officer,
                                                   Chief Operating Officer and Director
Karin Eastham.............................  48     Vice President, Finance and Administration
                                                   and Chief Financial Officer
Klaus Gubernator, Ph.D. ..................  44     Vice President, Special Projects
Lee R. McCracken..........................  40     Vice President, Business Development
John Saunders, Ph.D.......................  50     Vice President, Medicinal Chemistry
Steven L. Teig............................  36     Vice President, Advanced Technology
Philippe O. Chambon, M.D., Ph.D.(2).......  39     Director
Arthur Reidel(1)..........................  47     Director
William Scott, Ph.D.(1)...................  57     Director


---------------


(1) Member of Compensation Committee.



(2) Member of Audit Committee.


     Pierre R. Lamond. Mr. Lamond has served as Chairman of the Board and a Director of the Company since May 1995. Mr. Lamond is a General Partner of Sequoia Capital, a venture capital limited partnership with over $500 million under management. Prior to joining Sequoia Capital in 1981, Mr. Lamond was a Vice President and Technical Director of National Semiconductor Corporation ("National Semiconductor") from 1976 to 1981. He began his career in 1957 at Transitron Corporation and joined Fairchild Semiconductor Company in 1961. In 1967, he was one of the co-founders of National Semiconductor where he managed the semiconductor division until 1974. From 1974 through 1975, he was President of Coherent, Inc., a laser company. He served as President of Advent, an early pioneer of projection television from 1975 through 1976. Mr. Lamond is Chairman of Cypress Semiconductor Corporation and Vitesse Semiconductor Corporation, Director of CKS Group, and a director of a number of private companies.

     Vicente Anido, Jr., Ph.D. Dr. Anido has served as President and Chief Executive Officer and as a Director of the Company since joining the Company in March 1996. Prior to that, Dr. Anido served as President of the Americas Region at Allergan, Inc. from June 1993, where he was responsible for that company's commercial operations for North and South America with approximately $500 million in revenue. Prior to that, Dr. Anido spent almost 18 years at Marion Laboratories and Marion Merrell Dow, Inc. and served as Vice President, Business Management of its U.S. Prescription Products Division from 1991 until June 1993. Dr. Anido holds a B.S. in Pharmacy from West Virginia University, an M.S. in Pharmaceutical Sciences from West Virginia University and a Ph.D. in Pharmacy Administration from the University of Missouri, Kansas City.

     Peter L. Myers, Ph.D. Dr. Myers has served as a Director, Vice President and Chief Scientific Officer of the Company since joining the Company in March 1995. Dr. Myers has also served as Chief Operating Officer of the Company since September 1995 and served as the acting Chief Executive Officer from September 1995 to March 1996. Prior to joining the Company, Dr. Myers served as Vice President, Drug Discovery and Development at Onyx Pharmaceuticals Inc. from November 1993 through March 1995, where he was responsible for all aspects of drug discovery and development leading to potential novel classes of anti-cancer drugs. Prior to that, Dr. Myers served as Vice President, Chemistry Research of Glaxo Inc. Research Institute from January 1991 through December 1993. Dr. Myers holds a B.S. in Chemistry and a Ph.D. in Organic Chemistry from Leeds University.

     Karin Eastham. Ms. Eastham joined the Company as Vice President, Finance and Administration and Chief Financial Officer in April 1997. Prior to joining the Company, Ms. Eastham served as Vice President, Finance and Administration and Chief Financial Officer of Cytel Corporation, a drug research and development company, from October 1992 through April 1997. Prior to that, Ms. Eastham was Vice President, Finance and Administration of Pritsker Corporation, a simulation-based computer software company, from May 1990 through October 1992. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University. She is a Certified Public Accountant.

     Klaus Gubernator, Ph.D. Dr. Gubernator joined the Company in August 1997 as Vice President, Special Projects. Prior to joining the Company, he served as Research Section Head in Pharmaceutical Research at F. Hoffmann-La Roche Ltd. in Basel, Switzerland from 1987 to 1997, contributing to cardiovascular and antibacterial projects as well as developing structure-based design and bioinformatics technologies. Dr. Gubernator received his Ph.D. degree in Chemistry from the University of Heidelberg.

     Lee R. McCracken. Mr. McCracken has served as Vice President, Business Development since joining the Company in May 1996. Prior to joining the Company, Mr. McCracken served as Vice President, Business Development at Watson Laboratories, the operating subsidiary of Watson Pharmaceuticals, from January 1996 through May 1996. Prior to that, Mr. McCracken served as Managing Director of Pacific Pharma and as Director, Business Development, for the Americas Region at Allergan, Inc. from May 1992 through December 1995. Prior to entering the pharmaceutical industry, Mr. McCracken was a venture capitalist with 3i Capital and Union Venture Corporation. Mr. McCracken received a B.S. in Marketing from Santa Clara University, an M.S. in Computer Science from the University of Dayton and an M.B.A. from The Anderson School at UCLA.

     John Saunders, Ph.D. Dr. Saunders joined the Company in October 1995 as Vice President, Medicinal Chemistry. Prior to joining the Company, Dr. Saunders served as Head of Medicinal Chemistry II from August 1989 through September 1995 and also as Head of the Antiviral Research Management Committee from July 1995 through September 1995 at Glaxo-Wellcome, plc. Dr. Saunders received a first class honors degree in Chemistry from Newcastle University in England and a Ph.D. from Cambridge University.

     Steven L. Teig. Mr. Teig has served as Vice President, Advanced Technology since February 1997 and previously served as Vice President, Design Technology from July 1995. Prior to joining the Company, Mr. Teig co-founded BioCAD Corp., a commercial developer of drug discovery software for medicinal chemists, in June 1989 and served as its Chief Technical Officer until its merger with Molecular Simulations, Inc. ("MSI"). Thereafter, Mr. Teig served as President and Chief Technical Officer of Entropix Corporation, a subsidiary of MSI, from August 1994 through July 1995. Prior to pursuing drug discovery technology, Mr. Teig co-founded Tangent Systems Corporation, a developer of integrated circuit design software, which was subsequently acquired by Cadence Design Systems, Inc. Mr. Teig holds a B.S.E. in Electrical Engineering and Computer Science from Princeton University.


     Philippe O. Chambon, M.D., Ph.D. Dr. Chambon has served as a Director of the Company since August 1995. Dr. Chambon is a General Partner of the Sprout Group. He joined Sprout in May 1995. From May 1993 to April 1995, Dr. Chambon served as Manager in the Healthcare Practice of The Boston Consulting Group, a leading management consulting firm. Previously, Dr. Chambon was an executive with Sandoz Pharmaceuticals Corporation, a leading pharmaceutical company, from September 1987 to April 1993. In his last capacity there, he was the Executive Director of New Product Management. He is currently a director of Transcend Therapeutics and of several private companies. Dr. Chambon received an M.D. (with honors) and Ph.D. from the University of Paris and an M.B.A. from Columbia University.

     Arthur Reidel. Mr. Reidel has served as a Director of the Company since September 1997. He currently serves as President, Chief Executive Officer and Chairman of the Board of Pharsight Corporation, a privately held software corporation, a position he has held since April 1996, and as a director from April 1995. Prior to that, he was a private investor/consultant from April 1995 to March 1996. From October 1994 to March 1995, he served as Vice President, Business Development of Viewlogic Systems, Inc., a publicly held software firm. Mr. Reidel has served as a director of MacNeil Schwendler from December 1993 and as a director of Formation Systems, Inc. from 1996 to the present. Mr. Reidel has also served as President and Chief Executive Officer, Sunrise Test Systems, Inc., a privately held software firm, from December 1992 to March 1994 (Viewlogic Systems, Inc. acquired Sunrise Test Systems, Inc. in September 1994), and Vice President of Weitek Corporation from July 1991 to December 1992. Mr. Reidel received an B.S. in mathematics from Massachusetts Institute of Technology.



     William Scott, Ph.D. Dr. Scott has served as a Director of the Company since January 1997. Since March 1997, Dr. Scott has served as the Chief Executive Officer of Physiome Sciences, Inc. From 1983 until December 1996, Dr. Scott served in various executive positions with Bristol-Myers Squibb Pharmaceutical Research Institute and as its Senior Vice President, Drug Discovery Research since 1991. Dr. Scott received a B.S. in Chemistry from the University of Illinois and a Ph.D. in Biochemistry from the California Institute of Technology and was an NIH Postdoctoral Fellow at The Rockefeller University. Dr. Scott serves on the Board of Directors of a private company.


     Members of the Board currently hold office and serve until the next annual meeting of the stockholders of the Company or until their respective successors have been elected. The Board is currently comprised of six directors. Under the Company's Bylaws, as amended, beginning with the next annual meeting of stockholders the Company's Board will be classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of directors has the effect of making it more difficult to change the composition of the Board. See "Description of Capital Stock -- Possible Anti-Takeover Effect of Certain Charter Provisions."

     All executive officers are appointed annually by and serve at the discretion of the Board. All of the Company's executive officers are employed by the Company at will.


     Pursuant to the Company's 1997 Stock Incentive Plan, which was adopted by the Board and approved by the Company's stockholders in October 1997, directors who are not officers or employees of the Company will receive periodic option grants beginning with the next annual meeting of stockholders. See "-- Benefit Plans."


COMMITTEES OF THE BOARD OF DIRECTORS


     The Company has a standing Compensation Committee currently composed of Mr. Reidel and Dr. Scott. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Compensation Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans. The Company also has a standing Audit Committee composed of Mr. Lamond and Dr. Chambon. The Audit Committee assists in selecting the Company's independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

EXECUTIVE COMPENSATION

  Summary of Cash and Certain Other Compensation


     The following table sets forth the aggregate compensation earned by the Company's President and Chief Executive Officer and each of the other four most highly compensated executive officers whose salary and bonus for 1997 exceeded $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1996 and 1997:


                         SUMMARY COMPENSATION TABLE(1)


                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                 ANNUAL COMPENSATION           ---------------
                                         -----------------------------------     SECURITIES
                                                                OTHER ANNUAL     UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR   SALARY(2)   BONUS(3)   COMPENSATION   OPTIONS/SARS(#)   COMPENSATION
  ---------------------------     ----   ---------   --------   ------------   ---------------   ------------
Vicente Anido, Jr., Ph.D.(4)....  1997   $273,593    $58,227      $     0          100,001          $   0
  President, Chief Executive      1996    200,417     55,226            0          422,417              0
  Officer and Director
Peter L. Myers, Ph.D.(5)........  1997    225,582     42,297            0           50,001          3,855(6)
  Chief Scientific Officer        1996    215,250     43,050        9,983(7)             0          4,960(6)
  and Chief Operating Officer
  and Director
John Saunders, Ph.D.............  1997    153,700     26,129       15,952(7)         4,192              0
  Vice President,                 1996    145,000     23,200       27,125(8)             0              0
  Medical Chemistry
Lee R. McCracken(9).............  1997    150,510     33,112       59,739(8)        12,500              0
  Vice President,                 1996    101,740     16,917        3,999(8)        72,500              0
  Business Development
Steven L. Teig..................  1997    143,191     24,342            0           50,001          3,364(6)
  Vice President,                 1996    137,025     21,924            0               --          3,364(6)
  Advanced Technology


---------------

(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission"), information with respect to fiscal years prior to 1996 has not been included as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information has not been previously reported to the Commission in response to a filing requirement.

(2) Includes amounts deferred pursuant to the Company's 401(k) Plan.


(3) Includes cash payments for bonuses earned by the Named Executive Officers during each fiscal year.


(4) Dr. Anido was hired in March 1996.

(5) Dr. Myers served as the Company's Chief Executive Officer from August 1995 until March 1996.


(6) Payments for life insurance premiums.



(7) Amounts reimbursed for the payment of taxes.



(8) Payments to cover relocation expenses.



(9) Mr. McCracken was hired in May 1996.

  Stock Options



     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers for the year ended December 31, 1997. The Company granted no stock appreciation rights ("SARs") to Named Executive Officers during 1997.


                       OPTION GRANTS IN LAST FISCAL YEAR


                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                            -------------------------------------------------------      VALUE AT ASSUMED
                             NUMBER OF      % OF TOTAL                                 ANNUAL RATES OF STOCK
                             SECURITIES      OPTIONS                                  PRICE APPRECIATION FOR
                             UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERMS(3)
                            OPTIONS/SARS   EMPLOYEES IN      PRICE       EXPIRATION   -----------------------
           NAME              GRANTED(1)    FISCAL YEAR    PER SHARE(2)      DATE         5%           10%
           ----             ------------   ------------   ------------   ----------   ---------   -----------
Vicente Anido, Jr.,
  Ph.D....................    100,001          13.9%         $4.00        09/16/07    $651,564    $1,037,507
Peter L. Myers, Ph.D......     50,001           6.9           4.00        09/16/07     325,785       518,759
John Saunders, Ph.D.......      4,192           0.6           5.00        10/07/07      34,141        54,365
Lee R. McCracken..........     12,500           1.7           4.00        09/16/07      81,445       129,687
Steven L. Teig............     50,001           6.9           4.00        09/16/07     325,785       518,759


---------------


(1) The grant dates for these options are as follows: September 17, 1997 for Dr. Anido's, Dr. Myers', Mr. McCracken's and Mr. Teig's options and October 8, 1997 for Dr. Saunders' option. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Each option is immediately exercisable for all the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee leave the Company prior to vesting in the shares. The shares subject to these options vest as follows: (a) for Dr. Anido's, Dr. Myers' and Mr. Teig's options, 50% upon their completion of 24 months of service measured from the grant date with the remaining 50% upon the completion of an additional 24 months of service, and (b) for all other optionees, 25% upon completion of one year of service measured from the grant date and the balance in a series of 36 successive equal monthly installments over a continued period of service thereafter. The options were granted under the 1995 Stock Option/Stock Issuance Plan and will be incorporated into the new 1997 Stock Incentive Plan on the effective date of the Offering, but will continue to be governed by their existing terms. See "Benefit Plans -- 1997 Stock Incentive Plan."


(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board, considering all relevant factors. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash and shares or any other form of consideration approved by the Board. After the effective date of the Registration Statement of which this Prospectus is a part, the fair market value of shares of Common Stock will be determined in accordance with certain provisions of the Company's 1995 Stock Option/Stock Issuance Plan based on the closing selling price per share of Common Stock on the date in question on the primary exchange or national market system on which the Company's common stock is listed or reported. If shares of the Common Stock are not listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. The price used for computing this appreciation is the exercise price of the options, not the price of Common Stock in this offering. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

  Option Exercises and Holdings


     The following table provides information concerning option exercises during 1997 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1997. No SARs were exercised during 1997 or outstanding as of December 31, 1997.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                  VALUE OF UNEXERCISED
                               SHARES                        UNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                              ACQUIRED                        DECEMBER 31, 1997(#)           AT DECEMBER 31, 1997(3)
                                 ON           VALUE      ------------------------------   ------------------------------
           NAME              EXERCISE(#)   REALIZED(1)   EXERCISABLE(2)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
           ----              -----------   -----------   --------------   -------------   --------------   -------------
Vicente Anido, Jr.,
  Ph.D. ...................    422,417       $42,242        100,001            --            $400,004           $--
Peter L. Myers, Ph.D.......    135,000        13,500         50,001            --             200,004           --
John Saunders, Ph.D........     83,825        12,741          4,192            --              12,576           --
Lee R. McCracken...........     12,500             0              0            --                   0           --
Steven L. Teig.............    111,250        11,125         50,001        30,625             200,004      241,938


---------------

(1) "Value realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.


(2) The options are immediately exercisable, but any shares purchased thereunder will be subject to repurchase by the Company, at the original option exercise price paid per share, should the employee leave the Company prior to vesting in the shares. As of February 28, 1998, none of these shares had vested.



(3) "Value" is defined as fair market price of the Common Stock at fiscal year-end ($8.00) less exercise price.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the year ended December 31, 1997, the Compensation Committee of the Company's Board established the levels of compensation for the Company's executive officers. The current members of the Company's Compensation Committee are Mr. Reidel and Dr. Scott. See "Certain Transactions."


EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     In March 1996, the Company and Dr. Anido entered into an agreement whereby Dr. Anido is employed as President and Chief Executive Officer of the Company. Pursuant to his agreement, Dr. Anido receives an annual base salary of $260,000, which is reviewed annually by the Board of Directors, and is eligible for a bonus of up to 25% of his annual base salary to be awarded at the discretion of the Board of Directors. In the event the Company terminates Dr. Anido's employment without "cause," Dr. Anido will be entitled to receive an aggregate severance benefit of 12 months of his base salary and benefits less amounts received by Dr. Anido from other full-time employment during that period. In addition, pursuant to his employment agreement Dr. Anido received options to purchase 420,000 shares of Common Stock with an exercise price of $0.30 per share. The shares subject to the option vest over Dr. Anido's four-year period of service with the Company measured from the option grant date. Dr. Anido's employment agreement also provides Dr. Anido with a right to maintain his pro rata interest in the Company by purchasing new securities issued in a financing other than a public offering, subject to certain exceptions.

     In March 1995, the Company and Dr. Myers entered into an agreement whereby Dr. Myers is employed as Chief Scientific Officer and Chief Operating Officer of the Company. Pursuant to his agreement, Dr. Myers (i) received a signing bonus of $26,250 towards the purchase of Company stock,

(ii) receives an annual base salary of $210,000, which is reviewed annually by the President and Chief Executive Officer, and (iii) is eligible for a bonus of up to 25% of his annual base salary to be awarded at the discretion of the Board of Directors. In connection with the employment agreement, Dr. Myers was provided a home loan. In the event the Company terminates Dr. Myers' employment without "cause," Dr. Myers will be entitled to receive an aggregate severance benefit of nine months of his base salary and benefits, unless he obtains full-time employment prior to the end of that period, and nine months accelerated vesting to be applied to any vesting requirements under any stock option or stock purchase agreements outstanding between Dr. Myers and the Company at the time of his termination without cause. Simultaneous with the execution of Dr. Myers' employment agreement, the Company and Dr. Myers entered into a Stock Purchase Agreement whereby Dr. Myers purchased 87,500 shares of Common Stock at $0.30 per share. Those shares vest over Dr. Myers' four-year period of service with the Company measured from the option grant date.

     In March 1997, the Company and Ms. Eastham entered into an agreement whereby she is employed as Vice President, Finance and Administration and Chief Financial Officer. Pursuant to her agreement, Ms. Eastham (i) receives an annual base salary of $186,000, which is reviewed annually by the Chief Executive Officer and Board of Directors, and (ii) is eligible for a bonus of up to 20% of her annual base salary to be awarded at the discretion of the Board of Directors. In the event the Company terminates Ms. Eastham's employment without "cause" within two years after her date of hire, Ms. Eastham will be entitled to receive an aggregate severance benefit of her base salary and benefits for six months, unless she obtains full-time employment prior to the end of that six-month period. Simultaneous with the execution of Ms. Eastham's employment agreement, the Company and Ms. Eastham entered into a Stock Option Agreement granting her an option to purchase 87,500 shares of Common Stock with an exercise price of $0.40 per share. The shares subject to the option vest over her four-year period of service with the Company measured from the grant date.

     In January 1996, the Company and Dr. Saunders entered into an agreement whereby Dr. Saunders is employed as Vice President, Medicinal Chemistry of the Company. Pursuant to his agreement, Dr. Saunders receives an annual base salary of $145,000, which is reviewed annually by the President and Chief Executive Officer, and is eligible for a bonus of up to 20% of his annual base salary to be awarded at the discretion of the Board of Directors. Simultaneous with the execution of the employment agreement, the Company and Dr. Saunders entered into a stock option agreement granting him an option to purchase 83,825 shares of the Company's common stock with an exercise price of $0.248 per share. The shares subject to that option vest over Dr. Saunders' four-year period of service with the Company measured from the option grant date.

     In May 1996, the Company and Mr. McCracken entered into an agreement whereby he is employed as Vice President, Business Development of the Company. Pursuant to his agreement, Mr. McCracken received a signing bonus of $10,000 and receives an annual base salary of $145,000, which is reviewed annually by the President and Chief Executive Officer. In addition, Mr. McCracken is eligible for a bonus of up to 20% of his annual base salary. In the event the Company terminates Mr. McCracken's employment without "cause," Mr. McCracken will be entitled to receive an aggregate severance benefit of nine months of his base salary and benefits. Simultaneous with the execution of Mr. McCracken's employment agreement, the Company and Mr. McCracken entered into a stock option agreement granting Mr. McCracken an option to purchase 72,500 shares of Common Stock with an exercise price of $0.30 per share. The shares subject to the option vest over Mr. McCracken's four-year period of service measured from the option grant date.

     In July 1995, the Company and Mr. Teig entered into an agreement whereby he is employed as Vice President of the Company. Pursuant to his agreement, Mr. Teig receives an annual base salary of $135,000, which is reviewed annually by the Board of Directors. In addition, Mr. Teig is eligible for a bonus of up to 20% of his annual base salary to be awarded at the discretion of the Board of Directors. Simultaneous with the execution of the employment agreement, the Company and Mr. Teig entered into a stock purchase agreement whereby Mr. Teig purchased 50,000 shares of Common Stock at $0.30 per share. Under such stock purchase agreement, the shares will vest, and the Company's repurchase rights will accordingly lapse over Mr. Teig's four-year period of employment measured from the date of issuance. Pursuant to his employment agreement, Mr. Teig was granted an option to purchase 61,250 shares of Company's Series J convertible preferred stock with an exercise price of $0.40 per share. Those shares vest over Mr. Teig's four-year period of service beginning on the fifth anniversary of the option grant date, with provisions for early vesting upon meeting certain milestones. All of the shares are currently vested.



     In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Chief Executive Officer and the other Named Executive Officers under the Predecessor Plan and any options granted to such individuals in the future under the 1997 Stock Incentive Plan will automatically accelerate in full, except to the extent such options are to be assumed by the successor corporation. See "Benefit Plans -- 1997 Stock Incentive Plan." In addition, the Compensation Committee as Plan Administrator of the 1997 Stock Incentive Plan will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and the Named Executive Officers, or any unvested shares of Common Stock subject to direct issuances held by such individuals, in connection with the termination of the officer's employment following: (i) a merger or asset sale in which these options are assumed or the repurchase rights applicable to those shares are assigned or (ii) certain changes in control of the Company.


DIRECTOR COMPENSATION

     The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors are not currently compensated for serving on the Board. The Company has previously granted to certain non-employee Board members an option to purchase 20,000 shares of Common Stock. Each non-employee Board member who is serving as such on the effective date of the 1997 Stock Incentive Plan will receive a similar 20,000-share option, provided he or she has not received a prior option grant from the Company. Each individual who first becomes a non-employee Board member at any time after this offering will receive a 20,000-share option grant on the date such individual joins the Board. In addition, beginning with the first annual meeting of stockholders following this offering, each such non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months. These options will have an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. The shares subject to each 20,000-share automatic option grant will vest over a four-year period, with 25% of the option shares vesting upon completion of one year of Board service from the grant date and the balance of the option shares vesting in equal monthly installments over the optionee's continued period of Board service over the next three years. The shares subject to each 5,000-share annual automatic option will vest upon the optionee's completion of one year of Board service measured from the grant date. See "-- Benefit Plans -- 1997 Stock Incentive Plan."

BENEFIT PLANS

  1997 Stock Incentive Plan


     The Company's 1997 Stock Incentive Plan (the "1997 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option/Stock Issuance Plan, as amended (the "Predecessor Plan"). The 1997 Plan was adopted by the Board and the stockholders on October 7, 1997. The 1997 Plan is to become effective on the date the Underwriting Agreement for this offering is executed (the "Plan Effective Date").



     A total of 1,072,170 shares of Common Stock have been authorized for issuance under the 1997 Plan. Such share reserve consists of (i) the number of shares available for issuance under the Predecessor Plan on the Plan Effective Date, including the shares subject to outstanding options, and

(ii) an additional increase of approximately 800,000 shares. To the extent any unvested shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after the Plan Effective Date, at the exercise price paid per share, in connection with the holder's termination of service, those repurchased shares will be added to the reserve of Common Stock available for issuance under the 1997 Plan. In no event may any one participant in the 1997 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.



     On the Plan Effective Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1997 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1997 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1997 Plan.



     The 1997 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee, if any, otherwise payable to them in cash each year to the acquisition of special below-market option grants.


     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.


     The exercise price for the shares of Common Stock subject to option grants made under the 1997 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     The Plan Administrator will have the authority, with the consent of the affected option holders, to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.


     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity terminates within a designated period following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period following such change in control. The options incorporated from the Predecessor Plan will similarly accelerate and immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the successor entity.


     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     The Company has previously granted to certain non-employee Board members an option to purchase 20,000 shares of Common Stock, and each non-employee Board member who is serving as such on the Plan Effective Date and who has not received such a grant will automatically receive an option at that time to purchase 20,000 shares of Common Stock. Each individual who first becomes a non-employee Board member at any time after the Plan Effective Date will also receive a 20,000-share option grant on the date such individual joins the Board. In addition and on the date of each Annual Stockholders Meeting held after the Plan Effective Date, each such non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months.

     Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant will vest over a four-year period, as follows: (i) 25% of the option shares upon the optionee's completion of one year of Board service measured from the grant date and (ii) the balance of the option shares in a series of 36 successive equal monthly installments upon the optionee's completion of each additional month of service measured from the first anniversary of the grant date. The shares subject to each annual 5,000-share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, the shares subject to each automatic option grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

     Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.


     The Board may amend or modify the 1997 Plan at any time, subject to any required stockholder approval. The 1997 Plan will terminate on the earliest of
(i) October 31, 2007, (ii) the date on which all shares available for issuance under the 1997 Plan have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.



  1997 Employee Stock Purchase Plan



     The Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board and approved by the stockholders in October 1997 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 150,000 shares of Common Stock has been established for this purpose.


     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration for 12 months. However, the initial offering period will begin on the execution date of the Underwriting Agreement and will end on the last business day in January 1999. The next offering period will commence on the first business day in February 1999, and subsequent offering periods will commence as designated by the Plan Administrator.

     Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than 5 calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

     Payroll deductions may not exceed 10% of the employee's base salary, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 1,250 shares on any one semi-annual purchase date.

     Should the fair market value per share of Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

     In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

     The Purchase Plan will terminate on the earlier of (i) the last business day in July 2007, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

                              CERTAIN TRANSACTIONS

     Since its formation in May 1994, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows (not adjusted for the one-for-four reverse stock split): 1,000,000 shares of Series A Preferred Stock at a price of $0.50 per share in August and November 1994; 2,226,667 shares of Series B Preferred Stock at a price of $0.75 per share in November 1994; 17,158,486 shares of Series C Preferred Stock at a price of $0.62 per share in August 1995, September 1995 and April 1996; 9,869,205 shares of Series D Preferred Stock at a price of $1.00 per share in November 1996; 232,500 shares of Series J Preferred Stock at a price of $0.10 per share in June 1997; 200,000 shares of Series Z Preferred Stock at a price of $0.50 in October 1994; and 337,777 shares of Series Z as consideration pursuant to an asset purchase agreement. The purchasers of Preferred Stock include, among others, the following directors, executive officers and holders of more than 5% of the Company's outstanding stock and their respective affiliates (all shares of Preferred Stock are convertible into Common Stock on a four-for-one basis):

                                                              PREFERRED STOCK
     EXECUTIVE OFFICERS, DIRECTORS        --------------------------------------------------------       TOTAL
          AND 5% STOCKHOLDERS             SERIES A   SERIES B    SERIES C    SERIES D    SERIES J    CONSIDERATION
     -----------------------------        --------   ---------   ---------   ---------   ---------   -------------
Pierre R. Lamond(1).....................  400,000    1,333,334   2,169,801     948,837          --    $3,494,114
Philippe O. Chambon, M.D., Ph.D.(2).....       --           --   4,838,710   1,168,198          --     4,168,198
Vicente Anido, Jr., Ph.D................       --           --          --     240,000          --       240,000
Lee R. McCracken(3).....................       --           --          --      35,000          --        35,000
Steven L. Teig..........................       --           --          --      20,000     122,500        32,250
Entities affiliated with Sequoia
  Capital(1)............................  400,000    1,333,334   2,169,801     948,837          --     3,494,114
Entities affiliated with Sprout
  Capital(2)............................       --           --   4,838,710   1,168,198          --     4,168,198
Entities affiliated with Sorrento Growth
  Partners(4)...........................       --           --   2,419,357     584,099          --     2,084,100
Entities affiliated with Brinson Venture
  Capital Fund(5).......................       --           --   3,225,807     600,000          --     2,600,000

---------------
(1) Includes 4,348,842 shares purchased by Sequoia Capital VI, 238,949 shares purchased by Sequoia Technology Partners VI, 128,043 shares purchased by Sequoia XXIV and 63,115 shares purchased by Sequoia 1995, each of which is affiliated with Sequoia Partners. Sequoia Partners is the general partner of Sequoia Capital VI. Sequoia Partners has eight general partners, who are also the general partners of Sequoia Technology Partners VI. Also includes 73,023 shares issuable to the entities affiliated with Sequoia Partners upon exercise of warrants at an exercise price of $0.62 per share. In addition, the entities affiliated with Sequoia Partners purchased 100,000 shares of Common Stock of the Company in November 1994 (see below). Mr. Lamond is a Director of the Company and a general partner of Sequoia Partners. Mr. Lamond disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(2) Includes 5,545,317 shares purchased by Sprout Capital VII, L.P. and 461,591 shares purchased by DLJ Capital Corporation. Dr. Chambon is a Director of the Company and a general partner of Sprout Capital VII, L.P., and DLJ Capital Corporation is the general partner of Sprout Capital VII, L.P. Dr. Chambon is a Divisional Vice President of DLJ Capital Corporation. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3) Held by The Rufus L. McCracken Trust, dated 6/21/91, of which Mr. McCracken is the sole trustee.

(4) Includes 999,206 shares purchased by Sorrento Ventures II, L.P. and 2,004,250 shares purchased by Sorrento Growth Partners I, L.P.

(5) Includes 536,452 shares purchased by the First National Bank of Chicago as Custodian to the Brinson Trust Company as Trustee of the Brinson MAP Venture Capital Fund III and 3,289,355 shares purchased by the First National Bank of Chicago as Custodian to the Brinson Venture Capital Fund III, L.P.

     Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock -- Registration Rights."

     In November 1994, the Company sold the following number of shares of Common Stock to the respective entities at a price of $0.20 per share: 22,750 shares to Sequoia Capital VI; 1,250 shares to Sequoia Technology Partners VI; and 1,000 shares to Sequoia XXIV.

     In October 1997, the Company sold 1,000,000 shares of its Common Stock to Elan International Services Ltd. in conjunction with entering into a collaborative agreement.


     In September 1995, the Company made a loan in the amount of $150,000 to Dr. Myers, the Vice President, Chief Scientific Officer, Chief Operating Officer and a Director of the Company, which loan is secured by shares of Common Stock. The loan is represented by a promissory note which is due and payable on the earlier of September 5, 2000 or the occurrence of certain events, such as the expiration of the 180-day period following completion of a public offering. The loan bears an interest equal to the applicable minimum Federal rate on the date of the loan. At March 31, 1998, the entire amount of the loan remains outstanding.



     In June 1997, the Company made a loan in the amount of $30,375 to Dr. Myers, which loan is secured by shares of Common Stock issuable to Dr. Myers upon the exercise of options. The loan is represented by a promissory note which is due and payable in three annual installments and is due in full upon the third anniversary of the loan. The loan bears an interest rate of 6.14%. At March 31, 1998, the entire amount of the loan remains outstanding.



     In August 1996, the Company made a loan in the amount of $66,125 to Dr. Saunders for relocation in connection with employment, which is secured by a deed of trust. The loan is represented by a promissory note which is due and payable on the earlier of August 28, 1999 or the occurrence of certain events, such as the expiration of the 30-day period following the date Dr. Saunders ceases to be a full-time employee of the Company. The loan bears no interest. Dr. Saunders has made a principal payment of $22,000 and at March 31, 1998, $44,125 of principal remains outstanding.



     In June 1997, the Company made a loan in the amount of $15,591 to Dr. Saunders, which loan is secured by shares of Common Stock issuable to Dr. Saunders upon the exercise of options. The loan is represented by a promissory note which is due and payable in three annual installments and is due in full upon the third anniversary of the loan. The loan bears an interest rate of 6.14%. At March 31, 1998, the entire amount of the loan remains outstanding.



     In February 1997, the Company made a loan in the amount of $96,000 to Dr. Anido, the President, Chief Executive Officer and a Director of the Company, which loan is secured by shares of Common Stock issuable to Dr. Anido upon the exercise of options. The loan is represented by a promissory note which is due and payable on the earlier of February 23, 2002 or the occurrence of certain events, such as the expiration of the 190-day period following completion of an initial public offering. The loan bears no interest. At March 31, 1998, the entire amount of the loan remains outstanding.



     In June 1997, the Company made a loan in the amount of $23,044 to Dr. Anido, which loan is secured by shares of Common Stock issuable to Dr. Anido upon the exercise of options. The loan is represented by a promissory note which is due and payable in three annual installments and is due in full upon the third anniversary of the loan. The loan bears an interest rate of 6.14%. At March 31, 1998, the entire amount of the loan remains outstanding.


     For information regarding employment agreements with Named Executive Officers, see "Management -- Employment Agreements and Change of Control Arrangements."

     All of the Company's officers are employed by the Company at will. The Company has entered into indemnification agreements with each of its directors and executive officers. See "Management -- Limitations on Liability and Indemnification Matters."

     The Company expects that all future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, as well as by a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of February 28, 1998, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby by the Company, by (i) all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director of the Company,
(iii) each of the Named Executive Officers of the Company and (iv) all directors and executive officers of the Company as a group.



                                                                                PERCENTAGE OF SHARES
                                                             SHARES            BENEFICIALLY OWNED(2)
                                                          BENEFICIALLY   ----------------------------------
          NAME AND ADDRESS OF BENEFICIAL OWNER              OWNED(1)     PRIOR TO OFFERING   AFTER OFFERING
          ------------------------------------            ------------   -----------------   --------------
Sprout Capital VII, L.P. and affiliated entities(3).....   1,501,729           13.7%              11.3%
  3000 Sand Hill Road
  Building 3, Suite 170
  Menlo Park, CA 94025
Sequoia Capital VI and affiliated entities(4)...........   1,237,999           11.3%               9.3%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Elan International Services Ltd.........................   1,000,000            9.1%               7.6%
  102 St. James Court
  Flatts
  Smiths, FL04
  Bermuda
Brinson MAP Venture Capital Fund III and affiliated
  entities(5)...........................................     956,453            8.7%               7.2%
  209 S. LaSalle Street
  Chicago, IL 60604-1295
Sorrento Growth Partners I, L.P. and affiliated
  entities(6)...........................................     750,867            6.8%               5.7%
  4370 La Jolla Village Dr., Suite 1040
  San Diego, CA 92122
Pierre R. Lamond(4).....................................   1,237,999           11.3%               9.3%
Vicente Anido, Jr., Ph.D.(7)............................     582,418            5.3%               4.4%
Peter L. Myers, Ph.D.(8)................................     272,501            2.5%               2.1%
Philippe O. Chambon, MD., Ph.D.(3)......................   1,501,729           13.7%              11.3%
Arthur Reidel(9)........................................      20,000              *                  *
William Scott, Ph.D.(10)................................      20,000              *                  *
Lee R. McCracken(11)....................................      93,750              *                  *
John Saunders, Ph.D.(12)................................      88,017              *                  *
Steven L. Teig(13)......................................     246,876            2.2%               1.9%
All directors and executive officers
  as a group (10 persons)(14)...........................   4,155,165           37.0%              30.8%


---------------

  * Represents beneficial ownership of less than one percent of the outstanding shares of the Company's Common Stock.

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Share ownership in each case includes shares issuable upon exercise of certain outstanding options as described in the footnotes below. The address for those individuals for which an address is not otherwise indicated is: 9050 Camino Santa Fe, San Diego, CA 92121.

 (2) Percentage of ownership is calculated pursuant to Commission Rule 13d-3(d)(1).

 (3) Includes 1,386,331 shares purchased by Sprout Capital VII, L.P. and 115,398 shares purchased by DLJ Capital Corporation. DLJ Capital Corporation is the managing general partner of Sprout Capital VII, L.P. Dr. Chambon is a Director of the Company, a general partner of Sprout Capital VII, L.P. and Divisional Vice President of DLJ Capital Corporation. Dr. Chambon disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.


 (4) Includes 1,109,962 shares held by Sequoia Capital VI, 60,988 shares held by Sequoia Technology Partners VI, 33,012 shares held by Sequoia XXIV and 15,780 shares held by Sequoia 1995, each of which is affiliated with Sequoia Partners. Sequoia Partners is the general partner of Sequoia Capital VI. Sequoia Partners has eight general partners, who are also the general partners of Sequoia Technology Partners VI. Also includes 16,613 shares, 913 shares and 731 shares held by Sequoia Capital VI, Sequoia Technology Partners VI and Sequoia XXIV, respectively, issuable upon exercise of warrants exercisable within 60 days of February 28, 1998. Mr. Lamond is a Director of the Company and a general partner of Sequoia Partners. Mr. Lamond disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.


 (5) Includes 134,113 shares purchased by the First National Bank of Chicago as Custodian to the Brinson Trust Company as Trustee of the Brinson MAP Venture Capital Fund III and 822,340 shares purchased by The First National Bank of Chicago as Custodian to the Brinson Venture Capital Fund III, L.P.

 (6) Includes 249,803 shares held by Sorrento Ventures II, L.P. and 501,064 shares held by Sorrento Growth Partners I, L.P.


 (7) Includes 100,001 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.



 (8) Includes 50,001 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.



 (9) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.



(10) Includes 20,000 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.


(11) Includes 8,750 shares held by the Rufus L. McCracken Trust, dated 6/21/91, of which Mr. McCracken is the sole Trustee.


(12) Includes 4,192 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.



(13) Includes 50,001 shares issuable upon exercise of options exercisable within 60 days of February 28, 1998.



(14) Includes 262,451 shares issuable upon the exercise of options or warrants exercisable within 60 days of February 28, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Upon completion of this offering, the Company will be authorized to issue 40,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value per share.

COMMON STOCK


     As of March 31, 1998, there were 10,981,938 shares of Common Stock outstanding and held of record by approximately 130 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

     After completion of this offering, the Board will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. There are currently no shares of Preferred Stock outstanding and the Company has no current plans to issue any of the Preferred Stock.

WARRANTS

     In December 1994, in conjunction with an equipment lease financing, the Company issued a warrant to Comdisco, Inc. to purchase up to 20,914 shares of Common Stock at $2.00 per share, exercisable at any time and prior to the earlier of December 20, 2004 or five years following the Company's initial public offering. The warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. The warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal to the value of the warrant surrendered.

     In June 1995, in connection with a product development collaboration, the Company issued a warrant to LJL BioSystems, Inc. to purchase 8,750 shares of Common Stock, exercisable at any time and prior to June 15, 2000, at $0.30 per share. The warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations.

     In August 1995, in connection with the Series C Preferred Stock private placement, the Company issued warrants to five investors to purchase an aggregate of 30,242 shares of Common Stock, exercisable at any time and prior to August 2000 at $2.48 per share. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Each warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal to the value of the warrant surrendered.

     In April 1996, in conjunction with equipment lease financings, the Company issued warrants to Comdisco, Inc. to purchase up to an aggregate of 35,383 shares of Common Stock at $2.48 per share, exercisable at any time and prior to the earlier of April 2003 or three years after the Company's initial public offering. The number of shares issuable pursuant to these warrants was dependent on the aggregate amount financed with Comdisco, and pursuant to these warrants, Comdisco has the right to purchase an aggregate of 26,647 shares of the Company. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of each warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Each warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal to the value of the warrant surrendered.

     In May 1996, in conjunction with an equipment lease financing, the Company issued warrants to Silicon Valley Bank and MMC/GATX Partnership No. 1 to purchase up to 6,896 and 21,331 shares of Common Stock, respectively, at $2.48 per share, respectively, exercisable at any time and prior to the earlier of May 2006 or five years following the Company's initial public offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of each warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Each warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal to the value of the warrant surrendered.

     In June 1996, in conjunction with equipment lease financings, the Company issued warrants to Comdisco, Inc. to purchase up to an aggregate of 24,698 shares of Common Stock at $2.48 per share, exercisable at any time and prior to the earlier of June 2003 or three years after the Company's initial public offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of each warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. Each warrant provides that the warrant holder may exercise the warrant without payment of cash by surrendering the warrant and receiving shares of Common Stock equal to the value of the warrant surrendered.

REGISTRATION RIGHTS

     The holders of approximately 7,754,933 shares of Common Stock or their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and such Holders, if the Company proposes to register any of its securities under the Securities Act for its own account, such Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, Holders of at least 50% of approximately 7,754,933 shares of Common Stock with demand registration rights may require the Company to prepare and file a registration statement under the Securities Act with respect to the shares entitled to demand registration rights, and the Company is required to use its diligent best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of these stockholder-initiated registrations nor to effect such a registration within 180 days following an offering of the Company's securities, including the Offering made hereby. The Holders may also request the Company to register such shares on Form S-3 provided the shares registered have an aggregate market value of at least $500,000. The Company is not obligated to effect more than one of these registrations pursuant to Form S-3 in any 12-month period. Generally, the Company is required to bear the expense of all such registrations. The registration rights of each Holder expires at such time after the Offering as all shares held by such Holder can be sold within any three-month period pursuant to Rule 144. All rights of the Holders to require registration of the resale of their shares in connection with this Offering have been waived.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS


  Certificate of Incorporation and Restated Bylaws



     The Company's Certificate of Incorporation authorizes the Board to establish one or more series of undesignated Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See "-- Preferred Stock." The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The Company's Restated Bylaws provide that the Company's Board will be classified into three classes of directors beginning at the next annual meeting of stockholders. See "Management -- Executive Officers, Key Employees and Directors." In addition, the Restated Bylaws do not permit stockholders of the Company to call a special meeting of stockholders; only the Company's Chief Executive Officer, President, Chairman of the Board or a majority of the Board are permitted to call a special meeting of stockholders. The Restated Bylaws also require that stockholders give advance notice to the Company's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the Board and/or stockholders to amend certain Restated Bylaw provisions. These provisions of the Certificate of Incorporation and the Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of the Company.


  Delaware Anti-Takeover Statute

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include:. (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Based upon the number of shares outstanding as of March 31, 1998 upon completion of this offering, there will be 13,231,938 shares of Common Stock of the Company outstanding. There were also approximately 49,000 shares covered by vested options outstanding, which are not considered to be outstanding shares. Of the outstanding shares, approximately 4,108,000 shares, including the 2,250,000 shares of Common Stock sold in this offering, will be immediately eligible for resale in the public market without restriction under the Securities Act, except that any shares purchased in this offering by affiliates of the Company ("Affiliates"), as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be resold in compliance with applicable provisions of Rule 144. Beginning approximately 90 days after the date of this Prospectus, approximately 411,000 additional shares of Common Stock (including approximately 65,000 shares covered by options exercisable within the 90-day period following the date of this Prospectus) will become eligible for immediate resale in the public market, subject to compliance as to certain of such shares with applicable provisions of Rules 144 and 701.



     The Company, the executive officers and directors of the Company and certain security holders have agreed pursuant to lock-up agreements that they will not, without the prior written consent of BancAmerica Robertson Stephens, offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. Each holder who signed a lock-up agreement has agreed, subject to certain limited exceptions, not to sell or otherwise dispose of any of the shares held by them as of the date of this Prospectus for a period of 180 days after the date of this Prospectus without the prior written consent of BancAmerica Robertson Stephens. At the end of such 180-day period, approximately 8,980,000 shares of Common Stock (including approximately 121,000 shares issuable upon exercise of vested options) will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701. The remainder of the approximately 4,252,000 shares of Common Stock outstanding or issuable upon exercise of options held by existing stockholders or option holders will become eligible for sale at various times over a period of less than two years and could be sold earlier if the holders exercise any available registration rights or upon vesting pursuant to the Company's standard four year vesting schedule.


     In general, under Rule 144 as recently amended, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 132,000 shares immediately after the offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

     Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted prior to this offering) are also restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its one-year holding period requirement.

     Prior to this offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.


     In addition, the Company intends to register on the effective date of this offering 1,072,170 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1997 Stock Incentive Plan plus 150,000 shares of Common Stock reserved for issuance under its 1997 Employee Stock Purchase Plan. Further, upon expiration of such lock-up agreements, holders of approximately 7,754,933 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price of the Common Stock.

                                  UNDERWRITING


     The Underwriters named below, acting through their representatives, BancAmerica Robertson Stephens, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. (the "Representatives"), have severally agreed with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.



                                                               NUMBER
                                                                 OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BancAmerica Robertson Stephens..............................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Smith Barney Inc............................................
                                                              ---------
          Total.............................................  2,250,000
                                                              =========


     The Representatives have advised the Company that the Underwriters propose to offer shares of the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at
such price less a concession of not in excess of $          per share, of which
$          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock, at the same price per share as will be paid for the 2,250,000 shares that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 2,250,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 2,250,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

     Each officer and director and certain holders of shares of the Company's Common Stock have agreed with the Representatives, for a period of 180 days after the date of this Prospectus (the "Lock-Up Period"), subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock owned as of the date of this Prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of BancAmerica Robertson Stephens. However, BancAmerica Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the Representatives and any of the Company's stockholders providing consent by the Representatives to the sale of shares prior to the expiration of the Lock-Up Period. The Company has agreed that during the Lock-Up Period, the Company will not, subject to certain exceptions, without the prior written consent of BancAmerica Robertson Stephens, (i) consent to the disposition of any shares held by stockholders prior to the expiration of the Lock-Up Period or (ii) issue, sell, contract to sell or otherwise dispose of, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into, exercisable for or exchangeable for shares of Common Stock, other than the Company's sale of shares in this offering, the issuance of Common Stock upon the exercise of outstanding options and warrants and the Company's issuance of options and stock under the existing stock option and stock purchase plans. See "Shares Eligible for Future Sale."

     The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock offered hereby will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

     Certain persons participating in this offering may engage in transactions, including syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of Common Stock on the Nasdaq National Market or otherwise. Such transactions may stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The offering is being conducted in accordance with Rule 2720 ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD") which provides that, among other things, when an NASD member firm participates in the offering of equity securities of a company with whom such member has a "conflict of interest" (as defined in Rule 2720), the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" (as defined in Rule 2720) (a "QIU"). BancAmerica Robertson Stephens is serving as the QIU in the offering and will recommend a price in compliance with the requirements of Rule 2720. BancAmerica Robertson Stephens has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. BancAmerica Robertson Stephens, in its capacity as QIU, will receive no additional compensation as such in connection with the offering.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. Partners of such firm own 2,500 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Cooley Godward LLP, San Diego, California.

                                    EXPERTS


     The financial statements of CombiChem for the years ended December 31, 1995, 1996 and 1997 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all of any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon approval of the Common Stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                                COMBICHEM, INC.
                         INDEX TO FINANCIAL STATEMENTS


Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets at December 31, 1996 and 1997 and March 31,
  1998 (unaudited)..........................................  F-3
Statements of Operations for the years ended December 31,
  1995, 1996 and 1997 and the three months ended March 31,
  1997 (unaudited) and 1998 (unaudited).....................  F-4
Statements of Redeemable Preferred Stock and Stockholders'
  Equity (Deficit) for the three years in the period ended
  December 31, 1997 and the three months ended March 31,
  1998 (unaudited)..........................................  F-5
Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997 and the three months ended March 31,
  1997 (unaudited) and 1998 (unaudited).....................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
CombiChem, Inc.


     We have audited the accompanying balance sheets of CombiChem, Inc. as of December 31, 1996 and 1997, and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CombiChem, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          ERNST & YOUNG LLP
San Diego, California

January 13, 1998, except


for Note 10, as to


which the date is


March 31, 1998

                                COMBICHEM, INC.
                                 BALANCE SHEETS
                                     ASSETS


                                                                                              PRO FORMA
                                                                                            STOCKHOLDERS'
                                                      DECEMBER 31,                            EQUITY AT
                                               ---------------------------    MARCH 31,       MARCH 31,
                                                   1996           1997           1998           1998
                                               ------------   ------------   ------------   -------------
                                                                             (UNAUDITED)     (UNAUDITED)
Current assets:
  Cash and cash equivalents..................  $    366,983   $  5,866,635   $  3,913,546
  Short-term investments.....................    12,166,132     11,054,725     10,574,926
  Restricted cash............................       325,000        262,143        262,143
  Accounts receivable........................       198,419        527,633      1,921,921
  Prepaid expenses and other current
    assets...................................       345,228        767,594        894,540
                                               ------------   ------------   ------------
         Total current assets................    13,401,762     18,478,730     17,567,076
Property and equipment, net..................     2,899,155      5,961,177      7,123,643
Deposits and other assets....................       138,095        879,845      1,029,431
Notes receivable from
  employee/stockholders......................       218,991        206,303        206,303
                                               ------------   ------------   ------------
         Total assets........................  $ 16,658,003   $ 25,526,055   $ 25,926,453
                                               ============   ============   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...........................  $    508,538   $    881,436   $    957,833
  Accrued liabilities........................       734,601      1,394,046      1,343,158
  Deferred revenue...........................     2,130,000      1,475,752      1,916,669
  Current portion of obligations under
    capital leases...........................       758,085      1,569,197      1,770,746
                                               ------------   ------------   ------------
         Total current liabilities...........     4,131,224      5,320,431      5,988,406
Deferred rent................................        30,409         91,227        103,863
Obligations under capital leases, less
  current portion............................     1,752,646      3,283,373      3,566,327
Commitments
Redeemable convertible preferred stock, $.001
  par value, 63,196,296 shares authorized;
  7,696,808, 7,754,933 and 7,754,933 shares
  issued and outstanding at December 31, 1996
  and 1997, and March 31, 1998, respectively
  (5,000,000 shares authorized, no shares
  issued and outstanding pro forma)..........    23,106,728     23,129,968     23,129,968   $         --
Stockholders' equity (deficit):
  Common stock, $.001 par value, 80,000,000
    shares authorized; 711,605, 3,227,005 and
    3,227,005 shares issued and outstanding
    at December 31, 1996 and 1997 and March
    31, 1998, respectively, (40,000,000
    shares authorized, 10,981,938 shares
    issued and outstanding pro forma)........           712          3,227          3,227         10,982
  Additional paid-in capital.................       135,340     12,519,952     12,519,952     35,642,165
  Deferred compensation......................            --     (1,582,320)    (1,471,911)    (1,471,911)
  Notes receivable from stockholders.........            --       (419,061)      (419,061)      (419,061)
  Accumulated deficit........................   (12,499,056)   (16,820,742)   (17,494,318)   (17,494,318)
                                               ------------   ------------   ------------   ------------
         Total stockholders' equity
           (deficit).........................   (12,363,004)    (6,298,944)    (6,862,111)  $ 16,267,857
                                               ------------   ------------   ------------   ============
         Total liabilities and stockholders'
           equity (deficit)..................  $ 16,658,003   $ 25,526,055   $ 25,926,453
                                               ============   ============   ============


                            See accompanying notes.

                                COMBICHEM, INC.
                            STATEMENTS OF OPERATIONS


                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                   MARCH 31,
                                  ---------------------------------------   -------------------------
                                     1995          1996          1997          1997          1998
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
Revenue:
  Revenue under collaborative
     agreements:
     Project initiation fees and
       milestone payments.......  $        --   $ 2,500,000   $ 3,333,331   $        --   $ 1,500,000
     Research and development
       funding..................           --       420,000     4,137,250       490,832     1,871,586
  Grant revenue.................       50,440        47,400            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Total revenue.........       50,440     2,967,400     7,470,581       490,832     3,371,586
Operating expenses:
  Research and development:
     Collaborative..............           --       420,000     4,316,938       137,484     1,923,191
     Proprietary................    4,763,043     4,820,253     4,399,620     1,237,358     1,314,947
                                  -----------   -----------   -----------   -----------   -----------
                                    4,763,043     5,240,253     8,716,558     1,374,842     3,238,138
  General and administrative....    2,000,652     2,845,074     3,286,569       872,413       891,481
                                  -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses............    6,763,695     8,085,327    12,003,127     2,247,255     4,129,619
Loss from operations............   (6,713,255)   (5,117,927)   (4,532,546)   (1,756,423)     (758,033)
Interest income.................       94,737       144,639       662,525       189,386       235,706
Interest expense................      (56,040)     (145,139)     (251,665)      (60,168)     (121,249)
Foreign tax expense.............           --            --      (200,000)           --       (30,000)
                                  -----------   -----------   -----------   -----------   -----------
Net loss........................  $(6,674,558)  $(5,118,427)  $(4,321,686)   (1,627,205)     (673,576)
                                  ===========   ===========   ===========   ===========   ===========
Pro forma basic net loss per
  share.........................                              $     (0.49)                $     (0.07)
                                                              ===========                 ===========
Shares used in computing pro
  forma basic net loss per
  share.........................                                8,804,000                  10,202,000
                                                              ===========                 ===========


                            See accompanying notes.

                                COMBICHEM, INC.

  STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                   STOCKHOLDERS' EQUITY (DEFICIT)
                                            REDEEMABLE           ------------------------------------------------------------------
                                           CONVERTIBLE                                                                    NOTES
                                         PREFERRED STOCK            COMMON STOCK        ADDITIONAL                      RECEIVABLE
                                     ------------------------    -------------------      PAID-IN        DEFERRED          FROM
                                      SHARES        AMOUNT        SHARES      AMOUNT      CAPITAL      COMPENSATION    STOCKHOLDERS
                                     ---------    -----------    ---------    ------    -----------    ------------    ------------
Balance at December 31, 1994.......    850,000    $ 2,250,000      433,125    $ 433     $    23,567    $        --       $      --
  Sale of common stock.............         --             --      194,750      195          58,230             --              --
  Issuance of common stock for
    technology.....................         --             --      100,000      100          39,900             --              --
  Sale of Series B preferred
    stock..........................      6,669         20,000           --       --              --             --              --
  Sale of Series C preferred
    stock..........................  2,808,702      6,877,749           --       --              --             --              --
  Conversion of notes payable and
    interest into Series C
    preferred stock................    202,692        502,676           --       --              --             --              --
  Repurchase and cancelation of
    common stock...................         --             --      (67,710)     (68)         (2,640)            --              --
  Net loss.........................         --             --           --       --              --             --              --
                                     ---------    -----------    ---------    ------    -----------    -----------       ---------
Balance at December 31, 1995.......  3,868,063      9,650,425      660,165      660         119,057             --              --
  Sale of common stock.............         --             --       74,000       74          22,126             --              --
  Sale of Series C preferred
    stock..........................  1,278,240      3,142,045           --       --              --             --              --
  Sale of Series D preferred
    stock..........................  2,467,310      9,853,345           --       --              --             --              --
  Conversion of notes payable and
    interest into Series Z
    preferred stock................     83,195        460,913           --       --              --             --              --
  Repurchase and cancellation of
    common stock...................         --             --      (22,560)     (22)         (5,843)            --              --
  Net loss.........................         --             --           --       --              --             --              --
                                     ---------    -----------    ---------    ------    -----------    -----------       ---------
Balance at December 31, 1996.......  7,696,808     23,106,728      711,605      712         135,340             --              --
  Sale of common stock.............         --             --    1,305,090    1,305      10,071,414             --              --
  Sale of Series J preferred
    stock..........................     58,125         23,240           --       --              --             --              --
  Deferred compensation related to
    stock options..................         --             --           --       --       1,773,973     (1,773,973)             --
  Amortization of deferred
    compensation...................         --             --           --       --              --        191,653              --
  Sale of common stock for notes
    receivable.....................         --             --    1,210,310    1,210         539,225             --        (540,435)
  Repayment of notes receivable....         --             --           --       --              --             --         121,374
  Net loss.........................         --             --           --       --              --             --              --
                                     ---------    -----------    ---------    ------    -----------    -----------       ---------
Balance at December 31, 1997.......  7,754,933     23,129,968    3,227,005    3,227      12,519,952     (1,582,320)       (419,061)
  Amortization of deferred
    compensation (unaudited).......         --             --           --       --              --        110,409              --
  Net loss (unaudited).............         --             --           --       --              --             --              --
                                     ---------    -----------    ---------    ------    -----------    -----------       ---------
Balance at March 31, 1998
  (unaudited)......................  7,754,933    $23,129,968    3,227,005    $3,227    $12,519,952    $(1,471,911)      $(419,061)
                                     =========    ===========    =========    ======    ===========    ===========       =========

                                      STOCKHOLDERS' EQUITY (DEFICIT)
                                     --------------------------------
                                                          TOTAL
                                                      STOCKHOLDERS'
                                     ACCUMULATED          EQUITY
                                       DEFICIT          (DEFICIT)
                                     ------------    ----------------
Balance at December 31, 1994.......  $   (706,071)     $   (682,071)
  Sale of common stock.............            --            58,425
  Issuance of common stock for
    technology.....................            --            40,000
  Sale of Series B preferred
    stock..........................            --                --
  Sale of Series C preferred
    stock..........................            --                --
  Conversion of notes payable and
    interest into Series C
    preferred stock................            --                --
  Repurchase and cancelation of
    common stock...................            --            (2,708)
  Net loss.........................    (6,674,558)       (6,674,558)
                                     ------------      ------------
Balance at December 31, 1995.......    (7,380,629)       (7,260,912)
  Sale of common stock.............            --            22,200
  Sale of Series C preferred
    stock..........................            --                --
  Sale of Series D preferred
    stock..........................            --                --
  Conversion of notes payable and
    interest into Series Z
    preferred stock................            --                --
  Repurchase and cancellation of
    common stock...................            --            (5,865)
  Net loss.........................    (5,118,427)       (5,118,427)
                                     ------------      ------------
Balance at December 31, 1996.......   (12,499,056)      (12,363,004)
  Sale of common stock.............            --        10,072,719
  Sale of Series J preferred
    stock..........................            --                --
  Deferred compensation related to
    stock options..................            --                --
  Amortization of deferred
    compensation...................            --           191,653
  Sale of common stock for notes
    receivable.....................            --                --
  Repayment of notes receivable....            --           121,374
  Net loss.........................    (4,321,686)       (4,321,686)
                                     ------------      ------------
Balance at December 31, 1997.......   (16,820,742)       (6,298,944)
  Amortization of deferred
    compensation (unaudited).......            --           110,409
  Net loss (unaudited).............      (673,576)         (673,576)
                                     ------------      ------------
Balance at March 31, 1998
  (unaudited)......................  $(17,494,318)     $ (6,862,111)
                                     ============      ============


                            See accompanying notes.

                                COMBICHEM, INC.
                            STATEMENTS OF CASH FLOWS


                                                                                               THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                 ----------------------------------------   -------------------------
                                                    1995           1996          1997          1997          1998
                                                 -----------   ------------   -----------   -----------   -----------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net loss....................................   $(6,674,558)  $ (5,118,427)  $(4,321,686)  $(1,627,205)  $  (673,576)
  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation of property and
         equipment............................       106,763        310,765       849,285       112,191       330,607
      Amortization of premium on short-term
         investments..........................            --             --        92,709        26,230        41,214
      Deferred rent...........................            --         30,409        60,818            --        12,636
      Deferred revenue........................            --      2,130,000      (654,248)     (790,832)      440,917
      In-process research and development
         acquired for convertible notes
         payable and accrued interest.........       542,676             --            --            --            --
      Amortization of deferred compensation...            --             --       191,651            --       110,409
      Stock issued for technology.............        40,000             --            --            --            --
      Interest payable converted to preferred
         stock................................            --         20,913            --            --            --
      Change in operating assets and
         liabilities:
         Accounts receivable..................            --       (198,419)     (329,214)      (89,769)   (1,394,288)
         Prepaid expenses and other current
           assets.............................      (164,995)      (154,152)     (422,366)       47,884       (19,248)
         Accounts payable and accrued
           liabilities........................       443,095        607,106     1,032,345       (43,954)       25,512
                                                 -----------   ------------   -----------   -----------   -----------
         Net cash used in operating
           activities.........................    (5,707,019)    (2,371,805)   (3,500,706)   (2,365,455)   (1,125,817)
Cash flows from investing activities:
  Purchases of short-term investments.........            --    (12,166,132)   (6,191,204)           --    (2,561,415)
  Maturities of short-term investments........            --             --     7,416,825     4,139,760     3,000,000
  Purchases of accrued interest on short-term
    investments...............................            --             --      (206,913)           --      (107,698)
  Purchases of property and equipment.........      (638,878)    (2,575,690)   (3,911,307)     (150,242)   (1,492,794)
  Deposits and other assets...................         9,923       (102,077)     (741,750)        2,481      (149,587)
  Notes receivable from employees.............      (152,866)       (66,125)       12,688            --            --
                                                 -----------   ------------   -----------   -----------   -----------
         Net cash used in investing
           activities.........................      (781,821)   (14,910,024)   (3,621,661)    3,991,999    (1,311,494)
Cash flows from financing activities:
  Advances on capital lease obligations,......       693,102      2,337,375     3,257,645       302,656       871,278
  Principal repayments on capital lease
    obligations...............................      (108,870)      (410,876)     (915,816)     (182,195)     (387,056)
  Issuance of redeemable convertible preferred
    stock, net of issuance costs..............     6,897,749     12,995,390        23,240            --            --
  Issuance of common stock, net of repurchased
    shares ...................................        55,717         16,335    10,072,719            --            --
  Payments on note payable....................       (35,000)      (100,000)           --            --            --
  Receipt of payment on note from
    stockholder...............................            --             --       121,374            --            --
  Restricted cash given as collateral for
    letter of credit..........................            --       (325,000)       62,857            --            --
  Proceeds from convertible notes payable.....       750,000             --            --            --            --
  Repayments of convertible notes payable.....      (250,000)            --            --            --            --
                                                 -----------   ------------   -----------   -----------   -----------
         Net cash provided by financing
           activities.........................     8,002,698     14,513,224    12,622,019       120,461       484,222
                                                 -----------   ------------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.................................     1,513,858     (2,768,605)    5,499,652     1,747,005    (1,953,089)
Cash and cash equivalents at beginning of
  period......................................     1,621,730      3,135,588       366,983       366,983     5,866,635
                                                 -----------   ------------   -----------   -----------   -----------
Cash and cash equivalents at end of period....   $ 3,135,588   $    366,983   $ 5,866,635   $ 2,113,988   $ 3,913,546
                                                 ===========   ============   ===========   ===========   ===========
Supplemental disclosures of cash flow
  information:
Interest paid.................................   $    56,040   $    124,226   $   258,109   $    52,504   $   120,289
                                                 ===========   ============   ===========   ===========   ===========
Supplemental schedule of noncash investing and
  financing activities:
Conversion of convertible notes payable and
  interest payable to redeemable convertible
  preferred stock.............................   $   502,676   $    440,000   $        --   $        --   $        --
                                                 ===========   ============   ===========   ===========   ===========



                            See accompanying notes.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS


                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


  Organization and Business



     CombiChem, Inc. is a computational drug discovery company that is applying its proprietary design technology and rapid synthesis capabilities to accelerate the discovery process for new drugs. The Company believes its approach offers pharmaceutical and biotechnology companies the opportunity to conduct their drug discovery efforts in a more productive and cost-effective manner. Using its Discovery Engine(TM) process, the Company focuses on the generation, evolution and optimization of potential new lead candidates for its collaborative partners, who will then develop, manufacture, market and sell any resulting drugs. CombiChem believes that its process is widely applicable to a variety of disease targets and therapeutic indications. In addition, the Company intends to use its approach on internal programs to discover new lead candidates and then to outlicense them to third parties, retaining a larger economic interest in such candidates.


  Cash, Cash Equivalents and Short-term Investments


     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less when purchased. The Company generally invests its excess cash in U.S. government securities. Short-term investments are recorded at amortized cost which approximates market value.



     The Company applies Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), to its investments. Under SFAS No. 115, the Company classifies its short-term investments as "Available-for-Sale" and records such assets at estimated fair value in the balance sheet, with unrealized gains and losses, if any, reported in stockholders' equity. As of December 31, 1997, the cost of cash equivalents and short-term investments approximated estimated fair value.


  Concentration of Credit Risk

     The Company invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. The Company historically has not experienced any material losses on its cash equivalents or short-term investments.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the remaining term of the lease. Amortization of equipment under capital leases is reported with depreciation of property and equipment.

  Impairment of Long-Lived Assets


     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS No. 121), requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed. There have not been any impairments of long-lived assets to date.



  Basic Net Loss Per Share and Pro Forma Basic Net Loss Per Share



     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 Earnings Per Share ("SFAS No. 128"). SFAS No. 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.



     In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of Common Stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, if applicable, common shares issued in each of the periods presented for nominal consideration have been included in the calculation as if they were outstanding for all periods presented.



     Pro forma basic net loss per share as presented in the Statement of Operations has been computed as described above and also gives effect to the conversion of the convertible Preferred Stock that will occur upon completion of the Company's initial public offering (using the as-if converted method from the original date of issuance.)



     A reconciliation of shares used in the calculation of basic and pro forma basic net loss per share follows (in thousands, except per share data):



                                            YEAR ENDED DECEMBER 31,        THREE MONTHS
                                         -----------------------------        ENDED
                                          1995       1996       1997      MARCH 31, 1998
                                         -------    -------    -------    --------------
                                                                           (UNAUDITED)
Net loss...............................  $(6,675)   $(5,118)   $(4,322)      $  (674)
                                         =======    =======    =======       =======
Weighted average shares of Common Stock
  outstanding (shares used in computing
  basic net loss per share)............      348        453      1,075         2,447
                                         =======    =======    =======       =======
Basic net loss per share...............  $(19.18)   $(11.30)   $ (4.02)      $ (0.28)
                                         =======    =======    =======       =======
Shares used in computing basic net loss
  per share............................                          1,075         2,447
Adjustment to reflect the effect of the
  assumed conversion of preferred
  stock................................                          7,729         7,755
                                                               -------       -------
Shares used in computing pro forma
  basic net loss per share.............                          8,804        10,202
                                                               =======       =======
Pro forma basic net loss per share.....                        $ (0.49)      $ (0.07)
                                                               =======       =======



     Had the Company been in a net income position, diluted earnings per share would have been presented and would have included the shares used in the computation of pro forma basic net loss per share as well as additional potential common shares related to outstanding options and warrants. The diluted EPS computation is not included as all potential common shares are antidilutive.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)


  New Accounting Standards


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130) and SFAS No. 131, Segment Information (SFAS No. 131). Both of these standards are effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including foreign currency translation adjustments, and unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company does not believe that comprehensive income or loss will be materially different than net income or loss. SFAS No. 131 amends the requirements for public enterprises to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in SFAS No. 131, are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating the segment performance. The Company believes it operates in one business and operating segment and does not believe adoption of these standards will have a material impact on the Company's financial statements.


  Revenues under Collaborative Agreements and Research and Development Costs


     The Company currently generates revenue primarily through its collaborative agreements, which provide for the analysis of data, design of informative compound libraries and synthesis of compounds utilizing the Company's proprietary technology. Contract research revenue is recognized at the time that research activities are performed under the terms of the research contracts. Contract payments are generally received in advance of the performance of the related research activities. Such payments received in excess of amounts earned are recorded as deferred revenue.


     Project initiation fees are recognized as revenue upon contract execution. These fees are nonrefundable, and the Company has no future performance obligations related to such fees.


     Research and development costs are expensed as incurred. Costs of services under the Company's collaborative agreements generally approximate the research revenue under such agreements. Project initiation fees and milestone payments do not have associated cost of services.



     The Company's accounts receivable consist of payments due under these agreements. Substantially all of such receivables are expected to be collected within 30 days of the balance sheet date.



     The Company's revenues are concentrated among a small number of customers, as follows:



                                                                        THREE MONTHS
                                                    YEAR ENDING            ENDING
                                                    DECEMBER 31           MARCH 31
                                                --------------------    ------------
                                                1995    1996    1997    1997    1998
                                                ----    ----    ----    ----    ----
Elan/Athena...................................  --       --     18%      --     10%
ICOS..........................................  --       --      --      --     10%
Imclone.......................................  --       --      *       --      *
Roche.........................................  --      67%     30%     68%     44%
Sumitomo......................................  --       --     39%      --     19%
Teijin........................................  --      31%      *      32%      *
Other.........................................  --       *       --      --      *


---------------

* Amount earned represents less than 10% of revenues for the period.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



  Stock-Based Compensation



     As permitted by Statement of Financial Accounting Standards No. 123 (SFAS No. 123), the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.



  Pro Forma Stockholders' Equity



     In September 1997, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its common stock in an initial public offering. If the initial public offering contemplated by this Prospectus is consummated under the terms presently anticipated, all outstanding shares of redeemable convertible preferred stock at March 31, 1998 will convert into 7,754,933 common shares.


  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


  Reclassification



     Reclassifications have been made to certain prior period amounts to conform to the 1997 presentation.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)


2. BALANCE SHEET INFORMATION


  Investments



     There were no realized gains or losses on the sale of securities during the three years ended December 31, 1997 or the three months ended March 31, 1998.



     All debt securities held by the Company at March 31, 1998, have a contractual maturity less than one year. The amortized cost of the debt securities approximates fair value. Actual maturities may differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties.



  Property and Equipment


     Property and equipment consist of the following:


                                              DECEMBER 31,                MARCH 31,
                                         -----------------------   ------------------------
                                            1996         1997         1997         1998
                                         ----------   ----------   ----------   -----------
                                                                         (UNAUDITED)
Laboratory and computer equipment......  $1,759,990   $4,131,762   $2,027,728   $ 5,311,824
Leasehold improvements.................   1,373,465    2,524,919    1,224,400     2,913,293
Office furniture, fixtures and
  equipment............................     188,174      576,255      219,743       498,079
                                         ----------   ----------   ----------   -----------
                                          3,321,629    7,232,936    3,471,871     8,723,196
Less accumulated depreciation and
  amortization.........................    (422,474)  (1,271,759)    (534,665)   (1,599,553)
                                         ----------   ----------   ----------   -----------
                                         $2,899,155   $5,961,177   $2,937,206   $ 7,123,643
                                         ==========   ==========   ==========   ===========


3. NOTES PAYABLE


     During 1996, the Company repaid a $100,000 non-interest bearing note with cash and converted two notes payable totaling $440,000 and the related accrued interest into 83,195 shares of Series Z convertible preferred stock.


4. COMMITMENTS


  Leases



     The Company leases its facilities in San Diego and Palo Alto under two operating lease agreements that expire in May 2006 and October 2002, respectively. Rent expense was approximately $86,000, $383,000 and $613,000 for the years ended December 31, 1995, 1996 and 1997 and $115,000 and $187,000 for the three months ended March 31, 1997 and 1998, respectively. Lease payments under both agreements are subject to future increases based upon the Consumer Price Index.



     The Company leases certain equipment under capital lease obligations. Cost and accumulated amortization of equipment under capital leases were $3,054,000 and $349,000 at December 31, 1996, $6,599,000 and $1,140,000 at December 31,
1997 and $7,269,000 and $1,474,000 at March 31, 1998, respectively.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



     Annual future minimum obligations for operating and capital leases as of December 31, 1997 are as follows:



                                                       OPERATING      CAPITAL
              YEAR ENDING DECEMBER 31:                   LEASES       LEASES
              ------------------------                 ----------   -----------
     1998............................................  $  662,795   $ 1,961,928
     1999............................................     683,341     1,722,250
     2000............................................     699,778     1,170,132
     2001............................................     712,106       797,403
     2002............................................     682,799            --
  Thereafter.........................................   1,837,189            --
                                                       ----------   -----------
Total minimum lease payments.........................  $5,278,008     5,651,713
                                                       ==========
Less amount representing interest....................                  (799,143)
                                                                    -----------
Present value of obligations under capital leases....                 4,852,570
Less current portion.................................                (1,569,197)
                                                                    -----------
Long-term obligations under capital leases . ........               $ 3,283,373
                                                                    ===========


  Consulting Agreements


     The Company has entered into various consulting agreements with members of its Scientific Advisory Board and others for aggregate minimum annual fees of approximately $118,000. The agreements are cancelable by either party with limited notice. During the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company expensed approximately $27,000, $43,000, $61,000, $11,000 and $31,000, respectively, for fees and expense reimbursements paid to these consultants.


5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)


  Changes in Capitalization


     In September 1997, the Company's Board of Directors approved the reincorporation of the Company in Delaware which was accomplished through a merger of the existing California corporation into a new Delaware corporation. The ratio of exchange was one share of the California corporation to one share of the Delaware corporation. Subsequent to the reincorporation, the Company effected a one-for-four reverse stock split of the Common Stock. The number of authorized shares of the new Delaware corporation are 40,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. All share and per share amounts and stock option data have been restated to retroactively give effect to the reincorporation, the reverse stock split and the related change in shares outstanding.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)


  Redeemable Convertible Preferred Stock

     A summary of redeemable convertible preferred stock issued and outstanding is as follows:

                                                                   LIQUIDATION
                                                       SHARES      PREFERENCE
                                                      ---------    -----------
Series A............................................    250,000    $   500,000
Series B............................................    556,669      1,670,000
Series C............................................  4,289,634     10,638,261
Series D............................................  2,467,310      9,869,205
                                                      ---------    -----------
                                                      7,563,613    $22,677,466
                                                      =========    ===========

     In 1994, the Company issued Series A and B redeemable convertible preferred stock for cash at $2.00 and $3.00 per share, respectively. In October 1994, the Company acquired certain intellectual property rights in exchange for 50,000 shares of the Company's Series Z convertible preferred stock valued at $2.00 per share. During 1996, the Company converted two outstanding notes and related accrued interest totalling $460,913 into 83,195 shares of Series Z convertible preferred stock.

     In August 1995, the Company received approximately $6.9 million in net proceeds from the issuance of 2,808,702 shares of Series C redeemable convertible preferred stock at $2.48 per share. Pursuant to the terms of certain promissory notes, the Company converted $502,676 of principal and accrued interest into 202,692 shares of Series C redeemable convertible preferred stock at $2.48 per share. In April 1996, upon the achievement of certain milestones, the Company received an additional $3.1 million in net proceeds from the issuance of an additional 1,278,240 shares of Series C redeemable convertible preferred stock at $2.48 per share.

     In November 1996, the Company received approximately $9.9 million in net proceeds from the issuance of 2,467,310 shares of Series D redeemable convertible preferred stock at $4.00 per share.


     At the option of the holder, the shares of Series A, B, C and D redeemable convertible preferred stock and Series J and Z convertible preferred stock are convertible at any time into common stock on a one-for-four basis, subject to certain anti-dilution adjustments. The preferred shares automatically convert into common stock upon the earlier of: 1) the closing of an underwritten public offering of common stock at not less than $16.00 per common share and an aggregate offering price of not less than $12 million or 2) the written election of at least 70% of the preferred stockholders. The preferred stockholders have voting rights equal to the common shares they would own upon conversion. The Company has reserved 7,563,613 shares of common stock for issuance upon conversion of the Series A, B, C and D redeemable convertible preferred stock.



     The Company's Certificate of Incorporation provides for redemption of Series A, B, C and D redeemable convertible preferred stock at any time after December 31, 1998, at the request of at least 70% of the holders of such series. The redemption price is equal to the original issue price plus any declared but unpaid dividends.


     The preferred shareholders are entitled to noncumulative annual dividends of $0.16, $0.24, $0.20, $0.32 and $0.16 per share of Series A, B, C and D redeemable convertible preferred stock and Series Z convertible preferred stock, respectively, if and when such dividends are declared by the Board of Directors. No dividends have been declared to date.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



     In connection with employment agreements, certain employees received options to purchase the Company's Series J convertible preferred stock exercisable upon the achievement of certain milestones. Some of the milestones were met during 1997, and the remainder were met in the first quarter of 1998, and in connection therewith, the Company issued 58,125 shares of Series J convertible preferred stock to the employees.


  1995 Stock Option/Stock Issuance Plan


     In 1995, the Board of Directors adopted the 1995 Stock Option/Stock Issuance Plan (the 1995 Plan), under which 2,355,069 shares of common stock are reserved for issuance upon exercise of options or stock issuances by the Company to certain employees of and consultants to the Company. Under the stock option program, options may be designated as incentive stock options or nonstatutory stock options. Options under the 1995 Plan have a term of up to ten years from the date of grant. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant. Options generally vest over four to five years.



     The Company recorded $1,773,973 of deferred compensation for options granted during the year ended December 31, 1997, representing the difference between the option exercise price and management's estimate of the fair value for financial statement presentation purposes. Management's estimate of fair value of the common stock was based upon the sale of Series D Preferred Stock completed in November 1996 and the sale of common stock to Elan/Athena and ImClone in October 1997. Between the dates of these equity sales, management's estimate of the fair value of common stock was periodically increased as the Company signed collaborative agreements, hired key personnel, and achieved scientific progress on its research programs, including the completion of the Universal Informer Library. The Company is amortizing the deferred compensation over the vesting period of the options. The Company recorded $191,651 of compensation expense during the year ended December 31, 1997 and $110,409 during the three months ended March 31, 1998. Certain employees have elected to purchase the underlying shares prior to vesting. The Company has the option to repurchase, at the original issue price, any unvested shares in the event of termination of service. At March 31, 1998, 779,625 shares were subject to repurchase by the Company.



  1997 Stock Incentive Plan



     The Company's 1997 Stock Incentive Plan (the 1997 Plan) is intended to serve as the successor equity incentive program to the Company's 1995 Plan. The 1997 Plan was adopted by the Board of Directors and the stockholders on October 7, 1997 and will become effective upon completion of the initial public offering contemplated by this Prospectus. A total of 1,072,170 shares of Common Stock have been authorized for issuance under the 1997 Plan. Under the 1997 Plan, options may be designated as incentive stock options or nonstatutory stock options. Options under the 1997 Plan have a term of up to 10 years from the date of grant. The exercise price of options shall be fixed by the plan administrator, but shall not be less than 100% of the fair market value per share of common stock on the option grant dates. Under the 1997 Plan, selected employees and consultants may be issued shares of common stock at no less than 100% of the fair market value on the date of grant. The vesting schedule for each share issuance is determined by the Board of Directors as Plan Administrator.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



  1997 Employee Stock Purchase Plan



     The 1997 Employee Stock Purchase Plan (the Purchase Plan) was adopted by the Board of Directors and the stockholders on October 7, 1997 and will become effective upon completion of the initial public offering contemplated by this Prospectus. A total of 150,000 shares of Common Stock have been authorized for issuance under the Purchase Plan. The Purchase Plan permits eligible employees of the Company to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions. Payroll deductions may not exceed 10% of the participant's base salary, and the purchase price will not be less than 85% of the lower of the fair market value of the stock at either the beginning or the end of the semi-annual intervals.



     Information with respect to the 1995 Plan is as follows:



                                                                     WEIGHTED
                                                                     AVERAGE
                                                      SHARES      EXERCISE PRICE
                                                    ----------    --------------
Granted...........................................     562,980        $0.30
  Exercised.......................................          --           --
  Canceled........................................          --           --
                                                    ----------
Balance at December 31, 1995......................     562,980         0.30
  Granted.........................................     531,479         0.30
  Exercised.......................................     (72,589)        0.30
  Canceled........................................     (12,536)        0.30
                                                    ----------
Balance at December 31, 1996......................   1,009,334         0.30
  Granted.........................................     721,543         2.79
  Exercised.......................................  (1,210,310)        0.45
  Canceled........................................     (32,471)        0.34
                                                    ----------
Balance at December 31, 1997......................     488,096         3.56
                                                    ----------
  Granted.........................................      17,000         8.00
  Exercised.......................................          --           --
  Canceled........................................          --           --
                                                    ----------        -----
Balance at March 31, 1998.........................     505,096        $3.70
                                                    ==========        =====



     At March 31, 1998, options to purchase 505,096 shares were exercisable and 567,074 shares remain available for grant.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



     Following is a further breakdown of the options outstanding as of March 31, 1998:



                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                    WEIGHTED      WEIGHTED                  EXERCISE
             RANGE OF                                AVERAGE      AVERAGE                   PRICE OF
             EXERCISE                 OPTIONS       REMAINING     EXERCISE     OPTIONS       OPTIONS
              PRICES                OUTSTANDING   LIFE IN YEARS    PRICE     EXERCISABLE   EXERCISABLE
             --------               -----------   -------------   --------   -----------   -----------
$0.30 -- $0.40                         88,250         7.95         $0.33        88,250        $0.33
$1.00                                  27,500         9.30          1.00        27,500         1.00
$2.00 -- $3.00                         16,875         7.56          2.74        16,875         2.74
$4.00 -- $5.00                        315,716         6.15          4.16       315,716         4.16
$8.00                                  56,755         9.71          8.00        56,755         8.00
                                      -------         ----         -----       -------        -----
                                      505,096         7.09         $3.70       505,096        $3.70
                                      =======         ====         =====       =======        =====



     Adjusted pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of SFAS No. 123. The fair value for these options was estimated at the date of grant using the "Minimum Value" method for option pricing with the following assumptions for 1995, 1996 and 1997: risk-free interest rates of 6.50%; dividend yield of 0%; and a weighted-average expected life of the options of five years.


     For purposes of adjusted pro forma disclosures, the estimated fair value of the options are amortized to expense over the vesting period. The Company's adjusted pro forma information is as follows:


                                                                                  THREE
                                                                                 MONTHS
                                                                                  ENDED
                                             YEAR ENDED DECEMBER 31,            MARCH 31,
                                     ---------------------------------------   -----------
                                        1995          1996          1997          1998
                                     -----------   -----------   -----------   -----------
Adjusted pro forma net loss........  $(6,678,067)  $(5,137,253)  $(4,376,686)  $  (706,366)
Adjusted pro forma basic net loss
  per share........................  $     (2.93)  $     (0.92)  $     (0.50)  $     (0.07)



     The weighted-average fair value of options granted during 1995, 1996 and 1997 was $0.08, $0.08, and $0.72, respectively and for the first three months of 1998 was $8.00.



     The pro forma effect on net loss for 1995, 1996, 1997 and 1998 is not likely to be representative of the pro forma effects on reported net income or loss in future years because these amounts reflect less than four years of vesting.


  Warrants


     At March 31, 1998, the Company has issued warrants to purchase an aggregate of 130,728 shares of redeemable convertible preferred stock at prices ranging from $2.00 to $2.48 per share. The warrants are exercisable in whole or in part through various dates.


     The Company also has issued warrants to purchase 8,750 shares of common stock at $0.30 per share. The warrants are exercisable in whole or in part at any time at or prior to June 2000.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)


6. NOTES RECEIVABLE FROM EMPLOYEE/STOCKHOLDERS


     During 1995, the Company lent $150,000 to an employee and stockholder for the purchase of a residence in connection with the individual's employment agreement. The note bears interest at approximately 5.8% and matures on the earlier of (i) September 5, 2000, (ii) 30 days following cessation of employment, (iii) 180 days following the date at which the Company completes a successful initial public offering of shares of its common stock, or (iv) the date on which more than 50% of the Company's outstanding shares of common stock are acquired by a single purchaser or a group of purchasers. The note is secured by 87,500 shares of the Company's common stock owned by the employee at the date of the note, plus any capital stock thereafter acquired.


     In August 1996, the Company lent $66,125 to an employee for relocation in connection with employment, which is secured by a deed of trust. The loan is represented by a promissory note which is due and payable on the earlier of August 28, 1999 or the occurrence of certain events, such as expiration of the 30-day period following the date the individual ceases to be a full time employee of the Company. The loan bears no interest, and principal payments of $22,000 have been made to date.


     During 1997, the Company instituted an employee loan program whereby the proceeds of the loan are used to purchase common stock from the exercise of the employee's stock options. Under the program, the employee pays 25% of the total exercise price, and the Company loans the employee the remaining 75% of the purchase price. The loans bear interest at an adjustable rate that is the minimum rate allowable by the Internal Revenue Service, subject to quarterly adjustments by the Company. The loans will be repaid through 3 equal payments on the first three anniversary dates of the loan. The Company has $419,061 in loans outstanding at December 31, 1997 and March 31, 1998.


7. COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENTS


  Athena Neurosciences, Inc., a wholly owned subsidiary of Elan Corporation, plc



     In October 1997, the Company entered into a collaborative agreement with Athena Neurosciences, Inc. (Elan/Athena), a wholly owned subsidiary of Elan Corporation, plc providing for a three-year program to discover novel therapeutic compounds for treatment of central nervous system conditions. The first project was initiated upon signing of this collaboration agreement, with a second project authorized in March 1998. Additionally, in March 1998, Elan/Athena purchased an option for an additional target not previously covered by the agreement. The agreement provides for Elan/ Athena's access to the Universal Informer Library as deemed necessary by the research management committee composed of Elan/Athena and CombiChem representatives. Under the agreement, Elan/Athena paid an up-front project initiation fee and agreed to provide research funding and milestone payments upon the achievement of pre-determined objectives. Elan/Athena will also make royalty payments on worldwide sales of products resulting from the collaboration. The agreement may be terminated by either party 90 days following an uncured material breach or by Elan/Athena after the one-year anniversary upon 90 days prior written notice. In connection with the collaborative agreement, Elan International Services Ltd., an affiliate of Elan/Athena, purchased 1,000,000 shares of Common Stock for $8.0 million. In addition, Elan International Services Ltd., a stockholder of CombiChem, and a wholly owned subsidiary of Elan Corporation, plc (whose wholly owned subsidiary, Athena Neurosciences, Inc. is a collaborative partner of CombiChem), has expressed an interest in

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



acquiring approximately $2 million of the shares of Common Stock offered hereby at the initial public offering price.



  ImClone Systems Incorporated



     In October 1997, the Company entered into a collaborative agreement with ImClone Systems Incorporated (ImClone) providing for a two-year program to identify and characterize novel small molecule inhibitors to multiple targets for development in oncology. The agreement provides for ImClone's access to the Company's Universal Informer Library and Virtual Library under the supervision of the research management committee composed of representatives of the Company and ImClone. Under the terms of the agreement, ImClone will provide the Company with research support payments, milestone payments upon the achievement of certain program objectives and royalties on worldwide product sales of therapeutic products that may arise out of the collaboration. The agreement may be terminated by either party 90 days following an uncured material breach or by ImClone within 30 days prior to the one-year anniversary by providing 90 days' prior written notice. In connection with the collaborative agreement, ImClone purchased 250,000 shares of Common Stock for $2.0 million.



  Roche Bioscience, a division of Syntex (U.S.A.) Inc.



     In October 1996, the Company entered into a collaborative agreement with Roche Bioscience providing for a broad two-year program to perform research against three initial targets, including a protein-protein interaction, an enzyme and a receptor, with an option to add additional targets. Roche Bioscience can elect one of the approaches -- lead generation, lead evolution or lead optimization -- for each research program against each collaboration target. A program may be initiated at any time during the term of the collaboration, thereby extending the term to allow for completion of each program. Under the agreement, Roche Bioscience paid an up-front project initiation fee to CombiChem and agreed to provide research funding and to make milestone payments upon the achievement of certain preclinical and clinical milestones. Roche Bioscience will make royalty payments on worldwide sales of products resulting from the collaboration. Upon completion of the first year of the agreement, Roche Bioscience may terminate the collaboration at any time upon six months' prior written notice. Certain special conditions could also allow Roche Bioscience to terminate with 45 days' prior written notice.


  Sumitomo Pharmaceuticals Co., Ltd.


     In August 1997, the Company entered into a collaborative agreement with Sumitomo Pharmaceuticals Co. Ltd. (Sumitomo) providing for a two-year lead evolution program on a target that is believed to play a fundamental role in osteoarthritis and rheumatoid arthritis. Under the agreement, Sumitomo paid an up-front project initiation fee and agreed to provide research funding and milestone payments upon the achievement of certain preclinical and clinical milestones. Sumitomo will make royalty payments on worldwide sales of products resulting from the collaboration. Sumitomo may extend the research period for up to four successive six-month periods upon mutual agreement. The agreement may be terminated by either party 90 days following an uncured material breach.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



  Teijin Limited



     In March 1996, the Company entered into a collaborative agreement with Teijin Limited (Teijin) providing for a one-year program on a G-protein coupled receptor target. In March 1997, the Company and Teijin amended their agreement to extend the collaboration for an additional year. While the initial focus of the collaboration was lead optimization, the effort was redirected to lead evolution during the course of the research. Under the agreement, Teijin paid an up-front project initiation fee to CombiChem and agreed to provide research funding and milestone payments upon the achievement of certain preclinical and clinical milestones. Teijin also committed internal resources to the discovery effort. Teijin will make royalty payments on products resulting from the collaboration. CombiChem retains the rights to the compounds arising under this collaboration in North and South America; Teijin has rights to these compounds in Asia and Europe with a right of first negotiation to acquire CombiChem's rights. Under the original agreement, either party may terminate the agreement in the event of a material breach remaining uncured for 60 days. As of March 31, 1998, the Company has successfully concluded its research phase and delivered lead candidates to Teijin for further development. As this development process continues, CombiChem expects to receive additional payments from Teijin if certain milestones are met.


8. BENEFIT PLAN


     The Company sponsors a benefit plan which covers employees who meet certain age and service requirements. Employees may contribute a portion of their earnings each plan year subject to certain Internal Revenue Service limitations. The Company made no discretionary contributions to the plan for the years ended December 31, 1995, 1996 and 1997 or the three months ended March 31, 1998.


9. INCOME TAXES


     At December 31, 1997, the Company had federal and California income tax net operating loss carryforwards of approximately $15,411,000 and $15,517,000, respectively.



     The federal and California tax loss carryforwards will begin to expire in 2009 and 2002, respectively, unless previously utilized. The Company also has federal and California research tax credit carryforwards of approximately $379,000 and $275,000, respectively, which will begin to expire in 2010 unless previously utilized. The Company also has a federal foreign tax credit carryforward of approximately $200,000, which will expire in 2002 unless previously utilized.


     Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited because of cumulative changes in ownership of more than 50% which occurred during 1995. However, the Company does not believe such limitation will have a material effect upon the utilization of these carryforwards.

                                COMBICHEM, INC.
                         NOTES TO FINANCIAL STATEMENTS



                               DECEMBER 31, 1997



                (Information subsequent to December 31, 1997 and


            pertaining to March 31, 1998 and the three-month periods


                  ended March 31, 1997 and 1998 is unaudited)



     Significant components of the Company's deferred tax assets are shown below. A valuation allowance, which was increased by $2,211,000 in 1997, has been recognized to offset the deferred tax assets as of December 31, 1996 and 1997 as realization of such assets is uncertain.



                                                    DECEMBER 31,
                                      -----------------------------------------
                                         1995           1996           1997
                                      -----------    -----------    -----------
Deferred tax assets:
  Net operating loss
     carryforwards..................  $ 2,651,000    $ 4,792,000    $ 6,325,000
  Research and development
     credits........................      179,000        198,000        558,000
  Foreign tax credit................           --             --        200,000
  Other, net........................       29,000        122,000        240,000
                                      -----------    -----------    -----------
          Total deferred tax
            assets..................    2,859,000      5,112,000      7,323,000
Valuation allowance for deferred tax
  assets............................   (2,859,000)    (5,112,000)    (7,323,000)
                                      -----------    -----------    -----------
Net deferred tax assets.............  $        --    $        --    $        --
                                      ===========    ===========    ===========



     The Company recorded foreign tax expense of $200,000 for the year ended December 31, 1997 for taxes payable to a Japanese tax authority resulting from the revenue recognized on the Sumitomo collaboration.



10. SUBSEQUENT EVENTS



  New Collaborative Research and Development Agreement



     In March 1998, the Company entered into a collaborative agreement with ICOS Corporation (ICOS) providing for a lead evolution project on an undisclosed target. Under the agreement, ICOS receives exclusive global rights to develop and market any products resulting from the collaboration. CombiChem is to receive an up-front project initiation fee, research funding, payments upon achievement of certain milestones and royalty payments on any product sales. The lead evolution project terminates on August 31, 2000. The agreement may be terminated by either party 90 days following an uncured material breach.

                   [DEPICTIONS OF ACTIVE SITES AND COMPOUNDS]


     Using only the structures of compounds screened against a known HIV protease target, CombiChem's Discovery Engine(TM) has generated a hypothesis (a computational model), as depicted here, which illustrates potentially important characteristics of the HIV protease active binding site.



     X-ray crystallography has determined the actual three-dimensional structure of the active binding site of the HIV protease target, as shown here.



     In this example, CombiChem's computer-generated hypothesis has identified certain important characteristics of the HIV protease active binding site as demonstrated by the lock-and-key structural fit depicted in this overlay.

                                    [CHART]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.


Registration fee............................................  $   10,194
Nasdaq National Market fee..................................      87,000
NASD fee....................................................       3,864
Blue Sky fees and expenses..................................      10,000
Printing and engraving expenses.............................     230,000
Legal fees and expenses.....................................     335,000
Accounting fees and expenses................................     190,000
Transfer Agent and Registrar fees...........................       5,000
Miscellaneous expenses......................................     128,942
                                                              ----------
          TOTAL.............................................  $1,000,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

     Article VII, Section 1 of the Restated Bylaws of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.


     As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.


     The Company has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

     The Company has purchased directors' and officers' liability insurance. The Company intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

     The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since September 30, 1994, the Company has sold and issued the following unregistered securities (which numbers have not been adjusted for the one-for-four reverse stock split effected in October 1997).


 (1) From September 30, 1994 to March 31, 1998, the Company issued an aggregate of 7,512,036 options to purchase Common Stock with exercise prices ranging from $0.062 to $2.00 per share under the Predecessor Plan and an aggregate of 5,131,596 shares of Common Stock were issued through the exercise of options granted under the Predecessor Plan for an aggregate exercise price of $527,216. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Benefit Plans" in the form of the Prospectus included herein.



 (2) On October 14, 1994, the Company issued 200,000 shares of Series Z Preferred Stock to Sydney Brenner for an aggregate consideration of $100,000.


 (3) On October 18, 1994, the Company issued 500,000 shares of Common Stock to Robert A. Curtis, former Chief Executive Officer of the Company, at $.01 per share, of which 229,160 were vested as of the date of the termination of his employment in October 1995.

 (4) On October 18, 1994, the Company issued an aggregate of 2,500 shares of Common Stock to one investor for an aggregate consideration of $25.

 (5) On November 1, 1994, the Company issued an aggregate of 400,000 shares of Series A Preferred Stock to certain funds advised by Sequoia Capital for an aggregate consideration of $200,000.


 (6) On November 1, 1994, the Company issued an aggregate of 100,000 shares of Common Stock to certain venture funds advised by Sequoia Capital for an aggregate consideration of $5,000.



 (7) On November 8, 1994, the Company issued an aggregate of 175,000 shares of Common Stock to one investor for an aggregate consideration of $8,750.



 (8) On November 18, 1994, the Company issued an aggregate of 10,000 shares of Common Stock to one investor for an aggregate consideration of $500.

 (9) From November 23, 1994 through January 15, 1995, the Company issued an aggregate of 2,226,667 shares of Series B Preferred Stock to certain funds advised by Sequoia Capital, Forward Ventures II, L.P. and an individual investor for an aggregate consideration of $1,670,000.


(10) In December 1994, the Company issued a warrant to purchase 83,655 shares of Series Z Preferred Stock to Comdisco, Inc. at an exercise price of $0.50 per share in connection with an equipment lease financing.

(11) From January 1, 1995 through April 24, 1995, the Company issued an aggregate of 130,000 shares of Common Stock to eight investors for an aggregate consideration of $9,750.

(12) On March 20, 1995, the Company issued an aggregate of 400,000 shares of Common Stock to The Scripps Research Institute for an aggregate consideration of $40,000.

(13) From April 25, 1995 through July 30, 1995, the Company issued an aggregate of 650,000 shares of Common Stock to three investors for an aggregate consideration of $48,750.

(14) On June 15, 1995, the Company issued a warrant to purchase 35,000 shares of Common Stock to LJL BioSystems, Inc. at an exercise price of $0.075.

(15) In connection with an asset purchase agreement dated August 4, 1995, the Company issued an aggregate of 332,777 shares of Series Z Preferred Stock to Molecular Simulations, Inc. from June 1996 through July 1996 in consideration for certain technology rights.

(16) On August 5, 1995, the Company issued 6,000 shares of Common Stock to Ken Rubenstein at $.075 per share in connection with a consulting agreement.

(17) On August 17, 1995, August 25, 1995 and September 11, 1995, the Company issued an aggregate of 12,045,576 shares of Series C Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $7,468,257.

(18) On August 17, 1995, the Company issued warrants to purchase 120,968 shares of Series C Preferred Stock at an exercise price of $0.62 per share.

(19) On September 7, 1995, the Company issued 8,065 shares of Series C Preferred Stock to one investor for an aggregate consideration of $5,000.

(20) In December 1995, the Company issued an aggregate of 232,500 shares of Series J Preferred Stock to three employees upon the exercise of options to purchase Series J Preferred Stock at an exercise price of $0.10.

(21) On April 9, 1996, the Company issued an aggregate of 5,104,845 shares of Series C Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $3,165,003.

(22) In April 1996 and June 1996, the Company issued warrants to purchase an aggregate of 240,321 shares of Series C Preferred Stock to Comdisco, Inc. at an exercise price of $0.62 per share in connection with an equipment lease financing.

(23) In May 1996, the Company issued warrants to purchase an aggregate of 112,903 shares of Series Z Preferred Stock to Silicon Valley Bank and MMC/GATX Partnership No. 1 at an exercise price of $0.62 per share in connection with an equipment lease financing.

(24) On November 15, 1996, the Company issued an aggregate of 9,869,205 shares of Series D Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $9,869,205.

(25) On January 23, 1997, the Company issued an aggregate of 5,000 shares of Common Stock to one investor at $0.10 per share pursuant to a Restricted Stock Issuance Agreement for an aggregate consideration of $500.

(26) On June 11, 1997, the Company issued an aggregate of 40,000 shares of Common Stock to one investor at $0.075 per share for an aggregate consideration of $4,000.

(27) On July 1, 1997, the Company issued an aggregate of 45,000 shares of Common Stock to the University of Pittsburgh for technology rights valued at $11,250.

(28) On October 7, 1997, the Company issued an aggregate of 50,000 shares of Common Stock to two investors for past services rendered to the Company.

(29) On October 10, 1997, the Company issued an aggregate of 1,000,000 shares of Common Stock to ImClone Systems Incorporated in conjunction with a collaboration agreement.

(30) On October 15, 1997, the Company issued an aggregate of 4,000,000 shares of Common Stock to Elan International Services Ltd., in conjunction with a collaboration agreement.

     The sales and issuances of securities in the above transactions were deemed to be exempt under the Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
 1.1++      Form of Underwriting Agreement.
 3.1++      Certificate of Incorporation of the Company, as amended.
 3.2++      Form of Amended and Restated Certificate of Incorporation of
            the Company to become effective immediately prior to the
            Offering.
 3.3++      Bylaws of the Company, as amended.
 3.4++      Form of Restated Bylaws of the Company to be effective upon completion of the Offering.
 4.1++      Form of Certificate for Common Stock.
 5.1++      Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
10.1++      Preferred Stock Purchase Agreement for Series A Preferred
            Stock between the Company and Forward Ventures II, L.P.,
            dated August 26, 1994.
10.2++      Preferred Stock Purchase Agreement for Shares of Series Z
            Preferred Stock between the Company and Sydney Brenner,
            dated October 14, 1994.
10.3++      Stock Purchase Agreement for Shares of Series A Preferred
            Stock and Common Stock between the Company and the investors listed on Exhibit A thereto, dated November 1, 1994.
10.4++      Stock Purchase Agreement Series B Preferred Stock between
            the Company and the purchasers listed on Exhibit A thereto, dated November 29, 1994.
10.5++      Series C Preferred Stock Purchase Agreement between the
            Company and the purchasers listed on Schedule A thereto,
            dated August 17, 1995.
10.6++      Stock Purchase Agreement for Series C Preferred Stock
            between the Company and Todd Schmidt dated September 7,
            1995.

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
10.7*++     Supplemental Purchase Agreement between the Company and the purchasers on Schedule A thereto, dated April 8, 1996.
10.8*++     Series D Preferred Stock Purchase Agreement between the
            Company and the purchasers listed on Schedule A thereto,
            dated November 15, 1996.
10.9++      Amended and Restated Investors' Rights Agreement between the
            Company and the stockholders listed on Schedule A thereto, dated November 15, 1996.
10.10++     Series J Preferred Stock Purchase Agreement between the
            Company and Steve Teig, dated June 10, 1997.
10.11++     Series J Preferred Stock Purchase Agreement between the
            Company and Jonathan Greene, dated June 11, 1997.
10.12++     Series J Preferred Stock Purchase Agreement between the
            Company and Andrew Smellie, dated June 11, 1997.
10.13++     Warrant Agreement to Purchase Shares of the Series Z
            Preferred Stock, as amended between the Company and
            Comdisco, Inc., dated December 20, 1994.
10.14++     Common Stock Purchase Warrant between the Company and LJL
            BioSystems, Inc., dated June 15, 1995.
10.15++     Form of Warrant to Purchase Shares of Series C Preferred
            Stock between the Company and the purchasers listed on
            Schedule A thereto, dated August 17, 1995.
10.16++     Form of Warrant Agreement to Purchase Shares of Series C
            Preferred Stock of the Company, between the Company and
            Comdisco, Inc. in the amounts listed on Schedule A thereto.
10.17++     Form of Warrant to Purchase Shares of Series Z Preferred
            Stock between the Company and the purchasers listed on
            Schedule A thereto, dated May 20, 1996.
10.18++     Master Lease Agreement with the Company and Comdisco Inc., dated November 6, 1994, Schedule VL-1, dated November 11,
            1994, Schedule VL-2 dated April 15, 1996 and Schedule VL-3 dated April 15, 1996.
10.19*++    Collaboration Agreement between the Company and Teijin
            Limited, dated March 29, 1996, as amended.
10.20*++    Collaborative Research and License Agreement between the
            Company and Roche Bioscience, dated October 25, 1996.
10.21*++    Research and Technology Development Agreement between the
            Company and Sumitomo Pharmaceuticals Co., Ltd., dated August
            18, 1997.
10.22*++    Collaborative Research and License Agreement between the
            Company and ImClone Systems Incorporated, dated October 10,
            1997.
10.23*++    Collaborative Research and License Agreement between the
            Company and Athena Neurosciences, Inc., dated October 15,
            1997.
10.24++     Full Recourse Secured Promissory Note and Stock Pledge
            Agreement between the Company and Peter Myers, dated
            September 5, 1995.
10.25++     Promissory Note Secured by Deed of Trust between the Company and John Saunders, dated August 30, 1996.
10.26++     Promissory Note between the Company and Vicente Anido, Jr., dated February 24, 1997.
10.27++     Pledge Agreement between the Company and Vicente Anido, Jr., dated February 24, 1997.
10.28++     Promissory Note Secured by Stock Pledge Agreement between
            the Company and Vicente Anido, Jr., dated June 6, 1997
10.29++     Stock Pledge Agreement between the Company and Vicente
            Anido, Jr., dated June 6, 1997.
10.30++     Employment Agreement with Peter Myers, dated March 1, 1995.

EXHIBIT
 NUMBER                             DESCRIPTION
--------                            -----------
10.31++     Employment Agreement with John Saunders, dated January 1,
            1996.
10.32++     Employment Agreement with Steven Teig, dated July 1, 1995.
10.33++     Employment Agreement with Vicente Anido, Jr., dated March
            14, 1996.
10.34++     Employment Agreement with Lee R. McCracken, dated May 13,
            1996.
10.35++     Employment Letter with Karin Eastham, dated March 14, 1997.
10.36++     Standard Industrial/Commercial Single-Tenant Lease between the Company and Campson Corporation, dated December 22,
            1995.
10.37++     Standard Office Lease-Full Service between the Company and
            Nearon Enterprises, LLC, dated October 24, 1996.
10.38++     Lease Agreement between Harbor Investment Partners and the
            Company, dated October 6, 1997.
10.39++     1995 Stock Option/Stock Issuance Plan.
10.40++     1995 Stock Option/Stock Issuance Plan Form of Notice of
            Grant.
10.41++     1995 Stock Option/Stock Issuance Plan Form of Stock Option
            Agreement.
10.42++     1995 Stock Option/Stock Issuance Plan Form of Stock Purchase
            Agreement.
10.43++     1995 Stock Option/Stock Issuance Plan Form of Restricted
            Stock Issuance Agreement.
10.44++     1997 Stock Incentive Plan.
10.45++     1997 Employee Stock Purchase Plan.
10.46++     Form of Indemnification Agreement between the Company and
            each of its directors.
10.47++     Form of Indemnification Agreement between the Company and
            each of its officers.
10.48++     1997 Stock Incentive Plan Form of Notice of Grant of Stock
            Option
10.49++     1997 Stock Incentive Plan Form of Stock Option Agreement
10.50++     1997 Stock Incentive Plan Form of Addendum to Stock Option
            Agreement (Involuntary Termination Following Corporate
            Transaction/Change in Control)
10.51++     1997 Stock Incentive Plan Form of Addendum to Stock Option
            Agreement (Limited Stock Appreciation Right)
10.52++     1997 Stock Incentive Plan Form of Stock Issuance Agreement
10.53++     1997 Stock Incentive Plan Form of Addendum to Stock Issuance
            Agreement (Involuntary Termination Following Corporate
            Transaction/Change in Control)
10.54++     1997 Stock Incentive Plan Form of Notice of Grant of
            Automatic Stock Option (Initial Grant)
10.55++     1997 Stock Incentive Plan Form of Notice of Grant of
            Automatic Stock Option (Annual Grant)
10.56++     1997 Stock Incentive Plan Form of Automatic Stock Option
            Agreement
10.57++     1997 Employee Stock Purchase Plan Form of Stock Purchase
            Agreement
11.1        Statement of Computation of pro forma net loss per share.
23.1++      Consent of Brobeck, Phleger & Harrison LLP (contained in
            their opinion filed as Exhibit 5.1).
23.2        Consent of Ernst & Young LLP, Independent Auditors.
24.1++      Power of Attorney (see page II-8).
27.1        Financial Data Schedule.


---------------

++ Previously filed with the Commission.

* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

     (b) Financial Statement Schedules included separately in the Registration Statement.

     All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 6 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 7th day of April, 1998.


                                          COMBICHEM, INC.

                                          By:    /s/ VICENTE ANIDO, JR.
                                            ------------------------------------
                                                     Vicente Anido, Jr.
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                 TITLE                       DATE
              ---------                                 -----                       ----

        /s/ VICENTE ANIDO, JR.          President, Chief Executive Officer and  April 7, 1998
--------------------------------------  Director (Principal Executive Officer)
         (Vicente Anido, Jr.)

                                                  Vice President of             April 7, 1998
          /s/ KARIN EASTHAM              Finance and Administration and Chief
--------------------------------------  Financial Officer (Principal Financial
           (Karin Eastham)                     and Accounting Officer)

                  *                       Chairman of the Board and Director    April 7, 1998
--------------------------------------
           (Pierre Lamond)

                  *                                    Director                 April 7, 1998
--------------------------------------
           (Peter L. Myers)

                  *                                    Director                 April 7, 1998
--------------------------------------
        (Philippe O. Chambon)

                  *                                    Director                 April 7, 1998
--------------------------------------
           (Arthur Reidel)

                  *                                    Director                 April 7, 1998
--------------------------------------
           (William Scott)


By:     /s/ VICENTE ANIDO, JR.
    ----------------------------------
           Vicente Anido, Jr.,
             Attorney-in-fact

                                 EXHIBIT INDEX

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
 NUMBER                             DESCRIPTION                                 PAGE
--------                            -----------                             ------------
 1.1++      Form of Underwriting Agreement.
 3.1++      Certificate of Incorporation of the Company, as amended.
 3.2++      Form of Amended and Restated Certificate of Incorporation of
            the Company to become effective immediately prior to the
            Offering.
 3.3++      Bylaws of the Company, as amended.
 3.4++      Form of Restated Bylaws of the Company to be effective upon completion of the Offering.
 4.1++      Form of Certificate for Common Stock.
 5.1++      Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.
10.1++      Preferred Stock Purchase Agreement for Series A Preferred
            Stock between the Company and Forward Ventures II, L.P.,
            dated August 26, 1994.
10.2++      Preferred Stock Purchase Agreement for Shares of Series Z
            Preferred Stock between the Company and Sydney Brenner,
            dated October 14, 1994.
10.3++      Stock Purchase Agreement for Shares of Series A Preferred
            Stock and Common Stock between the Company and the investors listed on Exhibit A thereto, dated November 1, 1994.
10.4++      Stock Purchase Agreement Series B Preferred Stock between
            the Company and the purchasers listed on Exhibit A thereto, dated November 29, 1994.
10.5++      Series C Preferred Stock Purchase Agreement between the
            Company and the purchasers listed on Schedule A thereto,
            dated August 17, 1995.
10.6++      Stock Purchase Agreement for Series C Preferred Stock
            between the Company and Todd Schmidt dated September 7,
            1995.
10.7*++     Supplemental Purchase Agreement between the Company and the purchasers on Schedule A thereto, dated April 8, 1996.
10.8*++     Series D Preferred Stock Purchase Agreement between the
            Company and the purchasers listed on Schedule A thereto,
            dated November 15, 1996.
10.9++      Amended and Restated Investors' Rights Agreement between the
            Company and the stockholders listed on Schedule A thereto, dated November 15, 1996.
10.10++     Series J Preferred Stock Purchase Agreement between the
            Company and Steve Teig, dated June 10, 1997.
10.11++     Series J Preferred Stock Purchase Agreement between the
            Company and Jonathan Greene, dated June 11, 1997.
10.12++     Series J Preferred Stock Purchase Agreement between the
            Company and Andrew Smellie, dated June 11, 1997.
10.13++     Warrant Agreement to Purchase Shares of the Series Z
            Preferred Stock, as amended between the Company and
            Comdisco, Inc., dated December 20, 1994.
10.14++     Common Stock Purchase Warrant between the Company and LJL
            BioSystems, Inc., dated June 15, 1995.
10.15++     Form of Warrant to Purchase Shares of Series C Preferred
            Stock between the Company and the purchasers listed on
            Schedule A thereto, dated August 17, 1995.

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
 NUMBER                             DESCRIPTION                                 PAGE
--------                            -----------                             ------------
10.16++     Form of Warrant Agreement to Purchase Shares of Series C
            Preferred Stock of the Company, between the Company and
            Comdisco, Inc. in the amounts listed on Schedule A thereto.
10.17++     Form of Warrant to Purchase Shares of Series Z Preferred
            Stock between the Company and the purchasers listed on
            Schedule A thereto, dated May 20, 1996.
10.18++     Master Lease Agreement with the Company and Comdisco Inc., dated November 6, 1994, Schedule VL-1, dated November 11,
            1994, Schedule VL-2 dated April 15, 1996 and Schedule VL-3 dated April 15, 1996.
10.19*++    Collaboration Agreement between the Company and Teijin
            Limited, dated March 29, 1996, as amended.
10.20*++    Collaborative Research and License Agreement between the
            Company and Roche Bioscience, dated October 25, 1996.
10.21*++    Research and Technology Development Agreement between the
            Company and Sumitomo Pharmaceuticals Co., Ltd., dated August
            18, 1997.
10.22*++    Collaborative Research and License Agreement between the
            Company and ImClone Systems Incorporated, dated October 10,
            1997.
10.23*++    Collaborative Research and License Agreement between the
            Company and Athena Neurosciences, Inc., dated October 15,
            1997.
10.24++     Full Recourse Secured Promissory Note and Stock Pledge
            Agreement between the Company and Peter Myers, dated
            September 5, 1995.
10.25++     Promissory Note Secured by Deed of Trust between the Company and John Saunders, dated August 30, 1996.
10.26++     Promissory Note between the Company and Vicente Anido, Jr., dated February 24, 1997.
10.27++     Pledge Agreement between the Company and Vicente Anido, Jr., dated February 24, 1997.
10.28++     Promissory Note Secured by Stock Pledge Agreement between
            the Company and Vicente Anido, Jr., dated June 6, 1997
10.29++     Stock Pledge Agreement between the Company and Vicente
            Anido, Jr., dated June 6, 1997.
10.30++     Employment Agreement with Peter Myers, dated March 1, 1995.
10.31++     Employment Agreement with John Saunders, dated January 1,
            1996.
10.32++     Employment Agreement with Steven Teig, dated July 1, 1995.
10.33++     Employment Agreement with Vicente Anido, Jr., dated March
            14, 1996.
10.34++     Employment Agreement with Lee R. McCracken, dated May 13,
            1996.
10.35++     Employment Letter with Karin Eastham, dated March 14, 1997.
10.36++     Standard Industrial/Commercial Single-Tenant Lease between the Company and Campson Corporation, dated December 22,
            1995.
10.37++     Standard Office Lease-Full Service between the Company and
            Nearon Enterprises, LLC, dated October 24, 1996.
10.38++     Lease Agreement between Harbor Investment Partners and the
            Company, dated October 6, 1997.
10.39++     1995 Stock Option/Stock Issuance Plan.
10.40++     1995 Stock Option/Stock Issuance Plan Form of Notice of
            Grant.

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
 NUMBER                             DESCRIPTION                                 PAGE
--------                            -----------                             ------------
10.41++     1995 Stock Option/Stock Issuance Plan Form of Stock Option
            Agreement.
10.42++     1995 Stock Option/Stock Issuance Plan Form of Stock Purchase
            Agreement.
10.43++     1995 Stock Option/Stock Issuance Plan Form of Restricted
            Stock Issuance Agreement.
10.44++     1997 Stock Incentive Plan.
10.45++     1997 Employee Stock Purchase Plan.
10.46++     Form of Indemnification Agreement between the Company and
            each of its directors.
10.47++     Form of Indemnification Agreement between the Company and
            each of its officers.
10.48++     1997 Stock Incentive Plan Form of Notice of Grant of Stock
            Option
10.49++     1997 Stock Incentive Plan Form of Stock Option Agreement
10.50++     1997 Stock Incentive Plan Form of Addendum to Stock Option
            Agreement (Involuntary Termination Following Corporate
            Transaction/Change in Control)
10.51++     1997 Stock Incentive Plan Form of Addendum to Stock Option
            Agreement (Limited Stock Appreciation Right)
10.52++     1997 Stock Incentive Plan Form of Stock Issuance Agreement
10.53++     1997 Stock Incentive Plan Form of Addendum to Stock Issuance
            Agreement (Involuntary Termination Following Corporate
            Transaction/Change in Control)
10.54++     1997 Stock Incentive Plan Form of Notice of Grant of
            Automatic Stock Option (Initial Grant)
10.55++     1997 Stock Incentive Plan Form of Notice of Grant of
            Automatic Stock Option (Annual Grant)
10.56++     1997 Stock Incentive Plan Form of Automatic Stock Option
            Agreement
10.57++     1997 Employee Stock Purchase Plan Form of Stock Purchase
            Agreement
11.1        Statement of Computation of pro forma net loss per share.
23.1++      Consent of Brobeck, Phleger & Harrison LLP (contained in
            their opinion filed as Exhibit 5.1).
23.2        Consent of Ernst & Young LLP, Independent Auditors.
24.1++      Power of Attorney (see page II-8).
27.1        Financial Data Schedule.


---------------

++ Previously filed with the Commission.

* Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.